    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                             REALNAMES CORPORATION

             (Exact name of registrant as specified in its charter)
                           --------------------------

           DELAWARE                          7379                  94-3917934
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                          2 CIRCLE STAR WAY, 2ND FLOOR
                              SAN CARLOS, CA 94070
                                 (650) 298-8080

              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                           --------------------------

                              JAMES N. STRAWBRIDGE
                           EXECUTIVE VICE PRESIDENT,
                   CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER
                             REALNAMES CORPORATION
                          2 CIRCLE STAR WAY, 2ND FLOOR
                              SAN CARLOS, CA 94070
                                 (650) 298-8080

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

          MARK A. BERTELSEN                           BROOKS STOUGH
            JOSE F. MACIAS                       GUNDERSON DETTMER STOUGH
   WILSON SONSINI GOODRICH & ROSATI        VILLENEUVE FRANKLIN & HACHIGIAN, LLP
       PROFESSIONAL CORPORATION                   155 CONSTITUTION DRIVE
          650 PAGE MILL ROAD                   MENLO PARK, CALIFORNIA 94025
     PALO ALTO, CALIFORNIA 94304                      (650) 321-2400
            (650) 493-9300

                           --------------------------

        Approximate date of commencement of proposed sale to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                     Title of Each Class of                       Proposed Maximum Aggregate            Amount of
                  Securities to be Registered                          Offering Price(1)            Registration Fee
Common Stock, par value $0.001 per share........................          $80,500,000                    $22,379

(1) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act, and computed pursuant to Rule 457(o) of the Securities Act.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED               , 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                         SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

REALNAMES CORPORATION IS OFFERING SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE
ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $       AND
$       PER SHARE.

                              -------------------

WE HAVE APPLIED TO LIST OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "NAME."

                              -------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                              -------------------

                                PRICE $  A SHARE

                              -------------------

                                                                            UNDERWRITING
                                                          PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                           PUBLIC           COMMISSIONS          REALNAMES
                                                     ------------------  ------------------  ------------------
PER SHARE..........................................  $                   $                   $
TOTAL..............................................  $                   $                   $

REALNAMES HAS GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL
      SHARES TO COVER OVER-ALLOTMENTS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS ON
             , 1999.

                              -------------------

MORGAN STANLEY DEAN WITTER

      HAMBRECHT & QUIST

             ROBERTSON STEPHENS

                    PAINEWEBBER INCORPORATED

                           WIT CAPITAL CORPORATION

             , 1999

Inside Front Cover:
[Graphic depicting the various URLs, or web addresses, required to locate a specific website using traditional web navigation juxtaposed with the one Internet Keyword required to get to the same web site.]

Gatefold:
[Graphic depicting how a web user can use the RealNames Service to navigate to desired content on the Internet. This graphic includes depictions of the web user, the logos of distributors of the RealNames Service, the RealNames routers and a variety of possible Internet Keyword results, including logos of some RealNames customers.]

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           4
Risk Factors...................................           7
Use of Proceeds................................          23
Dividend Policy................................          23
Preemptive Rights..............................          23
Capitalization.................................          24
Dilution.......................................          26
Selected Financial Data........................          28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          29

                                                    PAGE
                                                    -----
Business.......................................          41
Management.....................................          61
Related Party Transactions.....................          72
Principal Stockholders.........................          74
Description of Capital Stock...................          77
Shares Eligible for Future Sale................          80
Underwriters...................................          82
Legal Matters..................................          84
Experts........................................          84
Where You Can Find More Information............          85
Index to Financial Statements..................         F-1

                            ------------------------
    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, the "Company," "we," "us" and "our" refer to RealNames Corporation.
                            ------------------------

    Except as set forth in the financial statements or as otherwise specified, all information in this prospectus is based on the following assumptions:

    - the conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering;

    - the filing of our amended and restated certificate of incorporation immediately prior to the effectiveness of this registration statement;

    - no exercise of warrants or other rights to purchase shares of common stock that are outstanding on, or may be issued after, June 30, 1999; and

    - no exercise of the underwriters' over-allotment option.

    RealNames and RealNames Service are among the servicemarks we own. This prospectus includes other marks we own as well as trade names, servicemarks and trademarks of other companies.
                            ------------------------

    We have made some statements in this prospectus, including some under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere, which constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot provide any assurances about future results, levels of activity, performance, or achievements.
                            ------------------------

    UNTIL             , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

                             REALNAMES CORPORATION

    RealNames has developed a new addressing system based on Internet Keywords that simplifies navigation on the Internet. Internet Keywords are generally intuitive, familiar words and phrases, such as company, product, brand and personal names. They can be used instead of search engines, directories and uniform resource locators, or URLs, to navigate directly from any point on the Internet that recognizes Internet Keywords. The purpose of Internet Keywords is to simplify Internet navigation for users and to allow companies to promote their brands as direct connections to their web pages. Internet Keywords were available to more than 60% of U.S. Internet users, as measured by August 1999 Media Metrix data. This is as a result of being integrated into search engines, directories and portals such as AltaVista, DogPile, GO Network, LookSmart and MSN. Furthermore, Internet Keyword functionality is integrated into Microsoft's Internet Explorer 5.0, which Stat Market estimates, as of September 30, 1999, to have a greater than 30% share of the installed base of web browsers. Some of our current customers using Internet Keywords include Amazon.com, Beyond.com, eBay, Eddie Bauer, Federal Express, Ford, Homestore.com, MGM, priceline.com and Specialized Bicycles.

    As Internet use continues to increase, the number of web pages is also likely to increase. Network Solutions reported an increase in its cumulative net registrations of domain names from approximately 1.0 million at June 30, 1997 to approximately 5.3 million at June 30, 1999. In addition, International Data Corporation, or IDC, expects the number of web pages worldwide to grow from 925 million in 1998 to 8 billion by 2002. As the number of web pages grows, the URLs associated with those pages are becoming longer and more complex to remain unique. As a result, URLs are becoming less intuitive and more difficult to remember, making them an inefficient means of locating specific Internet resources and reaching online customers, businesses and communities. For example, Internet users that would like to navigate directly to the Honda Accord web page through its URL must input the lengthy web address WWW.HONDA2000.COM/ MODELS/ACCORD_SEDAN/INDEX.HTML. Internet users have instead often turned to search engines and directories. However, while search engines are extremely useful for research on a particular topic, they traditionally have not been efficient as direct navigation tools because they generate many results, only one of which, if any, is the web page to which the user wants to navigate.

    URLs have also generally been ineffective in promoting online brand identity. The limitations of navigating with URLs have created a challenge for companies seeking to bring their offline brands and identities onto the Internet and have made it difficult for them to promote their online existence to viewers, listeners and readers of their offline marketing activities. Just as domain names replaced long, difficult to remember numerical addresses for email, there is a need for something to replace long, difficult to remember URLs for web pages. We believe that there is a clear market opportunity for a third party that can build and manage an efficient global Internet navigation system that is more intuitive and user-friendly and leverages well-developed offline brands and identities.

    The RealNames Service, using Internet Keywords, allows users to efficiently navigate to the online location of companies, brands, products and people and enables companies to leverage their well-developed offline brands and identities. Internet Keywords operate on the RealNames platform, a new layer of Internet infrastructure that is designed to provide an intuitive navigation interface that hides complex and lengthy URLs. With the advent of Internet Keywords, users that would like to navigate directly to the Honda Accord web page can do so by simply typing "Honda Accord" in any Internet Keyword-enabled environment. To avoid many of the problems of the current domain name system, we manage the assignment of Internet Keywords with the goal of avoiding misdirection of users and misappropriation of trademarks and trade names.

    Our objective is to establish Internet Keywords as the de facto standard for Internet navigation and the RealNames platform as the standard for the proliferation and use of Internet Keywords. In order to expand our reach and to achieve ubiquity of access to Internet Keyword navigation, we intend to leverage existing, and aggressively pursue additional, distribution relationships with Internet browser providers, as well as providers of search, directory, e-commerce, portal and content services worldwide. To drive user adoption, we enter into co-marketing arrangements with some of our customers and offer free Personal Keywords through several community web sites. In addition, we have begun a significant marketing campaign to create awareness of Internet Keywords and to incent users to adopt Internet Keywords. We also intend to grow our customer base through a multi-tiered selling effort, to expand internationally, to add functionality to the RealNames Service and to develop and promote policy and technical standards for Internet Keyword navigation.

    We were incorporated in Delaware in November 1996. Our principal executive office is located at 2 Circle Star Way, 2(nd) Floor, San Carlos, California 94070, and our telephone number is (650) 298-8080.

                                  THE OFFERING

Common stock offered........................        shares
Common stock to be outstanding after this
  offering..................................        shares
Use of proceeds.............................  For general corporate purposes, including expansion of operations, working capital,
                                              product development and other corporate
                                              expenses.
Proposed Nasdaq National Market symbol......  NAME

    The number of shares of common stock to be outstanding referenced above is based on shares outstanding as of June 30, 1999 and includes 15,677,778 shares of our Series C convertible preferred stock issued in August 1999. This number excludes the following:

- 1,351,833 shares of common stock issuable upon exercise of outstanding options on June 30, 1999 at a weighted average exercise price of $.66 per share;

- 595,453 shares of common stock reserved for future issuances under our stock plans on June 30, 1999;

- 8,500,000 shares of common stock reserved for future issuances under our stock plans that were approved by our board of directors after June 30, 1999;

- 1,271,735 shares of common stock issuable upon exercise of fully vested warrants on June 30, 1999 at an exercise price of $2.09 per share;

- 2,967,444 shares of common stock issuable upon exercise of unvested warrants on June 30, 1999 at exercise prices ranging from $2.64 to $3.77 per share;

- 2,924,991 shares of common stock reserved for issuance under an agreement to issue warrants to purchase common stock on June 30, 1999 at exercise prices ranging from $2.09 to $6.78 per share; and

- shares we are required to offer to a stockholder under a previous contractual commitment, concurrently with the completion of this offering at a
  price of $      per share, assuming an initial public offering price of $
  per share.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    This summary financial data has been derived from the following:

    - our audited financial statements and related notes for the period from November 19, 1996, the date of our inception, to December 31, 1997 and the year ended December 31, 1998 included elsewhere in this prospectus; and

    - our unaudited financial statements for the six months ended June 30, 1998 and June 30, 1999 included elsewhere in this prospectus.

    You should read the information set forth below in conjunction with our financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                               SIX MONTHS ENDED JUNE
                                                      NOVEMBER 19, 1996                                 30,
                                                   (DATE OF INCEPTION) TO      YEAR ENDED      ----------------------
                                                      DECEMBER 31, 1997     DECEMBER 31, 1998    1998        1999
                                                   -----------------------  -----------------  ---------  -----------
                                                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.........................................         $      --             $     537      $      --   $   1,059
Cost of revenues.................................                --                   556             --         702
                                                            -------               -------      ---------  -----------
Gross profit (loss)..............................                --                   (19)            --         357
Operating expenses:
    Engineering and operations...................             1,000                 1,165            345       1,859
    Sales and marketing..........................                81                 2,458            667       3,495
    General and administrative...................               103                 1,640            314       1,752
    Stock-based compensation.....................                --                   691            103       4,465
                                                            -------               -------      ---------  -----------
      Total operating expenses...................             1,184                 5,954          1,429      11,571
                                                            -------               -------      ---------  -----------
Loss from operations.............................            (1,184)               (5,973)        (1,429)    (11,214)
Net loss.........................................            (1,176)               (5,879)        (1,391)    (11,044)
Net loss per share, basic and diluted............         $    (.31)            $    (.40)     $    (.09)  $    (.75)
Weighted average shares, basic and diluted.......             3,768                14,742         14,737      14,820
Pro forma net loss per share, basic and diluted
  (unaudited)....................................                               $    (.26)                 $    (.30)
Pro forma weighted average shares, basic and
  diluted (unaudited)............................                                  22,348                     36,548

                                                                                              JUNE 30, 1999
                                                                                  -------------------------------------
                                                                                                          PRO FORMA AS
                                                                                   ACTUAL     PRO FORMA     ADJUSTED
                                                                                  ---------  -----------  -------------
                                                                                               (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.....................................................  $   4,058   $  73,648
  Working capital...............................................................      1,868      71,458
  Total assets..................................................................      9,226      78,816
  Total stockholders' equity....................................................      5,312      74,902

    The balance sheet data table set forth above summarizes our balance sheet data as of June 30, 1999:

    - on an actual basis;

    - on a pro forma basis, giving effect to our sale of 15,667,778 shares of Series C convertible preferred stock in August 1999 and the conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering; and

    - on a pro forma as adjusted basis, giving effect to the sale of shares of common stock in this offering at an assumed initial public
      offering price of $      per share after deducting estimated underwriting
      discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

    THIS OFFERING AND AN INVESTMENT IN OUR COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK. OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED IF ANY OF THE FOLLOWING RISKS WERE TO MATERIALIZE. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

    OUR SUCCESS IS HIGHLY UNCERTAIN BECAUSE OUR BUSINESS MODEL IS NOVEL AND UNPROVEN AND WE HAVE OPERATED OUR BUSINESS FOR ONLY A SHORT PERIOD OF TIME.

    Because we were incorporated in November 1996 and only began offering the RealNames Service in March 1998, we have an extremely limited operating history on which investors can evaluate our business and prospects. Specifically, we only recently began generating revenues from the following sources:

    - fixed-priced, annual Internet Keyword subscription fees in July 1998;

    - price per visit Internet Keyword fees in January 1999;

    - license fees for routing prefixes in the RealNames platform in June 1999; and

    - price per transaction Internet Keyword fees in August 1999.

    Because we have not demonstrated our ability to generate significant revenue, our business model is unproven, especially with respect to platform license fees for routing prefixes from Keyword Providers. Keyword Providers are companies to which we have assigned a unique routing prefix on the RealNames platform allowing them to assign their own Internet Keywords using that prefix. Keyword Providers generally pay us a license fee for access to our platform, and we expect these fees will constitute the majority of our revenues for the foreseeable future.

    We believe that our business model is not only unproven but novel. We cannot learn from the experience of similar companies, and as a result we have been required to deploy our service, or a particular pricing model, and to learn from our own experience. Given that we have very little history with deployment, we have very limited insight into trends and uncertainties that may emerge and affect our business. Internet Keywords may not achieve or sustain market acceptance, the market for our services may develop more slowly than expected or become saturated with competitors, or we may not be able to sustain or increase our current pricing levels.

    To achieve success, we must, among other things:

    - change the behavior of a large base of Internet users from relying on search engines and URLs to find a web page to relying on Internet Keywords to navigate directly to a web page;

    - maintain and add relationships with distribution partners that effectively implement the RealNames Service;

    - expand our base of paying customers that adopt Internet Keywords;

    - ensure that our Internet Keywords meet the expectations of Internet users in navigating to desired web pages;

    - maintain our relationships with existing Keyword Providers and develop new Keyword Provider relationships;

    - persuade our customers to include Internet Keywords as part of their offline and online marketing campaigns;

    - ensure our subscribers renew their Internet Keyword subscriptions;

    - expand quickly into international markets;

    - increase the number and effectiveness of resellers of subscriptions for our Internet Keywords;

    - develop and maintain a reputation as a trusted, neutral third party in our industry and the Internet community;

    - anticipate changes in, and adapt to, a new and developing market;

    - respond effectively to competitive pressures;

    - continue to enhance the functionality and services offered through the RealNames platform; and

    - attract, retain and motivate qualified personnel.

    A potential investor in our common stock should carefully consider the risks and difficulties frequently encountered by companies in an early stage of development, as well as the risks we face due to our participation in a new and rapidly evolving market, and our attempt to execute on a new and untested business model. Our business model may not be successful, or we may not successfully overcome the risks associated with this business model. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information on our limited operating history.

    WE HAVE NEVER BEEN PROFITABLE, AND WE EXPECT SIGNIFICANT LOSSES AND INCREASES IN OUR OPERATING EXPENSES FOR THE FORESEEABLE FUTURE.

    We have never been profitable. We incurred net losses of approximately $1.2 million for the period from inception, November 19, 1996, to December 31, 1997, $5.9 million in 1998 and $11.0 million for the six months ended June 30, 1999. As of June 30, 1999, we had an accumulated deficit of $18.1 million. We expect to have increasing net losses and negative cash flows for the foreseeable future. This is due in part to significant revenue share arrangements with our distribution partners, substantial marketing commitments and commissions paid to our subscription resellers. The size of these net losses will also depend, in part, on the rate of growth in our revenues from licenses fees and Internet Keyword subscriptions, especially in proportion to the rate of growth in our operating expenses. We intend to increase our operating expenses substantially as we:

    - increase our sales, marketing and other promotional efforts, including implementation of aggressive co-marketing arrangements with our Keyword Providers to promote awareness of Internet Keywords;

    - continue to develop our technology and the RealNames platform;

    - increase our general and administrative functions to support our growing operations; and

    - expand into international markets.

    With these increased expenses, we will need to generate significant additional revenues to achieve profitability. However, the sources from which we expect to derive our most significant revenue are new and unproven and, accordingly, are subject to unusually high risk. As a result, it is possible that we will never achieve profitability. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. If we do not achieve or sustain profitability in the future, then we may be unable to continue our operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information about our current and expected losses and expected increases in operating expenses.

    WE EXPECT OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY. IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK IS LIKELY TO DECLINE.

    We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are listed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Most of these factors are not within our control. As a result, we believe that quarterly comparisons of our operating results are not necessarily meaningful and that investors should not rely on the results of any quarter as an indication of our future performance. In particular, revenue growth in any quarter is not indicative of revenue growth to be expected in future quarters.

    We base our expenses in large part on our projections of our future revenues. However, it is very difficult to forecast our revenues due to our extremely limited operating history and unproven business model. Our revenues are also difficult to forecast because we derive, and expect to continue to derive, a significant portion of our revenues in any period from license fees from a small number of Keyword Providers. Therefore, if we lose or have to defer license fee revenue from one or more of these agreements in any period, we would likely have a significant shortfall in revenue in that period. Because most of our expenses are fixed in the short term, if our revenues are lower than we project in a period, we likely will not be able to reduce spending proportionally in the same period. As a result, any significant shortfall in revenues in any period would likely have an immediate, negative impact on our operating results and cash flows in that period.

    We believe it is likely that, in the future, fluctuations in our quarterly operating results will cause our operating results to fall below the expectations of securities analysts and investors, which would likely cause the price of our common stock to drop.

    WE RELY ON RELATIONSHIPS WITH OUR DISTRIBUTION PARTNERS TO EXTEND THE REACH OF THE REALNAMES SERVICE, AND THE FAILURE TO RETAIN THESE PARTNERS OR ADD NEW DISTRIBUTION PARTNERS WOULD LIKELY HARM OUR BUSINESS.

    To achieve success, we must maintain our relationships with our current distribution partners and establish new distribution partnerships. Internet Keywords are currently available to a large number of Internet users worldwide as a result of our relationships with companies that distribute our Internet Keywords through their Internet services or software applications. These distribution partners implement our service in their browsers, portals, search engines, directories or other web services, allowing users access to Internet Keywords. Most of our distribution contracts, however, have a term of only two years and may be canceled by the distributor without cause after as little as 30 days' notice. In addition, our contract with Microsoft does not require Microsoft to implement our service in Internet Explorer 5.0 or its other applications and services. Rather, Microsoft can implement the RealNames Service at its sole discretion. As a result, if we are unable to offer value to our partners during the term of these contracts, or if our partners choose a competitor's service over our service, or if they decide to develop their own services similar to ours, they likely will not renew, or may even terminate, their contracts with us. If we do not obtain renewals of a sufficient number of our distribution contracts, or if Microsoft chooses to discontinue the implementation of our service into Internet Explorer 5.0 or its other complementary products and services, the number of Internet users having access to Internet Keywords will decrease, customers will be less likely to find the service valuable and our business will be harmed. Even if our distribution contracts are renewed, they may be renewed on terms, including revenue sharing terms, less favorable than the original contract, or new distribution relationships may be entered into on terms less favorable than current distribution relationships. In either such event, our operating results would likely be adversely impacted as it would be more costly or less profitable to maintain those distribution relationships. In addition, if we do not establish new distribution partnerships, we will not be able to extend the reach of the RealNames Service, and we may not achieve success. In particular, some of the companies we have targeted as potential distribution partners may see us as a threat to their business models, which focus on driving traffic to, and keeping users at, their web sites. As a result, these and other companies may choose not to enter into distribution relationships with us, which could reduce or eliminate any growth of our business.

    IF OUR DISTRIBUTION PARTNERS DO NOT EFFECTIVELY IMPLEMENT THE REALNAMES SERVICE, IT MAY DISCOURAGE ADOPTION BY INTERNET USERS AND RESULT IN THE LOSS OF CUSTOMERS.

    It is our objective that the RealNames Service be implemented effectively by each of our distribution partners. Effective implementation has several components, including:

    - recognition by the distribution partner of all Internet Keywords, including those supplied by Keyword Providers, unpaid Internet Keywords, foreign language Internet Keywords, and Personal Keywords provided to individuals at no cost to identify personal web pages;

    - prominent display of Internet Keywords among search and directory results;

    - direct communication with our routers in order to ensure that the distribution partner has accurate and up-to-date Internet Keyword data; and

    - a stable distribution platform with uninterrupted performance.

    Many of our customers subscribe to Internet Keywords in the belief that their Internet Keywords will be available through the command line of widely-used Internet browsers or will be prominently displayed among search results. Although we seek to ensure that our service is effectively implemented, we must work with or persuade a number of our distribution partners to improve their implementation of our service. However, some of our distribution partners, including Microsoft, do not recognize all Internet Keywords, and some do not communicate directly with our routers. As a result, these distribution partners do not make available to their users all of the Internet Keywords in our master database or do not make data updates to our master database immediately available to their users. Moreover, some of our distribution partners do not display Internet Keywords prominently among search results, which significantly reduces the likelihood that such Internet Keywords will be used. One of our distribution partners also recently experienced a significant interruption in its service, which prevented the use of Internet Keywords through this partner's service during the period of interruption. Failure to improve implementation with these distribution partners, or poor implementation by future distribution partners, could discourage adoption of our service by Internet users or reduce its attractiveness to our customers, which could reduce our revenues, increase our losses and otherwise harm our business.

    OUR BUSINESS WILL NOT GROW IF WE ARE UNABLE TO CHANGE THE BEHAVIOR OF A LARGE BASE OF INTERNET USERS AND CONVINCE THEM TO NAVIGATE THE INTERNET USING INTERNET KEYWORDS.

    We will be successful only if a large number of Internet users adopt our Internet Keywords as the preferred method for Internet navigation. For years, users seeking to navigate the Internet have relied primarily on search engines, directories, bookmarks and hyperlinks without Internet Keyword functionality rather than the command line of an Internet browser application. Those relatively few users that have navigated from the browser command line have done so using URLs. As a result, Internet users are accustomed to these traditional ways of navigating the Internet and may not be aware of, or be willing to try, a new and alternative navigation system. Even those willing to try Internet Keywords may find it difficult to break old habits and adopt Internet Keywords as their primary tool for navigation. It is difficult, therefore, to predict the extent and rate of user adoption of our Internet Keywords. Widespread acceptance of our Internet Keywords may not occur, particularly as traditional means of navigation, such as search engines and directory services, become more precise in their search results. If a large number of Internet users do not accept Internet Keywords as the preferred method for Internet navigation, we may be unable to establish or maintain distribution relationships and customers may be unwilling to pay for Internet Keywords, in which case our revenues are likely to decrease, our losses are likely to increase, and our business is unlikely to grow.

    IF OUR INTERNET KEYWORDS DO NOT MEET THE EXPECTATIONS OF OUR USERS, WE WILL BE UNABLE TO GROW OUR BUSINESS.

    In order to be successful, we must ensure positive user experiences with Internet Keywords. Specifically, Internet Keywords must quickly and reliably direct users to the web sites to which they expect to be directed. Although there are hundreds of millions of web pages, there are currently only approximately 500,000 Internet Keywords in our database. As a result, users might expect that certain words or phrases would be Internet Keywords, only to be disappointed if such words or phrases are not Internet Keywords. Moreover, the assignment of Internet Keywords is in some cases highly subjective. Therefore, some Internet Keywords may direct users to a destination that does not meet their own subjective expectation. The risk of not meeting user expectations is particularly pronounced for generic terms and even for non-generic words or terms if there are two or more equally likely expectations. For example, "United" could serve as an Internet Keyword for United Airlines, United Parcel Service, United Way, United Van Lines, United Artists or others. In addition, regional and national differences in brand prominence and familiarity may also make it difficult to satisfy user expectations in all areas. We believe the risk of not meeting user expectations will be even more difficult to manage as we expand our service into foreign language character sets. In any of these cases, users' attempts to use intuitive words to find common products or brands might produce results inconsistent with their expectations, which might cause them to reduce or discontinue their use of Internet Keywords.

    We believe it is equally important to ensure maximum reliability, speed and constant availability of our service. If the RealNames platform experiences speed, reliability or availability problems, it would likely lead to slow, inaccurate or no results and would frustrate users. The reliability of our service depends in significant part on the efforts of customers, distributors and Keyword Providers, over which we have little or no control. For example, if our customers generally fail to report changes in web page locations and if we are unable to detect these changes, Internet Keyword users will be frustrated by dead links. Our distribution partners have also experienced, and are likely to again experience, reliability problems which adversely impact the availability of Internet Keywords to users. In addition, some of our distribution partners do not directly communicate with our routers, which delays data updates to these partners and may adversely impact a user's experience. Finally, a user's experience will in some cases be dictated by our Keyword Providers, and we are depending on our current and future Keyword Providers to manage and maintain their keyword systems in a manner that meets user expectations. If we fail to satisfy our users' expectations for any or all of the above reasons, we will be unlikely to achieve the user adoption that we need to attract and retain customers and distribution partners and to grow our business.

    OUR SUCCESS DEPENDS ON OUR RELATIONSHIPS WITH A SMALL NUMBER OF KEYWORD PROVIDERS.

    Revenues from a small number of Keyword Providers, predominantly from license fees, accounted for a substantial majority of our total revenues in the quarter ended June 30, 1999. We expect that these revenues will continue to comprise a majority of our total revenues for the foreseeable future. Our agreements with Keyword Providers typically have a limited term and may be cancelled prior to the end of the term. Further, we may not be able to maintain our existing pricing levels for licenses with Keyword Providers. If additional businesses do not enter into Keyword Provider license agreements with us, or if current Keyword Providers cancel their existing license agreements or fail to renew them upon expiration, or if pricing levels for licenses decline, our business will not grow as expected and our revenue would likely decline. It may be difficult to get additional Keyword Provider customers since the expense of Internet Keywords is likely not included in their existing marketing budgets. We may not be successful in convincing potential customers that they should divert marketing dollars from other projects to Internet Keywords. In addition, we may find that our current Keyword Provider customers had special circumstances or particularly compelling reasons for adopting our navigation system. We may not attract additional Keyword Provider customers that readily recognize the value of, or see the need for, our navigation system. If we experience any of these problems, it would likely result in lost or reduced revenue.

    Because we do not control the individual keyword systems of our Keyword Provider customers, we rely on these customers to manage and maintain their keyword systems in a manner that meets the expectations of users. Specifically, we depend on these Keyword Providers to maintain Internet Keywords that deliver users to the web pages they expect and to ensure that their systems are reliable, fast and constantly available. Failure of our Keyword Provider customers to maintain their systems in a manner that meets user expectations could reflect poorly on our service and discourage user adoption of Internet Keywords generally, which could limit or eliminate our ability to grow our business.

    OUR SUCCESS DEPENDS ON DERIVING REVENUE FROM THE SUBSCRIPTION AND RENEWAL OF INTERNET KEYWORDS.

    We rely on sales of subscriptions of Internet Keywords for a significant portion of our revenue. Our fixed-priced Internet Keyword subscriptions generally have terms of one year and can be renewed after that time. Similarly, our price per visit, or PPV, and price per transaction, or PPT, subscriptions are typically of a short duration and may generally be canceled without cause before the end of the term. We may not be able to maintain our existing pricing levels for fixed-priced annual subscriptions, PPV or PPT Internet Keyword subscriptions. In particular, for our PPV and PPT Internet Keyword subscriptions, which are negotiated on a case-by-case basis, we may agree to below average pricing if we expect large traffic volume, much as a traditional supplier would give a volume discount to a large customer. In addition, it may be difficult to get additional Internet Keyword subscription customers since the expense of Internet Keywords is likely not included in their existing marketing budgets. We may not be successful in convincing potential customers that they should divert marketing dollars from other projects to Internet Keywords. Further, to ensure a positive user experience we have established hundreds of thousands of Internet Keywords directing users to web pages hosted by many businesses and organizations that have not yet subscribed for such Internet Keywords, in essence allowing a "free ride" from which we derive no revenue. We may never receive revenue from these companies and organizations, even if we make them aware that their Internet Keywords may be removed from the RealNames Service. If businesses and organizations do not subscribe for Internet Keywords or cancel or fail to renew their Internet Keyword subscriptions, or if pricing levels for such subscriptions decline, our results of operations and cash flow would likely be harmed.

    WE DEPEND ON THE EFFORTS OF OUR RESELLERS TO SELL INTERNET KEYWORD SUBSCRIPTIONS.

    In addition to sales from our own web site, we depend on the efforts of reseller partners such as Network Solutions to sell annual, fixed-priced Internet Keyword subscriptions and to provide qualified customer referrals. These partners expand the availability of Internet Keywords by providing us access to potential customers and allowing these potential customers to subscribe to Internet Keywords from numerous locations on the web. As a result, we must maintain our existing reseller relationships and continue to develop additional reseller relationships in order to increase subscription sales and customer acquisition. However, as we establish additional relationships with Internet Keyword resellers, we face the risk that competition among our resellers for Internet Keyword subscriptions will impede our ability to sign up additional resellers or discourage our existing resellers from promoting the sale of Internet Keyword subscriptions. Moreover, even if we are successful in establishing widespread reseller relationships, our resellers may not adequately promote our service so as to generate increased subscription sales. If we fail to establish additional or maintain our current reseller relationships, or if our resellers do not effectively promote and sell Internet Keyword subscriptions, our revenue may decline, and our losses may increase.

    WE WILL BE UNABLE TO GROW OUR BUSINESS IF OUR MARKETING EFFORTS ARE UNSUCCESSFUL IN CREATING AWARENESS AND ENCOURAGING TRIAL AND ADOPTION OF INTERNET KEYWORDS.

    In order to ensure adoption of Internet Keywords on a significant scale, we must, among other things, attract large numbers of new distribution partners, customers and users. One crucial step in our achievement of these goals is development of a strong identity for, and widespread recognition of, Internet

Keywords and the RealNames brand. We need large numbers of people to associate Internet Keywords with using familiar, intuitive words and phrases to link them to their desired Internet destinations and to understand the benefits of our approach to Internet navigation. To achieve this objective, we have begun a major marketing campaign to increase awareness, trial and adoption of Internet Keywords. However, our marketing efforts may not be successful. Among other things, buying meaningful advertising space or time in most forms of popular media is expensive, and this advertising space or time can be difficult to obtain even if we can afford the expense. For example, television advertising time for popular shows and events is often bought well in advance of airing. Even if we are successful in purchasing meaningful advertising space or time in popular media, our advertisements and promotions may not be effective in creating awareness and encouraging trial and adoption of Internet Keywords. If our marketing efforts are unsuccessful in creating awareness and encouraging trial and adoption of Internet Keywords, we will be unable to grow our business.

    OUR SUCCESS WILL DEPEND IN PART ON THE INCORPORATION OF INTERNET KEYWORDS INTO TRADITIONAL ADVERTISING.

    We believe that a large part of the value of Internet Keywords is the ability to drive traffic to a company's web pages based on its brand equity previously established through traditional advertising. We believe that as companies include Internet Keywords as part of their traditional advertising, as many companies do now with their domain names, demand for Internet Keywords by other companies will increase. As a result, we believe that our success will depend in part on our customers' incorporation of their Internet Keywords into their traditional offline advertising. We must convince these customers and their advertising agencies to incorporate Internet Keywords as part of their marketing campaigns and to devote a portion of their marketing budgets to the promotion of their Internet Keywords. We have little or no experience with this process, and therefore we may not be successful in achieving these objectives. Furthermore, we may find that some companies and brands prefer the ".com" label provided by domain names as opposed to Internet Keywords to draw attention to their web presence, especially if they are devoting significant resources promoting such a label. If we are unable to convince customers to incorporate Internet Keywords into their marketing campaigns, our ability to grow our business will likely be limited.

    IF WE CANNOT MAINTAIN THE STABILITY AND UNINTERRUPTED PERFORMANCE OF THE REALNAMES PLATFORM, OUR BUSINESS WILL BE SEVERELY HARMED.

    We depend heavily on our own internal computer and communication systems and the integrity of the electronic systems supporting the Internet. It is important that the RealNames platform handle Internet Keyword navigation requests within a fraction of a second in order to provide a positive user experience. It is equally important that the RealNames platform scale in size to handle millions of Internet Keywords and that it handle an unlimited number of routers and navigation requests without sacrificing speed or stability. Heavy stress placed on the RealNames platform by increased navigation requests, a greater number of Internet Keywords or additional routers could cause our systems to operate at unacceptably low speeds or to fail. If our systems or any other systems in the navigation process, such as those of our distribution partners, slow down significantly or fail even for a short time, users could suffer delays which may result in unsatisfactory user experiences, and may ultimately lead to the loss of customers or reduced adoption of Internet Keywords by users. We have experienced such system failures and degradation in the past, and we could experience future system failures and degradations. The RealNames platform will not operate appropriately if any of the following events occur:

    - a subsystem, component or software failure;

    - a power or telecommunications failure; or

    - an earthquake, fire or other natural disaster.

    If any of the above events occur, we may not be able to prevent an extended systems failure since we currently lack a complete disaster recovery system. Any such system downtime or failure could discourage user adoption, result in loss of customers or revenues and damage our distribution relationships, any of which would harm our business.

    GOVERNMENT REGULATION OF THE ASSIGNMENT AND USE OF INTERNET KEYWORDS COULD SEVERELY HARM OUR BUSINESS.

    It is possible that the U.S. government or other governments may attempt to regulate the process of assigning and subscribing to Internet Keywords, especially if we are perceived as inadequately managing the process. If governments become involved in this process, we could encounter many difficulties. For example, governments may adopt regulations and policies that could:

    - eliminate or severely restrict our role in the assignment of Internet Keywords;

    - create a public perception that we lack authority to continue in our role in assigning Internet Keywords;

    - create additional steps and procedures in our current and future administration of the process;

    - create general instability in the administration of Internet Keywords;

    - adversely affect the pricing for Internet Keywords; or

    - facilitate additional competition.

    Regulations having any of these effects could severely harm our business.

    IF WE FAIL TO ESTABLISH OURSELVES AS A NEUTRAL THIRD PARTY WITH REGARD TO OUR DISTRIBUTION AND RESELLER PARTNERS, AS WELL AS OUR CUSTOMERS AND USERS, IT IS LIKELY THAT WE WILL LOSE DISTRIBUTION AND RESELLER PARTNERS, USERS AND CUSTOMERS.

    Two important components of our business strategy are to expand our reach on the Internet by establishing additional distribution and reseller relationships and to grow our customer base. In order to effectively execute these elements of our strategy, it is important that our distribution and reseller partners perceive us as a neutral third party in setting the terms of our contracts. In particular, distribution and reseller partners who offer similar reach may want substantially similar terms from us, possibly on a retroactive basis as we sign up additional partners. As a result, we may need to extend such terms in order to establish as many strategic partnerships as possible, which could harm our business or adversely impact our operating results to the extent such terms are not favorable to us.

    In addition, it is important that our customers, users and distribution partners perceive us as a neutral third party in assigning Internet Keywords and in maintaining the integrity of our Internet Keyword data. This process will be particularly difficult for us if and when we assign so-called "generic" Internet Keywords such as "cars" to a particular party. Even more than common brand names, generic Internet Keywords could be appropriately assigned to multiple parties, leading to potential conflict with customers, partners and potential customers once assigned to only one party. If we are unable to establish ourselves as a neutral third party, it is possible that we would lose users, customers and distribution partners and lose the support of the Internet community more generally.

    RAPID GROWTH IN OUR OPERATIONS IS PLACING A SIGNIFICANT STRAIN ON OUR RESOURCES, AND FAILURE TO MANAGE THIS GROWTH COULD DISRUPT OUR OPERATIONS.

    We are currently experiencing a period of rapid expansion in our personnel, infrastructure, facilities, relationships with third parties, assignment of Internet Keywords, and the use of the RealNames Service. For example, the number of our employees grew from 57 at December 31, 1998 to 137 at August 31, 1999. To accommodate this growth, we recently moved a significant portion of our operations to a new building, and we expect that we will need substantial additional space by April 2000. We also intend to replace some manual tasks and procedures with a new accounting system, better database reporting tools and improved planning, workflow and reporting systems for our Internet Keyword assignment group and customer service operation. We expect further significant expansion will be required to address potential growth in the breadth of our service offerings, and we also plan to expand the geographic scope of our customer base and operations. We also expect to have to significantly expand our Internet Keyword assignment group and customer service operation if we are successful in encouraging trial and adoption of Internet Keywords. This expansion has placed, and will continue to place, a significant strain on our managerial, financial and operational resources. To effectively manage this expansion, we must continue to implement and improve our operational, financial and management information systems. If we do not manage our growth effectively, particularly the assignment of a much greater number of Internet Keywords, our operations are likely to be disrupted, which could result in lost revenue or increased operating expenses.

    IF WE ARE UNABLE TO ENHANCE THE FUNCTIONALITY OF OUR CURRENT SERVICES OR OFFER NEW SERVICES THROUGH THE REALNAMES PLATFORM, OUR BUSINESS MAY BE HARMED.

    Our business model contemplates that we will make our service sufficiently attractive to generate significant new and repeat business. As a result, we must enhance the RealNames platform to ensure scalability, improve data quality and add functionality. We are likely to incur substantial development or acquisition costs as we attempt to achieve these goals. If we are unable to do so, our customers may revert to traditional methods of reaching their customers on the Internet or switch to other alternatives, including the service offerings of our competitors.

    As we strive to enhance the scalability, data quality and functionality of the RealNames platform, we may experience the following difficulties:

    - failing to hire and retain a sufficient number of skilled personnel to allow us to respond to technological changes or evolving industry standards in a timely or cost-effective manner;

    - failing to improve the breadth of our Internet Keyword data, which would result in words and phrases that users expect to be Internet Keywords not being Internet Keywords;

    - failing to improve the quality of our Internet Keyword data, which would result in existing Internet Keywords directing users to web pages that do not meet user expectations;

    - encountering services or technologies developed by others that make our services noncompetitive; and

    - failing to identify market trends quickly enough to develop and market services that adequately meet the changing preferences of our customers or users.

    NEW RELEASES OF THE REALNAMES SERVICE MAY CONTAIN ERRORS OR DEFECTS.

    Our anticipated new releases of the RealNames Service will be complex and, accordingly, may contain undetected errors or failures when new versions are released. This may result in loss of, or delay in, market acceptance of the RealNames Service. We have in the past discovered errors in new releases of the RealNames Service after its introduction. We may in the future discover errors in new releases of the RealNames Service after deploying it, which could result in lost revenues and customer and partner frustration.

    WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE AGAINST OUR CURRENT AND POTENTIAL COMPETITORS.

    The market for the RealNames Service is new and rapidly evolving, and we expect competition in and around this market to intensify in the future. While we do not believe any of our competitors currently offer the functionality offered by the RealNames Service, we face competition from several companies that provide services and functionality similar to ours and that could in the future seek to compete more directly with us.

    We are aware of at least two other companies that offer, or have in the past offered, services that enable the addressing of web pages other than by URLs. In addition, America Online, or AOL, has developed its own set of AOL Keywords for navigation within its own proprietary service. If we are unable to structure an agreement with AOL to enable Internet Keywords within AOL's proprietary service, the number of our potential users, partners and customers could be decreased. In addition, AOL could develop a service or technology to extend AOL Keywords, or otherwise offer a competing navigation service, outside its proprietary service and on the broader Internet. In addition, if Internet Keywords become increasingly prominent, other companies may enter our market with the specific purpose of taking market share from us or limiting our growth. In particular, providers of browsers, client applications, search engines, directories, portals or content sites may implement their own keyword systems or technology, as AOL has done, to serve their own users and customers directly. Also, our existing distribution relationships, including our relationship with Microsoft, do not preclude our distribution partners from developing and implementing their own keyword or similar navigation systems or technology in the future.

    Most of our potential competitors, including AOL, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These potential competitors would be able to devote greater resources to the development and marketing of their service or technology if they do decide to compete with us. Our competitors may develop services that are equal or superior to ours or that achieve greater market acceptance. Our competitors may engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, distribution partners, users and customers. Our competitors may also be able to bundle their keyword services or technology with other services or technology that we do not offer, thus making their package more attractive to customers and users. It is also possible that some competitors would offer such a service or technology at no charge to customers. In addition, competitors may establish cooperative relationships among themselves or with third parties to better address the needs of users and customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

    In addition, to the extent Internet users continue to rely on search engines, directories and hyperlinks without Internet Keyword functionality to navigate the Internet, we compete against this navigation alternative. We believe competition in this area is most pronounced with respect to the newer, more direct methods of search such as Google and DirectHit.

    Competition could result in loss of market share, lower pricing for our service or increased operating expenses. In particular, if two or more keyword systems were to become widely available and heavily promoted, users might become confused and customers may be required to promote only one keyword. If our Internet Keywords do not become the de facto standard, our business growth could be limited.

    OUR BUSINESS OPERATIONS COULD BE SIGNIFICANTLY DISRUPTED IF WE LOSE MEMBERS OF OUR MANAGEMENT TEAM.

    Our future performance will be substantially dependent on the continued services of our senior management team and our ability to retain and motivate them. As a result, the loss of the services of any of our officers or senior managers could harm our ability to establish or maintain strategic relationships, prevent us from expanding the RealNames Service and delay the execution of our business plan. In particular, our success depends on the continued services of Keith Teare, our founder, President and Chief Executive Officer. Since our inception, Mr. Teare has been primarily responsible for establishing our business plan and guiding its execution. In addition, Mr. Teare has become a recognized figure in the area of Internet navigation. Because we are in the early stages of executing our business plan, the loss of

Mr. Teare's services would significantly hinder our chances of success. Moreover, we do not have long-term employment agreements with any members of our management team.

    OUR BUSINESS OPERATIONS COULD BE SIGNIFICANTLY DISRUPTED IF WE FAIL TO INTEGRATE THE MEMBERS OF OUR MANAGEMENT TEAM, MANY OF WHOM WE HAVE RECENTLY HIRED.

    We have recently hired a significant number of our executive officers to manage the potential growth of our business. For example:

    - our Chief Financial and Administrative Officer joined us full time in August 1999;

    - our Vice President of Sales joined us in June 1999; and

    - our Vice President of Engineering and Operations joined us in March 1999.

    These individuals did not replace existing executive officers; rather, they were added to fill newly-created positions in response to our expanding operations. These individuals and the other members of our executive management have not previously worked together and are in the process of integrating as a management team. If they are unable to work together effectively or to successfully manage any growth we experience, our business could be significantly disrupted.

    IF WE ARE UNABLE TO HIRE AND RETAIN A SUFFICIENT NUMBER OF QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO GROW AS WE EXPECT AND OUR BUSINESS COULD BE HARMED.

    To be successful in the future, we must be able to attract, hire, integrate and retain highly skilled technical, sales and marketing, and other personnel. Skilled personnel are in short supply, and this shortage is likely to continue for the near future. As a result, competition for qualified personnel is intense, particularly in the San Francisco Bay Area, and the industry turnover rate is high. In addition, we believe that prospective employees that we target after this offering may perceive that the stock option component of our compensation package is not as valuable as it was prior to this offering, making us less competitive in the market for new employees. We may also have to spend significant amounts recruiting, hiring and retaining skilled personnel, which could adversely impact our operating results. We have recently experienced difficulty in hiring the personnel necessary to support the growth of our business, and we expect to continue to experience these difficulties. If we do not successfully manage our personnel requirements, we will not be able to sustain or grow our business as expected and our business could be harmed.

    IF WE DO NOT EXPAND INTO INTERNATIONAL MARKETS QUICKLY, WE MAY FACE SIGNIFICANT COMPETITION ABROAD.

    International expansion is an important part of our strategy to achieve ubiquity of Internet Keywords on a truly global Internet. We will need to invest rapidly and heavily to expand our worldwide presence by establishing local operations in key international markets and developing distribution and reseller relationships with providers of Internet browser, search, directory, portal and content services in those markets. We will also need to devote substantial time and resources to the development of localized foreign language databases. Any delay in executing our strategy in these markets could allow potential local competitors to copy our strategy and gain a foothold that would splinter the market and potentially confuse users. A local competitor would likely have many advantages over us, such as familiarity with the market and access to resources, that could make it difficult or impossible for us to compete effectively.

    AS WE ATTEMPT TO EXPAND OUR BUSINESS INTERNATIONALLY, WE WILL BECOME INCREASINGLY SUSCEPTIBLE TO NUMEROUS INTERNATIONAL BUSINESS RISKS AND CHALLENGES THAT COULD AFFECT OUR PROFITABILITY.

    We believe that the global nature of the Internet requires any Internet navigation system to function across all geographical boundaries. As a result, we will be required to expand our operations, including our sales and marketing efforts, into international markets. The costs of establishing and maintaining local operations and relationships in key international markets will exceed the revenues from those operations for the foreseeable future, and our international operations may never be profitable. International operations are subject to inherent risks and challenges that could affect our profitability, including:

    - the need to develop new reseller relationships and distribution partnerships;

    - unexpected changes in international regulatory requirements and tariffs;

    - difficulties in staffing and managing foreign operations;

    - longer payment cycles;

    - the lack of widespread use of credit cards in many countries;

    - greater difficulty in accounts receivable collection;

    - potential adverse tax consequences;

    - price controls or other restrictions on foreign currency; and

    - difficulties in obtaining export and import licenses.

    To the extent we generate significant international revenues in the future, any negative effects on our international business could harm our business. In particular, gains and losses on the conversion of foreign payments into U.S. dollars may contribute to fluctuations in our results of operations, and fluctuating exchange rates could cause reduced revenues or gross margins from non-dollar-denominated international revenues.

    THIRD PARTIES HAVE CLAIMED, AND ARE LIKELY TO CLAIM IN THE FUTURE, THAT OUR INTERNET KEYWORDS INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS.

    From time to time in the ordinary course of business we have been, and we expect to continue to be, subject to claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties, particularly in connection with the assignment of Internet Keywords. These claims, and any resultant litigation, could subject us to significant liability for damages or otherwise harm our business by being costly to defend or settle and diverting resources and management's time and attention from the business. For example, one company has brought a patent infringement claim against us. Although we won a motion for summary judgment in this case, that judgment is being appealed. Please see "Business--Legal Proceedings" for additional information concerning this claim. If we lose the appeal, we could be prevented from offering the RealNames Service. In addition, even if we prevail in this or other cases, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time, attention and resources. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

    INFRINGEMENT OF OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS.

    Third parties may infringe or misappropriate our proprietary rights, which could harm our business. We have applied for a patent on "Navigating Network Resources Based on Metadata" with the United States Patent and Trademark Office. We have also applied for registered service mark status for, among others, "RealNames" and "RealNames Service" in the United States. We have registered "Real Name Service" as a servicemark with the European Union for international protection. Despite these efforts, we may not be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving. Because we are devoting significant resources to building our brands, primarily "RealNames," through media advertising campaigns, if we are unable to register the trade and servicemarks for which we have applied, or if we are unable to defend our intellectual property rights, our business may be harmed.

    A SIGNIFICANT AMOUNT OF OUR TIME AND ATTENTION MAY BE DIVERTED BY DISPUTES AMONG THIRD PARTIES OVER THE ASSIGNMENT OF INTERNET KEYWORDS.

    We have at times made decisions regarding the assignment of Internet Keywords that have subsequently been challenged by others. These challenges often involve disputes over trademarks and trade names, or between competitors. We expect that these third-party challenges will increase in frequency if our service becomes more widely adopted. We also believe the likelihood of disputes is higher with respect to the assignment of generic terms such as "cars." These disputes are sometimes difficult to resolve and may require substantial amounts of management time and attention to address. This diversion may lead to reduced efficiency in other aspects of our operations and increased operating expenses, and may be exacerbated if we subsequently determine it is necessary to reassign any Internet Keyword to another business.

    FAILURE OF THE REALNAMES SERVICE OR THE PRODUCTS OR COMPUTER SYSTEMS OF OUR CUSTOMERS OR PARTNERS TO RECOGNIZE THE YEAR 2000 COULD DISRUPT THE OPERATION OF OUR BUSINESS AND TECHNICAL SYSTEMS

    Many currently installed computer systems and software products are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries, including technology, transportation, utilities, finance and telecommunications, will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Our customers and distribution partners, as well as users of the RealNames Service, may be among those companies, organizations and persons adversely impacted by erroneous results or failures in their systems. In addition, we face the possibility that our RealNames Service will fail due to processing errors caused by inaccurate calculations with respect to the Year 2000.

    Year 2000 compliance efforts may involve significant time and expense, and uncorrected problems could harm our business. Moreover, we may face claims based on Year 2000 issues arising from the integration of multiple products within an overall system. We may also experience reduced revenues and slower implementation of our service as potential customers or partners focus on their own Year 2000 compliance efforts. For a further discussion of Year 2000 issues, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure."

    WE MAY INCUR NET LOSSES OR INCREASED NET LOSSES IF WE ARE REQUIRED TO RECORD A SIGNIFICANT ACCOUNTING EXPENSE UPON THE ISSUANCE OR VESTING OF WARRANTS.

    Under the terms of a December 1998 agreement with Network Solutions, we agreed to issue warrants to purchase up to an aggregate of 4,196,726 shares of our common stock if Network Solutions satisfies commercial milestones. As of August 31, 1999, we had issued a warrant to purchase up to 1,271,735 shares of our common stock to Network Solutions for satisfying some of these milestones. This warrant was exercised in September 1999. In connection with the issuance of this warrant, approximately $2.7 million was recorded as a charge to operations during 1999. In the event additional milestones are met, we will be required to record a significant non-cash accounting expense based upon the value of the warrants at the time they are issued.

    Under the terms of similar agreements entered into in January 1999 with Inktomi and May 1999 with Infoseek, we issued performance-based warrants. We issued Inktomi a warrant to purchase up to 2,119,560 shares of our common stock, and we issued two warrants to Infoseek to purchase up to an aggregate of 847,884 shares of our common stock, of which warrants to purchase 423,942 shares of our common stock have expired. These warrants vest and become exercisable if either Inktomi or Infoseek satisfies their respective commercial milestones. In the event these milestones are met, we will be required to record a significant non-cash accounting expense based upon the value of the warrants in the period in which the warrants vest and become exercisable. As of August 31, 1999, no shares had vested under either the

Inktomi warrant or the Infoseek warrant, although we expect that the Infoseek warrant will begin to vest in December 1999. If we are required to record non-cash accounting expenses related to any of the above warrants, we would incur increased net losses for a given period, and this could seriously harm our operating results and stock price. For more information about these warrants, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Capital Stock--Warrants."

RISKS RELATED TO THE INTERNET INDUSTRY

    DEMAND FOR THE REALNAMES SERVICE WILL NOT INCREASE IF THE INTERNET DOES NOT CONTINUE TO GROW AND IMPROVE.

    Acceptance of the RealNames Service depends substantially upon the widespread adoption of the Internet for commerce, communications and access to content and applications. As is typical in the case of an emerging industry characterized by rapidly changing technology and evolving industry standards, demand for and acceptance of recently introduced Internet services are subject to a high level of uncertainty. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use. The adoption of the Internet for commerce, communications and access to content and applications, particularly by those companies that have historically relied upon alternative means of commerce, communications and access to content and applications, generally requires understanding and acceptance of a new way of conducting business and exchanging information. Moreover, widespread application of the Internet outside of the United States will require reductions in the cost of Internet access to make it affordable to the average consumer. To the extent that the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the amount of data transmitted by users, we cannot guarantee that the Internet infrastructure will be able to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in development or adoption of new standards or protocols required to handle increased levels of Internet activity, or due to increased government regulation. Changes in, or insufficient availability of, telecommunications or similar services to support the Internet could also result in slower response times and could adversely impact use of the Internet generally. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure, standards, protocols or complementary products, services or facilities do not effectively support any growth that may occur, demand for the RealNames Service will not grow as anticipated and may decline significantly.

    INCREASED GOVERNMENT REGULATION OF THE INTERNET AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS.

    Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for the RealNames Service, increase our cost of doing business or otherwise harm our business. There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on e-commerce companies as well as companies like us that facilitate e-commerce services.

    We file tax returns in such states as required by law based on principles applicable to traditional businesses. However, one or more states may seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which facilitate e-commerce. A number of proposals have been made at the state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from such sales. These proposals, if adopted, could substantially impair the growth of e-commerce and reduce or eliminate our opportunity to become profitable.

    Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been enacted by the United States Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a three-year moratorium, which commenced October 1, 1998 and ends on October 21, 2001, on state and local taxes on e-commerce, where such taxes are discriminatory, and Internet access, unless such taxes were generally imposed and actually enforced prior to October 1, 1998. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of such taxes could reduce or eliminate our ability to become profitable.

    In addition, we are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, trademarks, trade names, copyrights, encryption and other intellectual property issues, taxation, libel, personal privacy, obscenity, export or import matters and other issues. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market. Such uncertainty could reduce demand for the RealNames Service or increase the cost of doing business.

RISKS RELATED TO THIS OFFERING

    OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

    Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering. We will negotiate and determine the initial public offering price with the representatives of the underwriters. The market price of our common stock after this offering will likely vary from the initial public offering price. You may be unable to sell your shares of our common stock at or above the offering price. The market price of the common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

    - variations in our quarterly operating results;

    - changes in securities analysts' estimates of our financial performance or in their buy/sell recommendations;

    - changes in market valuations of similar companies;

    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - loss of a major distribution partner or customer or failure to complete significant agreements with Keyword Providers;

    - additions or departures of key personnel; and

    - fluctuations in our stock market price and volume, which are particularly common among highly volatile securities of software and Internet-based companies.

    WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY.

    In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. This risk is especially acute for us because technology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. Due to the potential volatility of our stock price, we may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

    SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO FALL.

    Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. You should read "Shares Eligible for Future Sale" for a full discussion of shares that may be sold in the public market in the future.

    OUR CHARTER DOCUMENTS AND DELAWARE LAW WILL MAKE IT MORE DIFFICULT TO ACQUIRE US AND MAY DISCOURAGE TAKE-OVER ATTEMPTS AND THUS DEPRESS THE MARKET PRICE OF OUR STOCK.

    Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, we have implemented the following provisions:

    - a staggered board of directors;

    - stockholder meetings may be called only by our board of directors, the chairman of the board or the president;

    - advance notice is required prior to stockholder proposals; and

    - stockholders may not act by written consent.

Further, we have authorized preferred stock that is undesignated, making it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of RealNames.

    Provisions of Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

    CONTROL BY EXISTING STOCKHOLDERS MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL.

    Upon completion of this offering, our executive officers, directors and
principal stockholders and their affiliates will own         shares or
approximately   % of the outstanding shares of common stock (  % if the
underwriters' over-allotment option is exercised in full), assuming an initial
public offering price of $    per share. These stockholders, if acting together,
would be able to control all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us. These results could in turn have a negative effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock. For information about the ownership of common stock by our executive officers, directors and principal stockholders please see "Principal Stockholders."

                                USE OF PROCEEDS

    We estimate that our net proceeds from the sale of the       shares of
common stock we are offering will be approximately $            million at an
assumed initial public offering price of $      per share after deducting
estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters fully exercise their over-allotment option, we
estimate that the net proceeds will be approximately $      million. Our primary
purposes of this offering are to obtain additional equity capital, create a public market for our common stock, facilitate our future access to public equity markets, provide liquidity to our existing stockholders and increase our visibility in the marketplace.

    We expect to use the net proceeds for general corporate purposes, including working capital and capital expenditures. Specifically, we expect to use the proceeds of this offering to satisfy our revenue share, marketing and facilities commitments, to recruit and hire personnel in all operating areas, to expand internationally, to recruit additional distribution partners, to establish additional data centers and to aggressively market the RealNames Service. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of our operating expenses and plans to increase operating expenses as well as a description of our material commitments. The amounts we actually expend for such general corporate purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Accordingly, we will have broad discretion in the allocation of the net proceeds of this offering. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. However, we have no current commitments with respect to any such acquisitions or investments. Pending such uses, the net proceeds of this offering will be invested in short term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings to finance the growth of our operations and development of our technology; therefore, we do not anticipate declaring or paying cash dividends on our common stock for the foreseeable future. Any future determination to declare or pay dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our board of directors deems relevant.

                                PURCHASE RIGHTS

    Under pre-existing contractual rights, several holders of our preferred
stock have rights to purchase up to an aggregate of          shares of the
common stock to be sold in this offering at the initial public offering price. However, the number of shares that may be purchased under this right may be limited at the discretion of the underwriters. As a result, the number of shares of common stock available to the general public will be reduced to the extent such stockholders are able to purchase shares under these rights. Please see "Underwriters."

    In addition, under a pre-existing contractual right, a stockholder has the right to invest $5 million in a private placement of shares of our common stock at a price per share equal to 96.5% of the initial public offering price of this offering. If the stockholder exercises this right, the private placement will occur immediately following, and contingent upon, the closing of this offering.
The stockholder will have the right to purchase          shares of our common
stock at $      per share, assuming an initial public offering price of $
per share.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 1999:

    - on an actual basis;

    - on a pro forma basis, giving effect to our sale of 15,677,778 shares of Series C convertible preferred stock in August 1999 and the conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering; and

    - on a pro forma as adjusted basis, giving effect to the sale of shares of common stock in this offering, at an assumed initial public
      offering price of $      per share after deducting estimated underwriting
      discounts and commissions and estimated offering expenses.

    This information should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

                                                                                         JUNE 30, 1999
                                                                              ------------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                              ----------  -----------  -----------
                                                                                          (UNAUDITED)
                                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Obligations under capital lease, net of current portion.....................  $      271   $     271    $
                                                                              ----------  -----------  -----------
Stockholders' equity:
  Convertible preferred stock, par value $.001 per share; 21,854,179 shares authorized, 21,854,179 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as
    adjusted................................................................          22          --
  Preferred stock, par value $.001 per share; no shares authorized, issued or outstanding, actual or pro forma; 10,000,000 shares authorized, no
    shares issued and outstanding, pro forma as adjusted....................          --          --
  Common stock, par value $.001 per share; 50,000,000 shares authorized,
    19,473,214 shares issued and outstanding, actual; 100,000,000 shares authorized, 57,005,171 shares issued and outstanding, pro forma;
    200,000,000 shares authorized,         shares issued and outstanding,
    pro forma as adjusted...................................................          19          57
Additional paid-in capital..................................................      41,607     112,081
Notes receivable from stockholders..........................................      (1,345)     (2,245)
Unearned stock-based compensation...........................................     (16,892)    (16,892)
Accumulated deficit.........................................................     (18,099)    (18,099)
                                                                              ----------  -----------  -----------
    Total stockholders' equity..............................................       5,312      74,902
                                                                              ----------  -----------  -----------
      Total capitalization..................................................  $    5,583   $  75,173    $
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

    This table excludes the following shares:

    - 1,351,833 shares of common stock issuable upon exercise of outstanding options on June 30, 1999 at a weighted average exercise price of $.66 per share;

    - 595,453 shares of common stock reserved for future issuances under our stock plans on June 30, 1999;

    - 8,500,000 shares of common stock reserved for future issuance under our stock plans that were approved by our board of directors after June 30, 1999;

    - 1,271,735 shares of common stock issuable upon exercise of fully vested warrants on June 30, 1999 at an exercise price of $2.09 per share;

    - 2,967,444 shares of common stock issuable upon exercise of unvested warrants at exercise prices ranging from $2.64 to $3.77 per share;

    - 2,924,991 shares of common stock reserved for issuance under our agreement to issue warrants to purchase common stock on June 30, 1999 at exercise prices ranging from $2.09 to $6.78 per share; and

    - shares we are required to offer to a stockholder under a previous contractual commitment, concurrently with the completion of this offering,
      at a price of $        per share, assuming an initial public offering
      price of $    per share.

                                    DILUTION

    Our pro forma net tangible book value as of June 30, 1999 was approximately $74.9 million or $1.31 per share. Pro forma net tangible book value per share is equal to the amount of our total tangible assets, after giving effect to the net proceeds of our Series C preferred stock financing in August 1999, less our total liabilities, divided by the number of outstanding shares of our common stock assuming the conversion of all outstanding shares of our preferred stock, including all Series C preferred stock issued in August 1999, into shares of common stock.

    New investors who purchase shares in this offering will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after completion of this offering. After giving effect
to the issuance and sale of       shares of common stock in this offering at an
assumed initial public offering price of $      per share after deducting the
estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at June 30, 1999 would have been
$      or $      per share. This represents an immediate increase in pro forma
net tangible book value of $      per share to existing stockholders and an
immediate dilution in pro forma net tangible book value of $      per share to
new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...............................             $
  Pro forma net tangible book value per share as of June 30, 1999.............  $    1.31
  Increase in pro forma net tangible book value per share attributable to new investors.................................................................
                                                                                ---------
Pro forma net tangible book value per share after this offering...............
                                                                                           ---------
Dilution per share to new investors...........................................             $
                                                                                           ---------
                                                                                           ---------

    The following table sets forth, as of June 30, 1999, the differences between the existing stockholders and new investors who purchase shares of common stock in this offering with respect to the number of shares of our common stock purchased from us, total consideration paid and average price paid per share.

                                                    SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                                -------------------------  ------------------------     PRICE
                                                   NUMBER       PERCENT       AMOUNT       PERCENT    PER SHARE
                                                ------------  -----------  -------------  ---------  -----------
Existing stockholders.........................    57,005,171            %  $  90,426,000%             $    1.59
New investors.................................
                                                ------------       -----   -------------  ---------
                                                                           -------------
    Total.....................................                     100.0%                     100.0%
                                                ------------       -----   -------------  ---------
                                                ------------       -----   -------------  ---------

    This table excludes the following shares:

    - 1,351,833 shares of common stock issuable upon exercise of outstanding options on June 30, 1999 at a weighted average exercise price of $.66 per share;

    - 595,453 shares of common stock reserved for future issuances under our stock plans on June 30, 1999;

    - 8,500,000 shares of common stock reserved for future issuance under our stock plans that were approved by our board of directors after June 30, 1999;

    - 1,271,735 shares of common stock issuable upon exercise of fully vested warrants on June 30, 1999 at an exercise price of $2.09 per share;

    - 2,967,444 shares of common stock issuable upon exercise of unvested warrants at exercise prices ranging from $2.64 to $3.77 per share;

    - 2,924,991 shares of common stock reserved for issuance under our agreement to issue warrants to purchase common stock on June 30, 1999 at exercise prices ranging from $2.09 to $6.78 per share; and

    - shares we are required to offer to a stockholder under a previous contractual commitment, concurrently with the completion of this offering,
      at a price of $        per share, assuming an initial public offering
      price of $    per share.

    To the extent outstanding options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

    In reading the selected financial data set forth below, you should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

    The statement of operations data for the period from our inception, November 19, 1996, to December 31, 1997 and the year ended December 31, 1998, and the balance sheet data at December 31, 1997 and 1998 are derived from our financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. The statement of operations data for the six months ended June 30, 1998 and 1999 and the balance sheet data at June 30, 1999 are derived from unaudited financial statements included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. Historical results are not necessarily indicative of future results, and the results for interim periods are not necessarily indicative of results to be expected for the entire year.

                                                      NOVEMBER 19, 1996
                                                          (DATE OF                          SIX MONTHS ENDED JUNE
                                                         INCEPTION)                                  30,
                                                             TO             YEAR ENDED      ---------------------
                                                      DECEMBER 31, 1997  DECEMBER 31, 1998    1998        1999
                                                      -----------------  -----------------  ---------  ----------
                                                                                                 (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues............................................      $      --          $     537      $      --  $    1,059
Cost of revenues....................................             --                556             --         702
                                                            -------            -------      ---------  ----------
Gross profit (loss).................................             --                (19)            --         357
Operating expenses:
  Engineering and operations........................          1,000              1,165            345       1,859
  Sales and marketing...............................             81              2,458            667       3,495
  General and administrative........................            103              1,640            314       1,752
  Stock-based compensation..........................             --                691            103       4,465
                                                            -------            -------      ---------  ----------
    Total operating expenses........................          1,184              5,954          1,429      11,571
                                                            -------            -------      ---------  ----------
Loss from operations................................         (1,184)            (5,973)        (1,429)    (11,214)
Interest income, net................................              8                 94             38         170
                                                            -------            -------      ---------  ----------
Net loss............................................      $  (1,176)         $  (5,879)     $  (1,391) $  (11,044)
                                                            -------            -------      ---------  ----------
                                                            -------            -------      ---------  ----------
Net loss per share, basic and diluted...............      $    (.31)         $    (.40)     $    (.09) $     (.75)
                                                            -------            -------      ---------  ----------
                                                            -------            -------      ---------  ----------
Weighted average shares, basic and diluted..........          3,768             14,742         14,737      14,820
                                                            -------            -------      ---------  ----------
                                                            -------            -------      ---------  ----------
Pro forma net loss per share, basic and diluted
  (unaudited).......................................                         $    (.26)                $     (.30)
                                                                               -------                 ----------
                                                                               -------                 ----------
Pro forma weighted average shares, basic and diluted
  (unaudited).......................................                            22,348                     36,548
                                                                               -------                 ----------
                                                                               -------                 ----------

     See note 2 of notes to financial statements for a calculation of pro forma net loss per share.

                                                                                  DECEMBER 31,
                                                                              --------------------
                                                                                1997       1998       JUNE 30, 1999
                                                                              ---------  ---------  -----------------
                                                                                                       (UNAUDITED)
                                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................................  $     182  $  11,290      $   4,058
Working capital ............................................................         66     10,713          1,868
Total assets................................................................        268     12,883          9,226
Total stockholders' equity..................................................        149     11,579          5,312

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF REALNAMES, WHICH INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    RealNames Corporation simplifies navigation on the Internet by connecting people directly to specified web pages through the use of Internet Keywords. From our inception on November 19, 1996 to December 31, 1997, we were in the development stage, and our activities primarily related to raising capital, recruiting personnel, conducting research and development activities, purchasing operating assets, developing the RealNames platform and building our identity. We first made the RealNames Service available through our web site in March 1998 and secured our first distribution partnership, with AltaVista, in May 1998. We began recognizing revenue in July 1998.

    We currently recognize revenue from Internet Keywords and banner advertising. We have three different pricing models for Internet Keywords: license fees for Keyword prefixes, amounts paid per visit or per completed transaction when the user accesses the customer's web page using Internet Keywords, and fixed-priced annual subscriptions to Internet Keywords. We first recognized revenue from subscriptions in July 1998, from banner advertising in August 1998, from per visit fees in January 1999 and from license fees in June 1999. Although revenue from banner advertising has constituted the largest portion of our revenue to date, we expect banner advertising revenue to be the least significant portion of our revenue in future periods.

    Our international revenues have been immaterial through June 30, 1999. See note 10 of notes to financial statements for more information on international revenues.

    INTERNET KEYWORD REVENUE FROM LICENSE FEES

    One way we generate Internet Keyword revenue is from license fees for routing prefixes in the RealNames platform. Routing prefixes enable our Keyword Provider customers to use the RealNames platform to create and maintain their own separate Internet Keyword systems. We recognize revenue from license fees over the term of the agreement once we begin to provide service to the Keyword Provider and collection of the resulting receivable is deemed to be probable. Some of these licenses may be canceled by the Keyword Provider without cause prior to the end of their term. Revenue from license fees in any period will primarily be a function of the number of companies that desire to have their own Internet Keyword systems and the amount that such customers are willing to pay to license a prefix over a certain period. Revenue from license fees in any period will also be a function of the timing of such licenses, whether such licenses are cancelled or renewed and the effectiveness and growth of our sales force targeting this market. These factors could cause revenue from license fees to fluctuate significantly from quarter to quarter.

    We only began generating revenue from license fees in June 1999, and our sales force only has a few months of experience offering these licenses. As a result, it is difficult to predict the size of this market, market demand, cancellation rates and renewal rates.

    We have historically agreed to spend money advertising with our Keyword Provider customers, and we expect that we will continue to commit to spend money advertising with, or on behalf of, our Keyword Provider customers. Our current co-marketing arrangements require us to spend more than 50% of the expected total license fees with our Keyword Provider customers. These expenditures are accounted for as a sales and marketing expense and are recognized ratably as the advertising services are provided to us over the term of the co-marketing agreement. Generally our commitment to spend is higher in the initial quarters of the term of the agreement and lower in the later quarters of the term of the agreement. These agreements may require us to spend money advertising with our current Keyword Provider customers even if they cancel their license agreements with us. Moreover, all of our Keyword Provider customers recognize some revenue from banner advertising, and our commitment to spend money on banner advertising or sponsorships with them will enable them to recognize some revenue. We may experience difficulty obtaining Keyword Provider customers, or generate lower license fees, in situations where we do not commit to spend significant advertising dollars with the Keyword Provider customer.

    Due to our extremely limited operating history with these Keyword Provider agreements, it is difficult to predict market demand for these licenses. We may find that our current Keyword Provider customers had special circumstances or particularly compelling reasons for adopting our navigation system. We may not attract additional Keyword Provider customers that readily recognize the value of, or see the need for, our navigation system.

    INTERNET KEYWORD REVENUE FROM PRICE PER VISIT/PRICE PER TRANSACTION FEES

    We also generate Internet Keyword revenue from price per visit, or PPV, fees from customers who pay us for each visit to one of their web pages through the use of Internet Keywords. In addition, we generate Internet Keyword revenue from price per transaction, or PPT, fees from customers who pay us for each eligible transaction completed by a user delivered to one of their web pages through the use of Internet Keywords. The majority of our PPV and PPT customers subscribe to a large number of Internet Keywords that are hosted on the RealNames platform but do not maintain their own Internet Keyword system. Some Keyword Provider deals include a PPV or PPT component, in which case revenue from this component is in addition to the license fees charged such customers. Revenue from PPV fees is recognized when the visit takes place, and revenue from PPT fees is recognized when the transaction is completed, provided in each case that there are no significant obligations remaining and collection of the resulting receivable is probable.

    Revenue from PPV and PPT fees is partly a function of the number of users who navigate using Internet Keywords, which itself is partly a function of the number of distribution partners who effectively enable navigation using Internet Keywords. Revenue from PPV and PPT fees is also a function of the number of Internet Keywords we can sell and the price per visit or per transaction we receive for them. Some of our Internet Keywords were purchased by advertising agencies on behalf of their clients. Many of our PPV contracts limit the amount that the customer must pay over the life of the contract regardless of the number of visits. Although these caps have had no significant impact on revenue from PPV or PPT fees to date, they may have an impact in the future. Finally, as with revenue from license fees, revenue from PPV and PPT fees will be partly a function of the size and experience of our sales force, which has only limited experience with these types of sales.

    Revenue from PPT fees to date has been attributable predominately to our participation in the affiliate programs of e-commerce companies. Affiliate programs are offered by many e-commerce businesses to incent companies or individuals to drive traffic to their site. Revenue from PPT fees has been insignificant to date and may continue to be insignificant.

    As with our Keyword Provider customers, we may find that our current PPV and PPT customers had special circumstances or particularly compelling reasons for adopting our navigation system. We may not attract additional PPV or PPT customers that readily recognize the value of, or see the need for, our navigation system.

    INTERNET KEYWORD REVENUE FROM ANNUAL SUBSCRIPTION FEES

    Internet Keyword revenue from subscriptions is generally attributable to the sale of annual subscriptions for Internet Keywords. Subscriptions are currently priced at $100 per year, per Internet Keyword hosted on our system. In one Keyword Provider relationship, we also share in the revenue from Internet Keyword subscriptions sold by that Keyword Provider in its own Internet Keyword system. We offer some companies the ability to buy a block of Internet Keywords from us at a discount to the $100 price. These companies then offer the Internet Keywords with their other services. Revenue from subscriptions is recognized ratably over the term of the subscription.

    Although Internet Keyword subscriptions are offered on our own web site, sales of Internet Keyword subscriptions are predominately made through resellers. In the first six months of 1999, 54% of our revenue from subscriptions was attributable to our resellers. Revenue from subscriptions is primarily a function of market demand, the number of resellers, the amount of promotion and resources dedicated to the sale of subscriptions by these resellers, price, the percentage of refunds and renewal rates. Reseller commissions are accounted for as a sales and marketing expense and have historically ranged from 25% to 40% in the first year of a subscription and 15% in subsequent years. However, beginning in the first quarter of 2000, in order to promote the sale of Internet Keyword subscriptions, we plan to offer our resellers a 70% commission in the first year of a subscription, and and we plan to continue to offer 15% in subsequent years.

    BANNER ADVERTISING REVENUE

    Banner advertising revenue is attributable to amounts paid to us for the display of banner ads on web pages served by us. We typically serve a web page of related Internet Keywords when a user on our site, or using an Internet Keyword-enabled browser, types in words that do not precisely match an Internet Keyword. We also serve web pages of related Internet Keywords when a user on the sites of some distribution partners clicks on a RealNames hyperlink that does not precisely match an Internet Keyword. Banner advertising revenue is recognized ratably in the period in which the banners are displayed on these web pages, provided that there are no significant obligations remaining and collection of the resulting receivable is probable. Banner advertising revenue is largely a function of the number of such web pages served, the percentage of such pages on which our advertising agency is able to sell banner ads, the price charged per banner ad (generally measured in price per 1,000 ads served, or CPMs) and our revenue sharing arrangements. Most of our web pages are served to users clicking on a RealNames hyperlink served by one of our distribution partners. We share revenue from the banner ads presented on these pages with the distribution partner.

    2Can Media, an Internet advertising reseller that sells the banner advertisements served on our website, accounted for 79% of our revenues for the year ended December 31, 1998. AltaVista accounted for 21% of our revenues for the six months ended June 30, 1999. All revenues derived from 2Can Media and AltaVista during these periods were attributable to revenue share arrangements for banner advertising. These revenues represented a relatively large part of our total revenues for these periods as we did not begin recognizing Internet Keyword revenue from price per visit fees and license fees until January 1999 and June 1999, respectively. We do not expect banner advertising revenue to increase. In fact, it is our intention to minimize the number of times users get web pages of related Internet Keywords, since these web pages are served only when there is not an Internet Keyword that precisely matches the user's navigation request. If we are successful, we would in turn minimize the number of pages on which we could display banner advertising.

    COST OF REVENUES

    Cost of revenues consists of portions of revenue shared with our distribution partners, depreciation of our system hardware, database management costs, costs of hosting our routers, billing services costs, a portion of the costs associated with the assignment of Internet Keywords and a portion of customer service costs. We expect cost of revenues to increase sequentially each quarter for the foreseeable future as we increase the size and scalability of the RealNames platform, assign and service additional Internet Keywords and expand internationally. Cost of revenues could increase as a percentage of total revenue in any period due to the relatively fixed nature of router hosting, Internet Keyword assignment and customer service costs. Moreover, we expect costs of revenue to fluctuate in future quarters due to fluctuation in the mix of our Internet Keyword revenue streams, each of which has a different revenue sharing component and places different demands on Internet Keyword assignment and customer service and related costs.

    In the future, we expect a more significant portion of our cost of revenues will consist of amounts shared with distribution partners. We rely heavily on our distribution partners to make Internet Keywords available to a broad base of Internet users. In order to encourage this, we currently share approximately half of our revenue from PPV and PPT fees with our distributors if the distributor originated the visit or transaction giving rise to a PPV or PPT fee. In addition, we currently expect to share a significant portion of our revenue from license fees with our distribution partners. This amount will be shared with our distribution partners ratably based on the proportion of total Internet Keyword traffic they originate.

    OPERATING EXPENSES

    Engineering and operations expenses consist of salaries and related costs for engineering (including research, design and development), operations and non-direct customer service employees, depreciation of certain capital equipment and the allocable portion of overhead expenses. Engineering and operations expenses are expected to increase sequentially each quarter for the foreseeable future as we add personnel in all departments to develop additional versions of the RealNames Service, support expansion of operations, provide additional non-direct customer support and expand internationally.

    Sales and marketing expenses consist of reseller commissions on subscription sales and salaries and related costs for employees in the sales, marketing, business development and product management areas, including sales commissions and bonuses, and the allocable portion of the overhead expenses. Sales and marketing expenses also consist of expenses associated with consultants, RealNames advertising, advertising on behalf of our Internet Keyword Provider customers, promotion, marketing research, marketing programs, web site design, public relations, trade shows and sales collateral. Sales and marketing expenses are expected to increase sequentially each quarter for the foreseeable future, due in large part to amounts we are committed to spend on advertising with our Keyword Provider customers. Sales and marketing expenses are also expected to increase for the foreseeable future due to significant promotion of Internet Keywords by us and to support the promotion of Internet Keywords by our customers, especially the use of Internet Keywords in traditional media. Sales and marketing expenses are also expected to increase as we add additional sales and marketing personnel and expand internationally.

    General and administrative expenses consist of salaries and related costs for employees in the financial, accounting, administrative, legal, human resources and facilities areas and the allocable portion of overhead expenses, as well as costs associated with professional services, insurance and bad debt. General and administrative expenses are expected to increase sequentially each quarter for the foreseeable future as we incur costs associated with being a public company, support growth in other departments and expand internationally.

    STOCK-BASED COMPENSATION EXPENSE

    We have recorded stock-based compensation expense of $691,000 for the year ended December 31, 1998 and $1.8 million for the six months ended June 30, 1999 as a result of stock options granted during those periods to employees and non-employees. In addition, we have recorded additional stock-based compensation for options granted in July and August of 1999. Unearned stock-based compensation expense for employee options is being amortized over the vesting period of the options, generally four years, on a graded vesting method, which results in a larger share of the compensation expense being amortized earlier in the expected vesting period of the option.

    The total unamortized unearned stock-based compensation recorded for all option grants through September 30, 1999 of $13.2 million will be amortized as follows: $5.0 million for the remainder of the year ending December 31, 1999; $4.9 million for the year ending December 31, 2000; $2.4 million for the year ending December 31, 2001; $896,000 for the year ending December 31, 2002 and thereafter.

    We have issued performance-based warrants or agreed to issue warrants based on performance to purchase up to 7,164,170 shares of our common stock to some of our distribution and reseller partners, of which warrants to purchase 473,442 shares have expired without being exercised. These warrants vest, and in some cases are issued, upon the achievement of commercial milestones. At June 30, 1999, 1,271,735 shares of common stock underlying these performance-based warrants had vested, resulting in a stock-based compensation expense of $2.7 million for the three months then ended. No other warrants to the partners had vested, nor were we committed to issue additional warrants, at June 30, 1999, as none of the required milestones had been achieved as of that date. However, to the extent that additional milestones are achieved and the related warrants vest or are issued, this will result in additional stock-based compensation based on the fair value of the common stock underlying the warrants at that time. We expect that some of the shares underlying these warrants will commence vesting in December 1999.

    This stock-based compensation charge is subject to substantial increase or decrease in future quarters based upon future changes in the trading price of our common stock. See notes 5 and 10 of notes to financial statements for a further discussion of the performance-based warrants and their accounting treatment.

    EXPECTED LOSSES

    Because we were incorporated in November 1996 and only began offering the RealNames Service in March 1998 and selling Internet Keyword subscriptions in June 1998, we have an extremely limited operating history on which investors can evaluate our business and prospects. We have not demonstrated our revenue and income potential, and our business model is unproven, especially with respect to license fees and PPV and PPT fees, which we expect will constitute the majority of our Internet Keyword revenues in the near future. We have very limited insight into trends and uncertainties which may emerge and affect our business. Internet Keywords may not achieve or sustain market acceptance, or the market for the RealNames Service may develop more slowly than expected or become saturated with competitors, or we may not be able to sustain or increase our pricing levels.

    We have never been profitable. We incurred net losses of approximately $1.2 million for the period of inception, November 19, 1996, to December 31, 1997, $5.9 million for 1998 and $11.0 million for the six months ended June 30, 1999. As of June 30, 1999, we had an accumulated deficit of $18.1 million. We expect to have increasing net losses and negative cash flows for the foreseeable future. Specifically, we expect operating and net losses in 1999 to be much greater than our operating and net losses in 1998, and we expect operating and net losses in 2000 to be several times larger than operating and net losses in 1999. We expect significant operating and net losses in 2001 as well. The actual size of these operating and net losses will depend, in part, on the rate of growth of our revenues and on the level of our operating expenses. We intend to substantially increase our operating expenses as stated above. With these increased expenses, we will need to generate significant additional revenues to achieve profitability; however, the sources from which we expect to derive our most significant revenue in the future are new and unproven and, accordingly, are subject to an unusually high risk. Consequently, it is possible that we will never achieve profitability, and even if we do achieve profitability, that we may not sustain or increase profitability on a quarterly or annual basis in the future. If we do not achieve or sustain profitability in the future, then we may be unable to continue our operations.

RESULTS OF OPERATIONS

    QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth unaudited statement of operations data for each of the last six quarters ended June 30, 1999. In the opinion of management, this information has been prepared substantially on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts shown below to present fairly the unaudited quarterly results of operations data. The quarterly data should be read in conjunction with our audited financial statements and the related notes appearing elsewhere in this prospectus. The operating results for any quarter should not be considered indicative of results for any future period.

                                                                               QUARTER ENDED
                                                    --------------------------------------------------------------------
                                                     MARCH 31,   JUNE 30,   SEPT. 30,  DEC. 31,    MARCH 31,   JUNE 30,
                                                       1998        1998       1998       1998        1999        1999
                                                    -----------  ---------  ---------  ---------  -----------  ---------
                                                                                (UNAUDITED)
                                                                               (IN THOUSANDS)
Revenues..........................................   $      --   $      --  $     261  $     276   $     326   $     733
Cost of revenues..................................          --          --        284        272         258         444
                                                         -----   ---------  ---------  ---------  -----------  ---------
Gross profit (loss)...............................          --          --        (23)         4          68         289

Operating expenses:
  Engineering and operations......................         113         232        238        582         750       1,109
  Sales and marketing.............................         165         502        687      1,104         895       2,600
  General and administrative......................         136         178        317      1,009         857         895
  Stock-based compensation........................           3         100        296        292         692       3,773
                                                         -----   ---------  ---------  ---------  -----------  ---------
      Total operating expenses....................         417       1,012      1,538      2,987       3,194       8,377
                                                         -----   ---------  ---------  ---------  -----------  ---------
Loss from operations..............................        (417)     (1,012)    (1,561)    (2,983)     (3,126)     (8,088)
Interest income, net..............................           4          34         26         30         101          69
                                                         -----   ---------  ---------  ---------  -----------  ---------
Net loss..........................................   $    (413)  $    (978) $  (1,535) $  (2,953)  $  (3,025)  $  (8,019)
                                                         -----   ---------  ---------  ---------  -----------  ---------
                                                         -----   ---------  ---------  ---------  -----------  ---------

    We began generating revenues in the quarter ended September 30, 1998, and total revenues have increased in each successive quarter. While Internet Keyword revenue has increased each successive quarter, revenue from banner advertising has decreased each successive quarter. Internet Keyword revenues from subscription fees increased each quarter. The increase in Internet Keyword revenue in the quarter ended March 31, 1999 was also attributable to the commencement of Internet Keyword revenue from PPV fees. The increase in Internet Keyword revenue in the quarter ended June 30, 1999 was primarily attributable to the commencement of Internet Keyword revenue from license fees, and, to a lesser extent, an increase in Internet Keyword revenue from PPV fees.

    Cost of revenues, which we first recorded in September 1998, were relatively constant from the third quarter of 1998 through the quarter ended March 31, 1999. Cost of revenues increased to $444,000 for the quarter ended June 30, 1999 primarily as a result of an increase in customer service personnel hired in the first two quarters of 1999.

    Total operating expenses have increased significantly over the last six quarters due to our growth in all operating areas. Engineering and operations expense increased for each of the last six quarters as we added additional engineering and operations personnel and incurred increased depreciation and amortization associated with capital equipment purchases. Sales and marketing expense has also increased over each of the last six quarters except for the quarter ended March 31, 1999. The decrease in sales and marketing expenses in this quarter was attributable to reduced expenditures for marketing and tradeshows. Sales and marketing expenses almost tripled for the quarter ended June 30, 1999 due primarily to the addition of sales and marketing employees and co-marketing expenditures with our Keyword Providers. General and administrative expenses have also generally increased over the last six quarters other than from the quarter ended December 31, 1998 to the quarter ended March 31, 1999. General and administrative expenses were particularly high in the quarter ended December 31, 1998 due to legal expenses of approximately $344,000 related to a patent litigation case. Stock-based compensation expense has also generally increased over the last six quarters.

    SIX MONTHS ENDED JUNE 30, 1998 AND 1999

    REVENUES. Revenues were approximately $1.1 million for the six months ended June 30, 1999. There were no revenues for the six months ended June 30, 1998. Revenues for the six months ended June 30, 1999 were primarily attributable to Internet Keyword revenue from license fees and fixed-priced subscriptions and from banner advertising revenue, and to a lesser extent, Internet Keyword revenue from PPV fees.

    COST OF REVENUES. Cost of revenues was $702,000 for the six months ended June 30, 1999. There was no associated cost of revenues for the six months ended June 30, 1998. Cost of revenues for the six months ended June 30, 1999 was attributable to revenue shared with distribution partners from PPV fees and due to costs associated with the assignment of Internet Keywords and database management, hosting of our routers and billing services.

    ENGINEERING AND OPERATIONS EXPENSES. Engineering and operations expenses increased from $345,000 for the six months ended June 30, 1998 to approximately $1.9 million for the six months ended June 30, 1999. The increase in engineering and operation expenses was attributable to salaries and related costs for additional engineering, operations and customer service employees, depreciation of certain capital equipment and the allocable portion of overhead expenses for those additional employees.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased from $667,000 for the six months ended June 30, 1998 to $3.5 million for the six months ended June 30, 1999. This increase was primarily attributable to the addition of sales, marketing and business development employees and related overhead costs and to co-marketing expenditures with our Keyword Providers incurred in the quarter ended June 30, 1999. Additionally, sales and marketing expenses increased due to reseller commissions on Internet Keyword subscription sales and greater marketing and public relations costs.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $314,000 for the six months ended June 30, 1998 to $1.8 million for the six months ended June 30, 1999. This increase was primarily attributable to the addition of employees and the associated overhead expenses. Recruiting expenses and legal fees related to patent litigation and various distribution and customer agreements were also responsible for the increase.

    STOCK-BASED COMPENSATION EXPENSE. Stock-based compensation expense increased from $103,000 for the six months ended June 30, 1998 to $4.5 million for the six months ended June 30, 1999. The increase was primarily attributable to the granting of additional stock options after June 30, 1998 and the issuance of a fully-vested warrant for 1,271,735 shares of common stock to Network Solutions. This warrant was exercised in September 1999. See notes 5 and 10 of notes to financial statements for a further discussion of the warrant issued to Network Solutions and its accounting treatment.

    INTEREST INCOME, NET. Interest income, net, increased from $38,000 for the six months ended June 30, 1998 to $170,000 for the six months ended June 30, 1999. The increase was primarily attributable to interest income on higher average investable cash balances due to the net proceeds from our Series B preferred stock financing in December 1998.

    INCEPTION PERIOD FROM NOVEMBER 19, 1996 TO DECEMBER 31, 1997 AND THE YEAR
     ENDED DECEMBER 31, 1998

    REVENUES. Revenues were $537,000 for the year ended December 31, 1998. There were no revenues in the inception period, from November 19, 1996 to December 31, 1997. Revenues in the year ended December 31, 1998 were primarily attributable to banner advertising revenues, and, to a much lesser extent, Internet Keyword revenue from subscriptions.

    COST OF REVENUES. Cost of revenues of $556,000 for the year ended December 31, 1998 was primarily attributable to salaries and related costs for Internet Keyword assignment and database management employees, costs of hosting of our routers, billing services costs and banner advertising commissions. There was no cost of revenues in the inception period.

    ENGINEERING AND OPERATIONS EXPENSES. Engineering and operations expenses increased from $1.0 million for the inception period to $1.2 million for the year ended December 31, 1998. The increase was primarily attributable to the hiring of additional engineering and operations employees, recruiting expenses and relocation incentives.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased from $81,000 for the inception period to $2.5 million for the year ended December 31, 1998. The increase was primarily attributable to the hiring of additional sales, marketing, and business development employees, sales commissions, development of public relations, tradeshow participation and other marketing efforts.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $103,000 for the inception period to $1.6 million for the year ended December 31, 1998. The increase was primarily attributable to the hiring of additional human resources, finance and facilities personnel and legal fees related to patent litigation and customer and distributor contracts.

    STOCK-BASED COMPENSATION EXPENSE. Stock-based compensation expense was $691,000 for the year ended December 31, 1998. There was no such charge in the corresponding prior period.

    INTEREST INCOME, NET. Interest income, net, increased from $8,000 for the inception period to $94,000 for the year ended December 31, 1998. The increase was primarily attributable to interest income on higher investable cash balances due to our Series A preferred stock financing in March 1998.

    INCOME TAXES. No provision for federal and state income taxes was recorded as we have incurred net operating losses from inception through June 30, 1999. As of December 31, 1998, we had approximately $5.1 million of federal and state net operating loss carryforwards which expire in varying amounts beginning in 2005. Due to the uncertainty regarding the ultimate utilization of the net operating loss carryforwards, we have not recorded any benefit for losses and a valuation allowance has been recorded for the entire amount of the net deferred tax asset. In addition, sales of our stock, including shares sold in this offering, may further restrict our ability to utilize our net operating loss carryforwards. Please see note 7 of notes to financial statements for more information on our income taxes and tax credits.

FACTORS AFFECTING OPERATING RESULTS

    Our revenues, cost of revenues, operating expenses and operating results may vary significantly from quarter to quarter. The fluctuations may be due to a number of factors, many of which are beyond our control. These factors include:

    - the size of our revenue share arrangements with our distribution partners;

    - the size of our co-marketing commitments with our customers;

    - the rate at which we increase our operating expenses as we expand our sales, marketing and promotional efforts, develop our technology and platform, increase our general and administrative functions and expand into international markets;

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    - whether we maintain, increase, lose or are required to defer revenue from license agreements with our Keyword Providers;

    - whether we maintain, lose or add relationships with distribution partners which make the RealNames Service available to their users;

    - the effectiveness of our distribution partners implementation of the RealNames Service; and

    - the effectiveness of our marketing campaigns in driving user adoption of Internet Keywords.

    Because of the above factors, our quarterly revenue and operating results are difficult to forecast, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful and should not be relied on as an indication of our future performance.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations primarily through the private sale of equity securities and, to a lesser extent, bank and investor borrowings. As of June 30, 1999, we had raised approximately $17.6 million in cash from the issuance of common and preferred stock. As of June 30, 1999, we had approximately $4.1 million of cash and cash equivalents. In addition, we have a $1.2 million capital lease line with a leasing company, of which approximately $800,000 was available as of June 30, 1999.

    Net cash used in operating activities was $1.2 million and $4.7 million for the six months ended June 30, 1998 and 1999, respectively, and was $341,000 and $4.3 million for the inception period and in the year ended December 31, 1998, respectively. In each period, cash used by operating activities was primarily a result of a net loss.

    Net cash used in investing activities was $437,000 and $2.8 million for the six months ended June 30, 1998 and 1999, respectively, and was $97,000 and $957,000 for the inception period and in the year ended December 31, 1998, respectively. Cash used in investing activities in each period was primarily related to purchases of property and equipment and, in all periods but the inception period, the purchase of letters of credit as security for our credit card payment facility and our facilities operating lease.

    Net cash provided by financing activities of $3.7 million for the six months ended June 30, 1998 was primarily attributable to the net proceeds from the issuance of Series A preferred stock in March 1998. Net cash provided by financing activities of $295,000 for the six months ended June 30, 1999 was primarily attributable to proceeds from the exercise of a warrant for preferred stock. Net cash provided by financing activities of $620,000 for the inception period resulted from the issuance of common stock. Net cash provided by financing activities of $16.3 million for the year ended December 31, 1998 consisted primarily of net proceeds from the issuance of Series A preferred stock in March 1998 and Series B preferred stock in December 1998. In August 1999, we raised $70.5 million in net proceeds from the sale of our Series C preferred stock, including notes receivable of $890,000.

    Our deferred revenue balance consists of the unamortized portion of our Internet Keyword revenue from subscriptions. Subscription fees are collected at the time the subscription is initiated, and revenue is recognized over the 12-month period of the subscription.

    Material commitments consist of our obligations with our Keyword Provider customers to spend a defined amount of advertising dollars with them, our equipment loan facility and our facilities leases. See note 4 of notes to financial statements for a further explanation of our facilities leases commitments and note 10 for a description of our equipment loan facility. As of June 30, 1999, our total commitment to spend advertising dollars with our Keyword Provider customers was approximately $14.6 million, of which $543,000 was due and payable at that date. In addition, we expect to commit to spend several million dollars for advertising Internet Keywords in television, radio, print and other traditional media. We anticipate that we will experience an increase in our advertising commitments as well as in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure

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
and personnel. We expect the capital expenditures for the balance of 1999 will be at least $4.2 million and that capital expenditures for 2000 will be at least $17.6 million. In particular, we anticipate incurring capital expenditures in connection with the addition of data centers, establishment of redundant parts of our infrastructure for backup and disaster recovery and expansion internationally, including international data centers and offices.

    We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future related to entering new markets for the RealNames Service, increasing engineering and operations personnel and infrastructure, increasing our sales and marketing operations, developing new distribution partners, leasing additional space, improving our operational and financial systems and broadening our customer support capabilities. Such operating expenses will be a material use of our cash resources, including a large portion of the net proceeds of this offering. Although we believe that the net proceeds of this offering, together with our existing cash and cash equivalents and available credit facilities, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months, it is possible that such resources will not be adequate and that additional funds will be needed either during or after such 12-month period.

YEAR 2000 READINESS DISCLOSURE

    Many currently installed computer systems and software products are unable to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    OUR STATE OF READINESS

    We are engaged in an ongoing assessment of the Year 2000 readiness of all our relevant operating, financial and administrative systems, including the hardware and software that support the RealNames Service and our information technology, or IT, and non-IT systems. Our assessment plan consists of:

    - quality assurance testing of our internally developed proprietary software;

    - contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of the RealNames Service to our users;

    - contacting vendors of third-party systems;

    - assessing repair and replacement requirements and implementing appropriate procedures; and

    - creating contingency plans in the event of Year 2000 failures.

    We are currently reviewing our Year 2000 readiness and developing a plan for verifying the proper operation of our internally developed software. All essential vendors have indicated that they are Year 2000 compliant. In the few cases where a vendor has indicated that it is not Year 2000 compliant, we have determined that any possible resulting problems are small and the costs of remediation, if any, are small.

    All of our third-party hardware and software vendors for critical systems have provided written statements to us, or have posted them to their public web sites, indicating that they are Year 2000 compliant. We read the assurances and the documentation backing up those assurances that third parties have provided regarding their Year 2000 compliance. We then evaluated the assurances and documentation against our experience and knowledge to determine the credibility of the third party's assurances that it is Year 2000 compliant. If we were to determine that the third-party assurances were not adequate, which to date has not occurred, then we would make additional requests for assurances and documentation and do our own testing of the third party's product. Our review of the internal systems of third parties with whom we have material relationships is ongoing.

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
    COSTS TO ADDRESS YEAR 2000 ISSUES

    We do not separately account for Year 2000 related expenses but estimate that our expenses incurred to date to address Year 2000 issues have not been material. Although we have not completed our assessment of our Year 2000 readiness, we do not expect to incur expenses in excess of $100,000 in connection with any required future remediation efforts. If these costs are higher than we anticipate, it could adversely impact our operating results.

    RISKS ASSOCIATED WITH YEAR 2000 ISSUES

    We are not currently aware of any Year 2000 compliance problems relating to the RealNames Service or our IT or non-IT systems that would have a material adverse effect on our business, results of operations and financial condition, despite our efforts to detect and correct such problems. However:

    - we may discover Year 2000 compliance problems in our network or other software that will require substantial revisions or replacements;

    - third-party hardware or software incorporated into the RealNames platform or our material IT and material non-IT systems may need to be revised or replaced, which could be time consuming and expensive; and

    - the failure to adequately address Year 2000 compliance issues in the RealNames Service or in our IT or non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and bring about litigation, which could be costly to defend.

    Any of the above scenarios, if not quickly remedied, could result in significant lost revenues, increased expenses and business interruptions.

    In addition, we cannot guarantee that Internet access companies, governmental agencies, utility companies, third-party service providers and others not within our control will be Year 2000 compliant. The failure of such entities to be Year 2000 compliant could result in a failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could prevent us from operating the RealNames Service.

    CONTINGENCY PLAN

    Because our needs for hardware and software continually change, we are engaged in an ongoing Year 2000 compliance assessment. We have not identified any significant non-compliance issues with the RealNames Service that have not already been corrected.

    The information set forth above and elsewhere in this prospectus relating to Year 2000 issues constitute "Year 2000 Readiness Disclosures," as such term is defined by the Year 2000 Information and Readiness Disclosure Act of 1998, enacted October 19, 1998 (Public Law 105-271, 112 Stat. 2386).

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, or SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 does not have a material impact on our financial statements.

    In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, or SOP 98-5, "Reporting on the Costs of Start-Up Activities." This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal

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
years beginning after December 15, 1998. The adoption of SOP 98-5 does not have a material impact on our financial statements.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. We are currently evaluating the implementation of SFAS 133.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    At the present time, we provide the RealNames Service to clients primarily in the United States. As a result, it is unlikely that our financial results will be directly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. However, we currently anticipate significant expansion of our international operations, at which time our financial results could be directly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. All of our sales are currently denominated in U.S. dollars. Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of interest expense we must pay with respect to our outstanding debt instruments. The risk associated with fluctuating interest expense is limited, however, to the exposure related to those debt instruments and credit facilities which are tied to market rates. We currently do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risk, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit quality securities.

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
                                    BUSINESS

OVERVIEW

    RealNames has developed a new addressing system, the RealNames Service, based on Internet Keywords that simplifies navigation on the Internet. Internet Keywords are generally intuitive, familiar words and phrases, such as company, product, brand and personal names. They can be used instead of traditional search engines, directories and Uniform Resource Locators, or URLs, to navigate from any point on the Internet that recognizes Internet Keywords. Internet Keywords are designed to allow companies to leverage and promote their brands as direct connections to their web pages. Internet Keywords operate on the RealNames platform. Internet Keywords were available to more than 60% of U.S. Internet users, as measured by August 1999 Media Metrix data. This is as a result of being integrated into search engines, directories and portals such as AltaVista, DogPile, GO Network, LookSmart, and MSN. In addition, Internet Keyword functionality is integrated into Microsoft's Internet Explorer 5.0, which Stat Market estimates to have a greater than 30% share of the current installed base of web browsers as of September 30, 1999. Some of our current customers using Internet Keywords include Amazon.com, Beyond.com, eBay, Eddie Bauer, Federal Express, Ford, Homestore.com, MGM, priceline.com and Specialized Bicycles.

INDUSTRY BACKGROUND

    THE GROWTH OF THE INTERNET

    The Internet has rapidly become a widely-accepted, global medium for communicating, sharing data and conducting business. The number of Internet users worldwide has increased dramatically in recent years. According to International Data Corporation, or IDC, the number of Internet users worldwide grew from approximately 14 million in 1995 to approximately 142 million in 1998, and it is expected to grow to 399 million by 2002. IDC estimates that the non-U.S. Internet user share will grow from 56% at December 31, 1998 to 65% by 2003. Internet growth is being driven by faster and less expensive Internet access, more widespread use of computers in the home and office, improvements in Internet infrastructure and increased public awareness of the benefits of the Internet. Internet users are also spending an increasing portion of their day online. For example, according to Media Metrix, from August 1998 to August 1999, average online usage days per month increased from 10 to 12.

    As Internet use continues to increase, the number of web sites and web pages within those sites is also likely to increase. Network Solutions reported an increase in its cumulative net registrations of domain names from approximately
1.0 million at June 30, 1997 to approximately 5.3 million at June 30, 1999. IDC expects the number of web pages worldwide to grow from 925 million in 1998 to 8 billion by 2002.

    THE EVOLUTION OF INTERNET NAVIGATION

    The dramatic growth in the number of Internet users and web pages has increased the need for efficient navigation of the Internet. Internet navigation involves a user who is seeking a specific Internet destination.

    Internet navigation has advanced significantly over the past 25 years. Beginning in 1974, the Internet infrastructure consisted solely of Internet Protocol, or IP, addresses. These addresses are composed of a series of numbers separated by periods, for example, 216.86.225.84. This system permitted extremely precise addressing, but was not intuitive to use.

    In 1984, the Domain Name System, or DNS, addressing system was established with the primary purpose of allowing for user-friendly email addresses, such as EMPLOYEE@REALNAMES.COM, to run on top of IP addresses. As a result, users no longer had to remember a numeric address, but could identify an email address by a word or company name. DNS proved to be very effective as a platform for email, which used the Simple Mail Transfer Protocol, or SMTP, but was difficult to use for locating other Internet resources.

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
    By the early 1990s, Hypertext Transfer Protocol, or HTTP, was developed, leading to the creation and proliferation of web pages. In order to enable Internet users to locate these web pages and other Internet resources, an addressing system based on URLs was developed. URLs extend domain names with prefixes and suffixes to create unique physical addresses. For example, a company with the domain name REALNAMES.COM could now assign an address to a particular web page by extending its domain name to create a URL such as HTTP://CUSTOMER.REALNAMES.COM/ENG_CORPORATE_REALNAMESHOMEPAGE.ASP.

    The following diagram shows the evolution of Internet navigation from IP addresses to URLs.

    [Graphic depicting the evolution of Internet navigation from Internet Protocol, or IP, addressing, to Domain Name System, or DNS, addressing, to Uniform Resource Locator, or URL, addressing. Graphic includes applicable examples of each type of addressing system and arrows directing such evolution.]

    LIMITATIONS OF EXISTING MEANS OF INTERNET NAVIGATION

    While the domain name is a simple way of creating an email address, the domain name and its extension, the URL, is a relatively complex way of creating an address for web pages. As companies add web pages to the Internet, they must layer more and more prefixes and suffixes to their domain names to create URLs identifying those web pages. As a result, URLs have become less intuitive and more difficult to remember, making them an inefficient means of locating specific Internet resources, such as web pages, and reaching online customers, businesses and communities. In addition to being complicated and difficult to remember, URLs impose several other limitations on Internet navigation:

    - URLS ARE PHYSICAL ADDRESSES ONLY. If a web page with a specified URL is moved to another physical location and users are not redirected to the new URL, bookmarks and hyperlinks to the old URL will cause users to encounter error messages, effectively losing the location of the desired web site.

    - URLS CANNOT USE ANY CHARACTERS NOT FOUND ON A STANDARD U.S. KEYBOARD. This represents a significant limitation since users utilizing different international character sets, such as the Japanese character set Kanji, represent a rapidly growing segment on the Internet. This limitation affects not only foreign consumers but foreign businesses which face a major obstacle in trying to link foreign brands with English-based URLs in their print, radio and television advertising.

    - DOMAIN NAME REGISTRATION IS NOT WELL REGULATED. As a result, domain names and URLs are not necessarily representative of their owners. For example, an unrelated third party had rights to the domain name ALTAVISTA.COM until it was purchased by AltaVista.

    Because of these limitations, users rarely rely on URLs to navigate the Internet. More often, users rely on search engines, embedded hyperlinks and directories to navigate. While search engines and directories are extremely useful for research on a particular topic, they traditionally have not been efficient as direct

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navigation tools because they generate many results, only one of which, if any, is the site to which the user wants to navigate. Even when the desired site is included in the search results, it may be difficult to find among a large set of results.

    BUSINESSES ARE CHALLENGED TO INTEGRATE OFFLINE AND ONLINE MARKETING
     STRATEGIES

    The Internet is improving the way companies deliver goods and services because it is generally an efficient way to reach, interact with and learn about current and potential customers. As a result, many companies are stimulating the purchase of goods and services over the Internet through online and offline marketing programs. Although online marketing programs are expected to grow significantly, we anticipate that offline marketing programs will continue to be much larger than online marketing programs for the foreseeable future. For example, although we believe, based on industry sources, that online advertising will grow from $1.5 billion in 1998 to $8.9 billion in 2002, offline advertising was approximately $300 billion in 1998. In addition, many companies are now recognizing offline advertising as a highly effective way to reach users and drive traffic to the Internet.

    Many companies have found it challenging to integrate their offline advertising spending with their online fulfillment of goods and services. Most companies have focused their marketing programs on the branding of a single domain name which generally represents the physical location of their home page. As they focus their efforts on promoting a single domain name, much of the branding and identity they have built up in the offline world are difficult to transfer to the Internet. In many cases, a company is unable to obtain a domain name that matches its well-known company brand name. For example, United Airlines has the domain name UAL.COM. Even when a company's domain name matches its brand name, the current addressing system makes it difficult to directly market the web pages of specific products or subsidiaries of a company. For example, Internet users that would like to navigate directly to the Honda Accord web page must either input the lengthy URL WWW.HONDA2000.COM/MODELS/CARS/ACCORD_SEDAN/INDEX.HTML, sort through lengthy search results after searching for "Honda," or navigate through a series of links from the Honda homepage. As a result, companies and brands have had difficulty finding ways to bring a viewer, reader or listener of offline media to a specific web page, making it difficult to couple offline branding with online fulfillment.

    MARKET OPPORTUNITY

    URLs have generally proven to be an ineffective way for users to navigate the Internet. In addition, the limitations of navigating with URLs have created a problem for companies seeking to bring their offline brands and identities onto the Internet and a significant challenge in promoting their online existence to viewers, listeners and readers of their offline marketing activities. Just as domain names replaced long, difficult to remember numerical IP addresses for email, there is a need for something to replace long, difficult to remember URLs for web pages and other Internet resources. We believe that there is a clear market opportunity for a third party that can build and manage an efficient, global Internet navigation system that is more intuitive to users and leverages companies' well-developed offline brands and identities.

THE REALNAMES SOLUTION

    The RealNames Service simplifies navigation on the Internet by allowing users to connect directly to specified web pages through the use of Internet Keywords. Internet Keywords are generally intuitive, familiar words and phrases. They allow a web user to navigate to a web page from any navigation point on the web that recognizes Internet Keywords, including the browser command line, the search box, the directory listing and the hyperlink. Internet Keywords also allow companies to leverage and promote their brands as direct connections to their web pages. We believe this will enable Internet Keywords to be an integral part of a global Internet infrastructure.

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
    Internet Keywords operate on the RealNames platform, which is a new layer of Internet infrastructure that is designed to facilitate navigation in multiple languages from any location on the Internet. As of August 1999, this platform was available to more than 60% of U.S. Internet users, as measured by Media Metrix, as a result of being integrated into search engines, directories and portals such as AltaVista, DogPile, GO Network, LookSmart, and MSN. Furthermore, Internet Keyword functionality is integrated into Microsoft's Internet Explorer 5.0, which Stat Market estimates, as of September 30, 1999, to have a greater than 30% share of the current installed base of web browsers. We believe that the use of Internet Keywords offers a number of benefits, including the following:

    INTERNET KEYWORDS MAKE DIRECT NAVIGATION EASIER FOR THE USER. Internet Keywords are designed to allow users to navigate the Internet using simple, intuitive words and phrases. A consumer generally requires no additional knowledge other than a company's name, brand or product name to get to a desired web page. Similarly, an Internet user can navigate directly to an individual's personal web page by knowing his or her Personal Keyword. In addition, international users can navigate the web using their own character set. Internet Keywords also complement a search experience by providing direct navigation and search results in one integrated environment. Internet Keywords generally appear prominently within the search results of Internet Keyword-enabled search engines. Furthermore, the RealNames platform provides a simple means of preventing dead links. If the location of a web page is changed, a customer only needs to report this change to us once to update all pre-existing Internet Keyword links.

    INTERNET KEYWORDS LEVERAGE ESTABLISHED BRANDS AND OFFLINE MARKETING TO DRIVE ONLINE FULFILLMENT. Many companies seeking to provide goods and services over the Internet have substantial investments in their brand and product names. An Internet Keyword leverages these investments by allowing companies to use their brands, many of which may be household names, as the means by which customers interact with the company and its products on the web. We believe Internet Keyword users are more likely to be pre-qualified customers because they are purposefully navigating towards a specific destination on the web using a brand or product name as the Internet Keyword to get there.

    Internet Keywords also enable native web brands, such as Amazon.com, to more efficiently use their growing investments in traditional offline media by allowing for the promotion of specific products or web pages through the use of simple and intuitive Internet Keywords. In addition, international businesses, whose brands are often expressed in character sets not found on a standard keyboard, may bring these brands to the web using Internet Keywords. This might otherwise be impossible through traditional URL addressing.

    THE REALNAMES PLATFORM ENHANCES NAVIGATION BY PROVIDING A NEW LAYER OF INTERNET INFRASTRUCTURE. The RealNames platform is a new layer of infrastructure between the user interface and the Internet Protocol layer of the Internet. The RealNames platform consists of software routers, tracking and reporting services and subscription services. Just as the Domain Name System enabled the creation of user-friendly email addresses that hide complicated IP addresses, the RealNames platform is designed to provide an intuitive navigation interface that hides complex and lengthy URLs, as shown by the following diagram.

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
    [Graphic depicting the evolution of Internet Navigation from IP addressing, to DNS addressing, to URL addressing, to Internet Keywords. Graphic includes applicable examples of each type of addressing or navigation system and arrows directing such evolution.]

    The RealNames platform is based on a distributed network of high-speed servers. This distributed computing architecture enables scalability and high performance as the network grows and is designed to be extensible to platforms other than Transmission Control Protocol/Internet Protocol and devices other than personal computers. The RealNames platform supports independent Internet Keyword systems such as those maintained by eBay, Homestore.com and Tickets.com by routing users to these systems by use of a prefix that is recognized by the RealNames platform. These independent Keyword Providers combine the prefix, such as "eBay," with a suffix, such as "Beanie Babies" or "Star Wars," to create their own unique Internet Keywords.

    INTERNET KEYWORDS ARE ASSIGNED TO PROVIDE A POSITIVE USER
EXPERIENCE. Rather than assigning Internet Keywords on a simple first-come, first-served basis, we require that the assignment of each Internet Keyword undergo an approval process intended to ensure a positive navigation experience for Internet users. In order to ensure a successful user experience, an Internet Keyword for which users have clear expectations, such as "Coca Cola" or "Ford Explorer," will be assigned only to the owner of the expected Internet destination. In addition, in order to maintain this same quality control after the initial assignment, we do not allow customers to transfer or reassign Internet Keywords. Our approval process also involves the use of individuals with specific knowledge of certain markets and languages, such as using native Germans for the assignment of German Internet Keywords. In addition, we have formed a policy advisory board consisting of industry experts with whom we consult on specific disputes and the future direction of our policy initiatives.

STRATEGY

    Our objective is to establish Internet Keywords as the de facto standard for Internet navigation and the RealNames platform as the standard for the proliferation and use of Internet Keywords. The key elements of our growth strategy include the following:

    EXPAND INTERNET KEYWORD AVAILABILITY. To achieve ubiquity of access to Internet Keyword navigation, we intend to leverage existing, and aggressively pursue additional, distribution relationships with providers of search, directory, e-commerce, portal and content services worldwide, as well as with vendors of client-based software applications such as browsers and plug-ins. Through our existing distribution relationships, we estimate that Internet Keywords are available to over 60% of Internet users in the United States. Internet Keyword navigation is currently integrated into:

    - the browser command lines of Microsoft's Internet Explorer 5.0 and NeoPlanet;

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
    - portals, such as AltaVista, GO Network and MSN;

    - directory services, such as LookSmart; and

    - search services, such as Cyber Networks and DogPile.

    Our goal is to establish distribution partnerships to integrate Internet Keyword navigation into all browser and other complementary third-party client applications. We are also developing a means to embed Internet Keywords into content sites, including articles and other text, by integrating our technology into web publishing tools. This would enable content sites to provide hyperlinks to the companies and products represented by those Internet Keywords. We believe that the use of hyperlinks constitutes a significant portion of web user navigation.

    DRIVE USER ADOPTION. Widespread user adoption is critical to establishing Internet Keywords as a de facto standard for Internet navigation. We are conducting a significant marketing campaign, both online and offline, to drive user awareness, trial and adoption of Internet Keywords.

    To further promote the use of Internet Keywords, we enter into co-marketing agreements with some of our customers, through which we commit to purchase advertising on those customers' web sites. Through these co-marketing agreements, we also commit funds to key customers for online and offline co-marketing initiatives in promotions and traditional media, such as television, print and radio advertising.

    We also offer free Personal Keywords to members of qualifying community web sites in order to facilitate widespread awareness, trial and adoption of Internet Keywords. Personal Keywords are Internet Keywords available to individuals for personal home pages and tend to be personal names or nicknames.

    GROW OUR CUSTOMER BASE. We intend to aggressively grow our customer base through a multi-tiered selling effort. We plan to significantly expand our direct sales force to sign up additional major customers. In addition, we intend to leverage the sales forces of our partners to promote the RealNames Service and to provide referrals to our direct sales force.

    We are committed to building a subscription reseller channel to grow our subscription sales. Current resellers include the following:

    - domain name registrars, such as Network Solutions;

    - Internet Service Providers, or ISPs, such as MindSpring; and

    - third-party providers to local merchant and member groups, such as Ticketmaster Online-CitySearch.

We also maintain an affiliate program whereby other web sites can resell Internet Keyword subscriptions.

    EXPAND INTERNATIONALLY. In response to the rapid international growth of the Internet, we intend to invest to significantly expand our worldwide presence. The RealNames platform was developed from inception to accommodate multi-language functionality, and today we maintain Internet Keywords in more than 40 languages. We have expertise in the assignment of Internet Keywords for a number of these languages and have developed localized Internet Keyword databases for four of these languages. As demand grows for Internet Keywords outside the United States, we intend to provide "on-the-ground" assignment expertise. To expand our reach in markets outside the United States, we intend to establish distribution and reseller relationships with local providers of Internet browser, search, directory, portal and content services in key international markets. Today, we have distribution relationships with AltaVista and Fireball in Germany and British Telecom in the United Kingdom. Further, we intend to deploy a global network infrastructure, including routers and data centers, to increase speed and service quality around the world.

    IMPROVE THE USER EXPERIENCE. Our mission is to make the Internet easily navigable through the use of Internet Keywords. To do so, we strive for maximum reliability, speed and uptime of our system. We seek to ensure high data quality, including daily implementation of a process for correcting bad links or other errors. We also intend to improve the user experience by developing a technology that will enable the RealNames platform to improve its ability to generate relevant Internet Keyword results based on an analysis of prior unsuccessful navigation events.

    CONTINUE TO DEVELOP AND PROMOTE POLICY STANDARDS FOR INTERNET KEYWORD NAVIGATION. To promote self-regulation in approving and assigning Internet Keywords, we have established a policy advisory board to provide external guidance on the Internet Keyword assignment process. The main responsibilities of this organization are to advise us on policies regarding the assignment of Internet Keywords, advise us on specific disputes regarding Internet Keyword assignment, and to consult with us on the future direction of our policy initiatives.

    CONTINUE TO DEVELOP AND PROMOTE TECHNICAL STANDARDS FOR INTERNET KEYWORD NAVIGATION. We intend to maintain an active role in the Internet Engineering Task Force and World Wide Web Consortium to promote the adoption of open standards for provision of Internet Keywords to the global user community. To this end, we have publicly released the public interface for addressing our routers. The publication of this public interface is intended to foster development of Internet Keyword-enabled software application by third party developers.

THE REALNAMES SERVICE

    Our service simplifies navigation on the Internet by connecting people directly to specific web pages through the use of Internet Keywords.

    HOW USERS NAVIGATE WITH INTERNET KEYWORDS

    Users seeking to navigate the Internet often type words, names, aliases or phrases into the browser command line or search box. We refer to these as navigation requests. A user seeking a specific web destination can initiate a navigation request using Internet Keywords through any navigation point on the web that recognizes Internet Keywords, including the browser command line, the search box, the directory listing, the hyperlink and other web applications.

    When a user's navigation request precisely matches a recognized Internet Keyword, the user can navigate directly to the specific web destination:

    - when the navigation request is made through an Internet Keyword-enabled browser such as Microsoft's Internet Explorer 5.0 or NeoPlanet, the user is automatically taken to the specific web destination; and

    - when the navigation request is made through an Internet Keyword-enabled search or directory environment, such as AltaVista, MSN, GO Network or LookSmart, the user is served an Internet Keyword hyperlink which, when clicked upon, takes the user directly to the specific web destination. In most cases, the Internet Keyword hyperlink is prominently displayed with the other search results and is clearly identified as an Internet Keyword from RealNames. An example is AltaVista, as depicted on the following page.

    [Graphic depicting the implementation of the RealNames Service within one of our distribution partner's web sites. Graphic includes the web page of our distribution partner with results of a search query. The RealNames result is listed first within search results as is standard with this distribution partner's implementation and an arrow pointing to such result.]

    When a user's navigation request does not precisely match a recognized Internet Keyword, the RealNames Service generates a list of all related Internet Keywords and a brief description of the corresponding web pages. The user's navigation experience varies depending upon the specific navigation environment.

    - In some environments, the user's navigation request is prominently displayed as a hyperlink. When this hyperlink is clicked upon, the user is taken to a separate page that lists related Internet Keyword hyperlinks and brief descriptions of the corresponding web pages;

    - In other environments, the related Internet Keyword hyperlinks are included among the other results generated by the search or directory provider, and may or may not include a description of the web pages; and

    - In still other environments, the related Internet Keyword results are not displayed by the search or directory provider.

If the user clicks upon a related Internet Keyword hyperlink, the user is taken directly to the specific web destination assigned to that Internet Keyword.

    HOW BUSINESSES USE INTERNET KEYWORDS

    Most businesses can benefit from the use of Internet Keywords. Leading e-commerce companies, such as our current customers eBay and Tickets.com, that want to host their own Internet Keyword systems using the RealNames platform can become Keyword Providers. Large brand marketers that have multiple brands, products or services, such as our current customers MGM and the Ford Motor Company, may want to become Corporate Account customers and have a large number of Internet Keywords, priced on a per visit or per transaction basis. Small and medium-sized businesses that simply want to be found more easily on the Internet may subscribe to individual fixed-priced Internet Keywords. We also participate in the affiliate programs of a number of e-commerce companies. In these cases, we route potential customers to these companies' web sites via Internet Keywords and collect a percentage of qualified purchases made by these customers.

    KEYWORD PROVIDERS

    Keyword Providers are customers that are assigned a unique routing prefix on the RealNames platform. This unique routing prefix allows a Keyword Provider to use the RealNames platform to create and maintain its own separate Internet Keyword system and to assign Internet Keywords to particular URLs within this environment. Users can navigate to the Internet Keyword systems of these Keyword Providers in any navigation environment that supports the routing prefixes, which currently include AltaVista, Infoseek and LookSmart. Keyword Providers pay us as follows:

    - a license fee for a routing prefix in the RealNames platform;

    - for each visit to their Internet Keyword system routed by the RealNames platform;

    - for each eligible transaction; or

    - some combination of the above. If a Keyword Provider sells subscriptions into its own Internet Keyword system, we may also share in this subscription revenue.

    CORPORATE ACCOUNT CUSTOMERS

    Corporate Account customers generally request a significant number of appropriate Internet Keywords which are hosted on the RealNames platform. Corporate Account customers pay us for each visit to, or each eligible transaction conducted on, their site through the use of Internet Keywords. We provide tracking and reporting services to all of our Corporate Account customers.

    INTERNET KEYWORD SUBSCRIPTION CUSTOMERS

    An Internet Keyword also enables small and medium-sized businesses to be found easily and directly. As with larger companies, Internet Keywords allow these businesses to leverage the familiarity of their name or brand as a tool for direct navigation. These companies subscribe to Internet Keywords for an annual fee per Internet Keyword through one of our resellers or directly from our web site. Customers are provided with online support to track the effectiveness of their Internet Keyword and can obtain detailed tracking information about the visitors delivered to their site.

    AFFILIATE PROGRAMS

    We participate in the affiliate programs of over 750 e-commerce companies. Through the use of Internet Keywords, users can intuitively navigate directly to web pages of these companies. Pursuant to the terms of their affiliate programs, these e-commerce companies pay us a flat fee for, or a percentage of, any eligible transaction conducted by a visitor delivered to their site through an Internet Keyword.

TECHNOLOGY AND INFRASTRUCTURE

    The RealNames platform is comprised of three key components, each of which is supported through services:

    - our Internet Keywords Database, which stores all of our Internet Keyword information. Customers and resellers can input and modify Internet Keyword information through our Subscription Services;

    - our routers, with which customers, users and distributors interact through our Routing Services; and

    - our Statistics Database, with which customers, resellers and distributors interact through our Tracking and Reporting Services.

    The following diagram illustrates how the customers, users and distributors interface with the RealNames platform.

    [Graphic depicting how customers, users and distributors interface with the RealNames platform. Graphic includes arrows showing the direction of interaction through the Internet Keywords Database, routers and the Statistics Database and the various services offered, including Subscription Services, Routing Services and Tracking and Reporting Services.]

    THE INTERNET KEYWORDS DATABASE AND SUBSCRIPTION SERVICES

    At the center of the RealNames platform is a large relational database called the Internet Keywords Database. This database is the master repository of all Internet Keywords and associated information about companies, products and services. The database is designed for speed and maximum data throughput.

    The Internet Keywords Database stores information using UNICODE strings, a technology that enables Internet Keywords to be expressed in any language. Today, Internet Keywords exist in over 40 languages, including English, French, German, Arabic, Mandarin, Cantonese, Korean and Japanese.

    The Internet Keywords Database has been designed with a Hypertext Mark-up Language, or HTML, front-end presentation layer which is responsible for the generation of web interfaces to the Subscription and Tracking and Reporting Services. The HTML front-end implements a three-tier architecture with a strict separation between the back-end components and the presentation layer. This separation is critical as it gives RealNames the flexibility to support a variety of web interfaces in any character set and language, enabling our partners to offer our services customized for their unique environments.

    Our Subscription Services provide the core functionality for Internet Keyword customers to input their information into the Internet Keywords Database and to update this information as it changes over time. Customers are presented with an easy and intuitive web interface through which they enter their contact and billing information, the desired Internet Keywords and detailed information about the web page associated with the Internet Keywords.

    Our subscription protocol is based on HTTP and Extensible Mark-up Language, or XML. It has been designed to allow resellers and Keyword Providers to build and deploy their own web interface to the subscription services. The subscription protocol provides a flexible Application Programming Interface, or API, to the Internet Keywords Database that partners can build upon.

    In addition, we provide services that allow customers to manage their Internet Keywords. Through these services, a customer can determine the URLs to which their Internet Keywords are assigned, change this assignment if the web page is moved or change the description of their Internet Keywords. Furthermore, these services allow Keyword Provider customers to enforce the policies for Internet Keyword assignment within their own Internet Keyword system.

    ROUTERS AND ROUTING SERVICES

    RealNames routers enable users to navigate the Internet using Internet Keywords. RealNames routers consist of high performance servers and routing tables. Routing tables are separate databases of Internet Keywords which are continuously updated and synchronized with the master Internet Keywords Database. The Routing Services allow developers to incorporate Internet Keyword navigation into their applications.

    The following are key attributes of the routers and the Routing Services:

    - PROVIDES HIGH PERFORMANCE AND SCALABILITY. The RealNames platform was designed with high performance and scalability in mind. Accordingly, we made an early design decision to physically separate our routers from our master Internet Keywords Database. This physical separation has several benefits:

        - Unlike a system where all the servers access a centralized database for routing instructions, our routers do not directly access the master Internet Keywords Database, but instead access their own separate routing tables. This prevents the master Internet Keywords Database from becoming a traffic bottleneck. We synchronize the data in the routing tables with the master Internet Keyword Database through a live update service. The live update service is a sophisticated messaging and queuing system that propagates the changes from the master Internet Keywords Database to the routing tables in real-time.

        - Since the routers and the master Internet Keywords Database are independent, they do not have to reside in the same physical location. Instead, our routers can be deployed in strategic locations in order to reduce the distance between our routers and Internet Keyword users, which minimizes response time. Today, we have routers deployed on the West and East Coasts of the United States, as well as in Germany, which access our master Internet Keywords Database in California.

        - In each location, our routers are organized in groups, or clusters, of parallel servers. Router clustering allows us to distribute and balance navigation requests across all machines within a single cluster. Router clustering also enables us to handle increased traffic by simply adding additional servers to the cluster and provides fault-tolerance or fail-over. When a server fails for any reason, navigation requests are automatically redirected to other functioning servers in the cluster. The defective machine may then be removed and serviced with no interruption of routing capabilities.

    - ENSURES FAST INTERNET KEYWORD RETRIEVAL. Our search and directory service distribution partners impose rigorous performance requirements on our routers in order to guarantee that their servers will not be slowed down. We have developed proprietary indexing technology that enables our routers to host millions of Internet Keywords while at the same time providing for fast lookup of Internet Keywords. Currently, using this proprietary indexing technology, our routers can handle millions of daily navigation requests with an average server response time of 5 milliseconds, which is approximately 50 times faster than a typical search engine.

    - ENABLES SIMPLE INTEGRATION. Our client libraries are a set of highly portable object-oriented APIs that simplify the integration of the Routing Services into client applications such as web browsers or search and directory services. The client libraries allow third-party developers to integrate Internet Keyword-based navigation services within their new applications and devices. Our client libraries run on several operating systems such as Windows NT, Linux, Solaris and Digital Unix. In addition, we have publicly released the public interface to address our routers. We believe that by making this public interface available to application developers, it will foster independent development of client-based applications that interact with our Routing Services.

    THE STATISTICS DATABASE AND TRACKING AND REPORTING SERVICES

    The Tracking and Reporting Services measure all uses of Internet Keywords as they occur. When a router receives a navigation request, it immediately notifies our Tracking Services. The information sent by the routers to the Tracking Service includes the following:

    - the Internet Keyword used;

    - the URL to which the user is directed;

    - the time of the navigation request;

    - the origin of the navigation request; and

    - the domain of the origin.

    The Tracking Service then aggregates and stores this information into our Statistics Database. Our customers may use our Reporting Service to access the Statistics Database and generate detailed reports regarding the use of their Internet Keywords. These reports are accessible through a web interface.

    The Tracking and Reporting Services also implement the billing functionality from Internet Keywords for which we receive a price per visit fee. The billing service uses both the usage information from the Statistics Database and the pricing model stored in the Internet Keywords Database to automatically compute the monthly usage charges and generate an appropriate invoice.

SALES AND MARKETING

    We offer the RealNames Service to our customers through a direct sales organization, as well as through channel partners. Our sales efforts are focused by the type of customer, as follows:

    - KEYWORD PROVIDERS. Our strategic accounts sales force focuses on selling licenses to routing prefixes on the RealNames platform to customers with dynamic web sites that want to provide their own Internet Keywords and manage their own Internet Keyword system. Strategic accounts salespeople generally initiate discussions with high level business development or marketing executives, and sales cycles can range from one to six months.

    - CORPORATE ACCOUNT CUSTOMERS--PRICE PER VISIT OR PRICE PER TRANSACTION INTERNET KEYWORDS. Our Corporate Account direct sales force focuses on soliciting price per visit, or PPV, or price per transaction, or PPT, Internet Keyword subscriptions from Corporate Account customers. The target companies for Corporate Accounts are large brand marketers and leading Internet content and e-commerce companies. The sales cycle for Corporate Account customers can range from one week to three months. During this time, our Corporate Account sales force works with the potential customer to select the appropriate Internet Keywords that will maximize traffic to the desired web pages. Because many of our target Corporate Accounts employ advertising agencies to advise them on Internet media buys, we maintain relationships with, and will continue to focus significant sales and marketing efforts on, advertising agencies.

    - ANNUAL SUBSCRIPTION CUSTOMERS. We offer fixed-priced annual subscriptions of Internet Keywords to those small and medium-sized businesses whose web site traffic is not sufficient to require a PPV-or PPT-based subscription. Because of the large volume of annual subscriptions, we offer these Internet Keywords either directly through the registration page on our web site or through our channel sales and affiliate programs. Our Internet Keyword subscription resellers include leading Internet service providers, web-hosting companies and domain name registrars, both in the United States and internationally. Internet Keyword subscriptions complement their domain name sales and Internet services. These resellers are involved in joint marketing programs and are offered comprehensive training and support. We have also established an affiliate program that provides an opportunity for small companies and individuals to establish a hyperlink to our subscription interface and receive a referral fee for each paid Internet Keyword subscription that originates from their web site.

    Our primary marketing objective is to build awareness and drive adoption of Internet Keywords. We intend to generate increased familiarity and usage of Internet Keywords by end users and companies, which may generate momentum for the category and product. To accomplish these goals, we have adopted a parallel advertising strategy. We have launched an aggressive advertising and marketing communications program that focuses on generating end user education, awareness and trial. At the same time, we are supplementing these efforts with cooperative marketing initiatives designed to encourage our customers to include Internet Keywords in both their online and offline marketing campaigns. We also purchase online advertising on our Keyword Providers' web sites in order to educate Internet users as to the availability and benefits of using Internet Keywords. In addition, we offer free Personal Keywords for personal web sites through qualified Internet community sites.

CUSTOMERS

    KEYWORD PROVIDERS

    As of September 30, 1999, we had entered into agreements with the following Keyword Providers:

About.com       First Source                 Jobs.com
British         Furniture.com                MP3.com
Telecom         Homestead                    Millenium Internet (MovieWeb)
DVD Express     Homestore.com (Realtor.com)  Tickets.com
eBay            iAtlas                       Tunes.com
EMusic.com

    None of our Keyword Provider customers accounted for more than 10% of our total revenue for the year ended December 31, 1998 or the six months ended June 30, 1999.

    INTERNET KEYWORD CUSTOMERS

    Below is a list of some of our Internet Keyword customers that we charge on a price per visit basis:

                                    TELECOMMUNICATIONS       CONSUMER/
AUTO      FINANCIAL/REAL ESTATE       AND TECHNOLOGY       PACKAGED GOODS    ENTERTAINMENT     PORTAL/CONTENT
-----  ---------------------------  -------------------  ------------------  -------------  --------------------
Ford   AllState Insurance           Fluke                Federal Express     eMusic         American Banker
Mazda  Countrywide Home Loans       Hitachi              GE                  Fastv          Buena Vista (Disney)
Volvo  Homestore.com (Realtor.com)  Kiplinger's Taxcut   Pharmacia & Upjohn  Housenet.com   Deja.com
       Insweb.com                   Nintendo             Smartscrubs         MTV            Intelligent Life
       MarketWatch.com              Nokia IPRG           Sprint Business     Virgin.net     MGM
       Net.Bank                     Quantum              Wyeth Ayerst                       SportsLine USA
       Strong Capital Management    Segasoft                                                StarMedia Network
                                    VeriSign                                                TheStreet.com
                                    Won.net                                                 Variety
                                                                                            women.com

    None of our Internet Keyword customers that we charge on a price per visit basis accounted for more than 10% of our total revenue for the year ended December 31, 1998 or the six months ended June 30, 1999.

STRATEGIC RELATIONSHIPS

    We believe that development of strategic relationships with leading Internet companies is critical to the ubiquity and acceptance of Internet Keywords and ultimately the success of our business model. We are developing worldwide marketing and distribution relationships in each of the following areas:

    INTERNET KEYWORD DISTRIBUTION PARTNERS

    We have established strategic relationships with a number of companies in order to make Internet Keywords available to as many users as possible. Our Internet Keyword distribution partners include leading Internet search, directory and portal services, and vendors of client-based software applications such as browsers and plug-ins and vendors of Internet-connected hardware devices such as Internet terminals.

    The following is a list of our Internet Keyword distribution partners with whom we have agreements as of September 30, 1999:

    SEARCH, DIRECTORY AND PORTAL PARTNERS        BROWSER AND OTHER APPLICATIONS AND PRODUCTS
----------------------------------------------  ----------------------------------------------
About.com                                       Brodia Shopping Console
AltaVista                                       Guru.net
British Telecom                                 Microsoft Internet Explorer 5.0
Cyber411 (C4.com)                               NeoPlanet Browser
DogPile                                         NetPliance
Epicentric                                      NetZero ZeroPort
Fireball.de
iAtlas
Inktomi
LookSmart
MSN
GO Network

    INTERNET KEYWORD SUBSCRIPTION RESELLERS

    We have established relationships with a number of companies to solicit applications for Internet Keyword subscriptions on our behalf. These companies include domain name registrars, web hosting companies and ISPs that have entered into reseller agreements with us. Many of our search partners also solicit referrals for Internet Keyword subscriptions from their web sites. In addition, through our agreement with Network Solutions, we have also established Internet Keyword reseller relationships with a number of Network Solutions' ISP and web hosting partners.

    These relationships allow us to leverage the sales channels and customer bases of our many partners in order to drive subscription growth and the rapid adoption of Internet Keywords, both domestically and internationally. We generally pay Internet Keyword subscription resellers a commission for each Internet Keyword subscription that originates from their web site. We also intend to integrate the service offerings of several of our partners directly with our back-end subscription database to facilitate the process of obtaining an Internet Keyword. For example, a customer who applies for merchant web hosting services would be able to simultaneously register a domain name and subscribe to an Internet Keyword through a single registration interface.

    The following is a list of companies with which we have entered into Internet Keyword reseller agreements as of September 30, 1999:

AltaVista                              Internet Domain Registrars
AltaVista Germany                      LookSmart
British Telecom                        MSN LinkExchange
Constructors                           NetBenefit UK
Cyber411 (C4.com)                      NetNames UK
Domain Direct                          Network Solutions
Enames                                 Ticketmaster Online-CitySearch
Fireball.de
Homestore.com

    In addition, through our agreement with Network Solutions, we have established reseller relationships with the following companies as of September 30, 1999:

Dynaweb                                Superb Internet
Innerhost                              Teleport
MindSpring                             Virtual Exchange Network
Net//Works Web Hosting                 Virtual Servers
SurfChina

    COMMUNITY WEB SITE PARTNERS

    As part of our strategy to increase user adoption of Internet Keywords, we offer free Personal Keywords to members of qualifying Internet community sites that provide free email, web hosting, site-building tools and other Internet services to individuals. We have established relationships with several of these community web sites to make our free Personal Keywords available to their users either by providing hyperlinks to our web site or by integrating our back-end subscription processing system with their registration services in a "one-click" program. Through these relationships, we expect to increase user awareness and adoption of Internet Keywords. Our community web site partners currently include Homestead, Fortune City and GO Network.

KEYWORD APPROVAL POLICY

    Our mission is to provide better and simpler Internet navigation for all users. It is our intention to manage a neutral, third-party Internet Keyword subscription service which eliminates many of the problems of the current Domain Name System.

    Keyword analysts in our customer service and support organization review all requested Internet Keywords in accordance with our approval policy. The underlying philosophy of our approval policy is to eliminate, or significantly mitigate, the potential for a negative user experience. To that end, all Internet Keyword requests are evaluated against two general criteria:

    - no intentional misdirection of users by providing web site content which is inconsistent with the generally accepted meaning of the requested Internet Keyword; and

    - no cybersquatting--the subscription of Internet Keywords with the intention of transferring them for a profit.

    Customers whose Internet Keyword requests are not initially approved are provided with suggestions for alternative Internet Keywords or are permitted to submit alternative requests for review. All Internet Keyword decisions are reviewed by supervisors prior to the communication of a decision to the customer.

    In recognition of the fact that the Internet Keyword review process involves human judgment and the potential for error, we have formed a policy advisory board comprised of a group of Internet industry experts that provides advice on specific Internet Keyword decisions. The policy advisory board also advises us in the event disputes arise between third-parties over the assignment of Internet Keywords, and provides guidance in the future direction of our policy initiatives.

CUSTOMER SERVICE AND SUPPORT

    Our customer service and support organization is responsible for the resolution of general, billing and technical questions from Internet Keyword customers, Keyword Providers and users of the RealNames Service. Domestic and international customers from both our reseller channels and our direct sales channels are serviced through this organization.

    Customers have 24-hour online access to their accounts through the RealNames web site, where they can manage the specific names and routing of their Internet Keywords, as well as check their current traffic statistics. In addition, Internet Keyword customers, Keyword Providers and users can reach customer service personnel through both email and a toll-free number. Our goal is to respond to all customer service inquiries within an average of 24 hours.

    Our staff is currently available five days a week for 12 hours per day and services customers in seven different languages. In order to meet the needs of our growing international customer base, as well as our Personal Keyword customers, we intend to implement a 24-hour, seven-day-a-week operation in the year 2000. As we expand our international service, we intend to decentralize our service and support functions and establish a local presence in selected international markets.

PRODUCT DEVELOPMENT

    We believe that strong product development capabilities are essential to our strategy of enhancing our core technology, developing additional applications incorporating that technology and maintaining the competitiveness of our service offerings. The RealNames platform is in a constant state of development. The goal of our product development effort is to increase the size of the Internet Keyword database while maintaining the performance of the RealNames platform and extending its functionality. Our President and Chief Executive Officer, Chief Technology Officer and senior engineering personnel participate in our product development effort.

    Current product development efforts are focused on the following:

    - making the public interface to our routers available to the public in order to foster development of Internet-Keyword enabled software applications by third party developers;

    - developing intelligent data acquisition technology that will enable the RealNames platform to improve its ability to generate relevant results based on an analysis of prior unsuccessful navigation events, which will increase the quality of our Internet Keyword data; and

    - integrating our technology into web publishing tools, enabling content sites to embed Internet Keywords into articles and other text.

    We have made substantial investments in product development and related activities. As of August 31, 1999, there were 10 employees dedicated to product development, and we continue to actively recruit highly qualified computer scientists, engineers and software developers with expertise and degrees in the areas of software engineering. Through this mix of personnel, we strive to create and maintain an environment of rapid innovation and product release. Our product development expenses were $1.0 million, including a non-cash charge of $705,000 for the transfer of technology from the founders, in our inception period from November 19, 1996 until December 31, 1997, $1.2 million during the year ended December 31, 1998 and $1.9 million during the six months ended June 30, 1999. To date we have not capitalized any software development costs. We expect to continue to devote substantial resources to our product development activities.

COMPETITION

    The market for the RealNames service is new and rapidly evolving, and we expect competition in and around this market to intensify in the future. While we do not believe any of our competitors currently offer the functionality offered by the RealNames platform, we face competition from several companies that provide services and functionality similar to ours and that could in the future seek to compete more directly with us.

    We are aware of at least two other companies that offer, or have in the past offered, services that enable the addressing of web pages other than URLs. In addition, AOL has developed its own set of AOL Keywords for navigation within its own proprietary service. If we are unable to structure an agreement with AOL to enable Internet Keywords within AOL's proprietary service, the number of our potential users, partners and customers could be decreased. In addition, AOL could develop a service or technology to extend AOL Keywords, or otherwise offer a competing navigation service, outside its proprietary service and on the broader Internet. In addition, if Internet Keywords become increasingly prominent, other Internet companies may enter our market with the specific purpose of taking market share from us or limiting our growth. In particular, providers of browsers, client applications, search engines, directories, portals or content sites may implement their own keyword systems or technology, as AOL has done, to serve their own users and customers directly. Also, our existing distribution relationships, including our relationship with Microsoft, do not preclude our distribution partners from developing and implementing their own keyword or similar navigation systems or technology in the future.

    Most of our potential competitors, including AOL, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These potential competitors would be able to devote greater resources to the development and marketing of their service or technology if they decide to compete with us. Our competitors may develop services that are equal or superior to ours or that achieve greater market acceptance. Our competitors may also engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, distribution partners, users and customers. Our competitors may also be able to bundle their keyword services or technology with other services or technology that we do not offer, thus making their package more attractive to customers and users. It is also possible that some competitors would offer such a service or technology at no charge to our customers. Our competitors may develop services that are equal to or superior to ours or that achieve greater market acceptance. In addition, competitors may establish cooperative relationships among themselves or with third parties to better address the needs of users and customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

    In addition, to the extent Internet users continue to rely on search engines, directories and hyperlinks without Internet Keyword functionality to navigate the Internet, we compete against this navigation alternative. We believe competition in this area is most pronounced with respect to the newer, more direct methods of search such as Google and Direct Hit.

    Competition could result in loss of market share, lower pricing for our service or increased operating expenses. In particular, if two or more keyword systems were to become widely available and heavily promoted, users might become confused and customers may be required to promote only one keyword. If our Internet Keywords do not become the de facto standard, our business growth could be limited.

    We believe that our success in competing with our competitors will depend on various factors, many of which are outside of our control. These factors include:

    - the ease of use, speed, reliability and accuracy of the RealNames Service;

    - the timing and market acceptance of new and enhanced features to the RealNames Service; and

    - our ability to establish Internet Keywords as a de facto standard for Internet navigation.

INTELLECTUAL PROPERTY

    Our ability to compete and continue to provide technological innovation is substantially dependent upon internally developed technology and our ability to protect such technology and other proprietary rights. We rely on a combination of copyright, trade secret and trademark law to protect our technology, our data and our business, although we believe that other factors such as the technological and creative skills of our personnel, new product developments, frequent product and feature enhancements and reliable product support and maintenance are more essential to maintaining a technology leadership position. We have also applied for registered servicemark status for, among others, "RealNames" and "RealNames Service" and our logo and service marks in the United States. We have registered "Real Name Service" as a trademark with the European Union for international protection. In addition, we generally enter into confidentiality and nondisclosure agreements with our employees, consultants, customers and corporate partners. We also control access to and distribution of our technology, documentation and other proprietary information. Despite these efforts, we may not be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving. Because we are devoting significant resources to building our brands, primarily "RealNames," through media advertising campaigns, if we are unable to register the trade and service marks for which we have applied, or if we are unable to defend our intellectual property rights, our business may be harmed.

    We attempt to avoid infringing known proprietary rights of third parties in our product development efforts. However, we do not regularly conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. There are many issued patents as well as patent applications in the Internet-related industries. Because patent applications in the U.S. are not publicly disclosed until the patent is issued, patent applications may have been filed which relate to our services. In addition, our competitors and other companies as well as research and academic institutions have conducted research for many years in the Internet-related industries, and this research should lead to the filing of further patent applications. If we were to discover that our products violated or potentially violated third party proprietary rights, we might not be able to obtain licenses to continue offering those products without substantial reengineering. Any reengineering effort may not be successful, nor can we be certain that any licenses would be available on commercially reasonable terms.

    Substantial litigation regarding intellectual property rights exists in the Internet-related industries, and we expect we may be increasingly subject to third-party infringement claims as the number of competitors in our industry segments grows and the functionality of services and products in different Internet-related industries overlaps. Any third-party infringement claims could be time-consuming to defend, result in costly litigation, divert management's attention, time and resources, cause service delays or require us to enter into royalty or licensing agreements. Any royalty or licensing arrangements, if required, may not be available on terms acceptable to us, if at all. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, financial condition and results of operations.

EMPLOYEES

    As of August 31, 1999, we had a total of 137 employees, including 31 in research and development, 35 in sales and marketing, 29 in customer support and Internet Keyword assignment, 13 in business development and 20 in administration and finance. As of August 31, 1999, we also employed 36 temporary employees. All these employees were located in the United States. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good.

    Our future operating results depend in significant part on the continued service of our key technical, sales and senior management personnel, none of whom is bound by an employment agreement. Our future success also depends on our continuing ability to attract and retain highly qualified technical, sales and senior management personnel. We have experienced difficulty in recruiting qualified technical, sales and senior management personnel, and we expect to experience these difficulties in the future. If we are unable to hire and retain qualified personnel in the future, this inability could seriously harm our business.

FACILITIES

    Our engineering, operations, customer support, Internet Keyword assignment and administrative personnel occupy an office of approximately 25,000 square feet in San Carlos, California, under a lease that expires in February 2006. Our sales, marketing and business development personnel occupy an office of approximately 26,000 square feet in Redwood City, California, under a lease that expires in May 2000. We will need to lease additional space by April 2000 and are currently searching for suitable facilities. In addition, we lease sales and support offices in the metropolitan area of New York and lease facilities to host routers and data centers in New Jersey and Germany.

LEGAL PROCEEDINGS

    From time to time, we are involved in legal proceedings and litigation arising in the ordinary course of business. As of the date of this prospectus, except as described below, we are not a party to any litigation or other legal proceeding that, in our opinion, could severely harm our business.

    On July 17, 1998, a third party brought an action against us in the United States District Court for the Eastern District of Virginia, alleging that our service infringed its U.S. Patent No. 5,764,906. On January 8, 1999, the District Court granted our motion for summary judgment on the issues of claim construction and non-infringement. On January 12, 1999, the Court entered judgment in our favor. The plaintiff has appealed the case to the United States Court of Appeals for the Federal Circuit. The appeal is currently pending. If the District Court's summary judgment ruling were overturned on appeal, we could be prevented from offering the RealNames service, which is currently our only source of revenue.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers, directors and key employees of RealNames, and their ages as of August 31, 1999, are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Keith W. Teare.......................................          44   Chairman of the Board of Directors, President and
                                                                      Chief Executive Officer
James N. Strawbridge.................................          38   Executive Vice President, Chief Financial and
                                                                      Administrative Officer
Edward F. West.......................................          46   Executive Vice President, Strategic Business
                                                                      Development
Barbara Gore.........................................          39   Senior Vice President, Marketing
Susan M. Rotella.....................................          41   Senior Vice President, Customer Operations
Robert S. Bowman.....................................          25   Vice President, Engineering and Operations
Jeffrey Stevenson....................................          35   Vice President, Sales
Nicolas Popp.........................................          36   Chief Technology Officer
Anthony J. Gould.....................................          37   Director of Finance and Corporate Controller
William Elkus........................................          48   Director
John Fisher..........................................          40   Director
Jean Marie Hullot....................................          45   Director
Robert Korzeniewski..................................          42   Director
Robert J. Loarie.....................................          56   Director

------------------------

    KEITH W. TEARE co-founded RealNames in November 1996 and has served as Chairman of the Board, President and Chief Executive Officer since that time. From August 1994 to November 1996, Mr. Teare also co-founded and served as Chief Technical Officer at The Easynet Group, an Internet Service Provider. In August 1994, Mr. Teare founded Cybercafe, an Internet company, and has served on its board of directors since that time. Mr. Teare holds a B.A. in Sociology and Political Science from the University of Kent at Canterbury, England.

    JAMES N. STRAWBRIDGE has served as Executive Vice President, Chief Financial and Administrative Officer since July 1999. Prior to joining RealNames, Mr. Strawbridge was a partner with the law firm of Wilson Sonsini Goodrich & Rosati from February 1995 to July 1999 and was an associate with the firm from October 1987 to January 1995. Mr. Strawbridge served as a director of RealNames from December 1997 to March 1998. Mr. Strawbridge holds a B.S. in Industrial Engineering and Operations Research from Virginia Tech and a J.D. from the University of Virginia.

    EDWARD F. WEST has served as Executive Vice President, Strategic Business Development since March 1999. He joined RealNames in May 1998 as Executive Vice President, Sales and Marketing. Prior to joining RealNames, from June 1996 to March 1998, Mr. West co-founded and served as Chief Operating Officer and Executive Vice President of Development at Softbank Interactive Marketing, an Internet marketing services company. From June 1995 to June 1996, Mr. West co-founded and served as President of Network 1.0, an Internet and marketing services company. Mr. West also founded and served as President and Publisher of Consumer Direct Access, Inc., a directory publishing company, from January 1991 to May 1995. Mr. West holds an A.B. in Architecture and Urban Planning from Princeton University and an M.B.A. from Harvard Business School.

    BARBARA GORE has served as Senior Vice President, Marketing since May 1999. Ms. Gore joined RealNames as Vice President, Business and Product Development in October 1998. Prior to joining RealNames, from July 1998 to September 1998, Ms. Gore served as President of The BizDev Group, an

Internet consulting company. From July 1995 to January 1998, Ms. Gore served as a Publisher for Netscape Communications Corporation, an Internet company. Ms. Gore also served as Vice President of Sales at Lycos, an Internet company, from May 1995 to July 1995. Ms. Gore holds a B.S. in Advertising from the University of Florida.

    SUSAN M. ROTELLA has served as Senior Vice President, Customer Operations since June 1999. Ms. Rotella joined RealNames as Vice President, Subscription Sales and Marketing in July 1998. Prior to joining RealNames, from May 1997 to January 1998, Ms. Rotella served on a contract basis as Director, Product Management at SBC Directory Operations, the yellow pages advertising division of Southwestern Bell. From February 1993 to June 1996, Ms. Rotella held various positions at AirTouch Communications, a wireless communications company, including most recently as Director, Investor Relations. Ms. Rotella holds a B.B.A. in Public Accounting from the Hofstra University School of Business and an M.B.A. from the University of Michigan.

    ROBERT S. BOWMAN has served as Vice President, Engineering and Operations since March 1999. Prior to joining RealNames, from February 1999 to March 1999, Mr. Bowman served as a consultant for a number of Internet companies. From October 1995 to February 1999, Mr. Bowman held various positions at Exodus Communications, an Internet and computer networking company, including most recently as Director of Network Technology. From September 1994 to October 1995, Mr. Bowman served as a consultant for a number of Internet companies.

    JEFFREY STEVENSON has served as Vice President, Sales since June 1999. Prior to joining RealNames, from November 1998 to June 1999, Mr. Stevenson served as Senior Director of Business Development for International Network Services, a computer networking company. From July 1997 to November 1998 Mr. Stevenson served as Director of Business Development at VitalSigns Software, a software company. From July 1995 to July 1997, Mr. Stevenson served in OEM Strategic Business Development at Netscape Communications. From May 1993 to July 1995, Mr. Stevenson held various positions at NetManage, a software company, including most recently as Director of Major Accounts. Mr. Stevenson holds a B.S. in Electrical/Electronic Engineering from California State University, Chico.

    NICOLAS POPP has served as Chief Technical Officer since March 1999. Mr. Popp joined RealNames as Vice President, Engineering in May 1997. Prior to joining RealNames, from March 1997 to April 1997, Mr. Popp served as Web Objects Software Manager at Apple Computer, a computer company. Mr. Popp served as a Web Objects Software Manager from August 1995 to March 1997, and as Manager of Applications Tools Software from January 1994 to April 1995, at NeXT Software, a computer software company. Mr. Popp holds a B.S. in Robotics and an M.S. in Aeronautics from Stanford University and a B.S. in Aeronautics from Ecole Nationale Superieure De L'aeronautique et Espace, France.

    ANTHONY J. GOULD has served as Director of Finance and Corporate Controller since July 1999. Prior to joining RealNames, from November 1988 to July 1999, Mr. Gould held various positions at Bay Area Banc Shares, a bank holding company, including most recently as Chief Operating and Financial Officer. Mr. Gould holds a B.B.A. in Finance from the University of Wisconsin, Eau Claire and an M.B.A. from California State University, Hayward.

    WILLIAM ELKUS has served as a director of RealNames since March 1998. Mr. Elkus is a Managing Member of idealab Capital Partners, a venture capital investment company, which he joined in March 1998. Prior to joining idealab Capital Partners, from January 1994 to December 1997, Mr. Elkus was a Managing Director of Klein Investment Group, LP, an investment banking company. Mr. Elkus also serves as a director of GoTo.com, an Internet advertising company, and serves as a director of several private companies. Mr. Elkus holds a S.B. and S.M. from Massachusetts Institute of Technology and a J.D. from Harvard Law School.

    JOHN FISHER has served as a director of RealNames since March 1998. Mr. Fisher is a Managing Director of Draper Fisher Jurvetson, a venture capital investment company, which he joined in 1991.

Mr. Fisher also serves as a director of Wit Capital Corporation, an investment banking company, and serves as a director of several private companies. Mr. Fisher holds a B.A. from Harvard College and an M.B.A. from Harvard Business School.

    JEAN MARIE HULLOT co-founded RealNames in November 1996 and has served as a director of RealNames since that time. Prior to joining RealNames, Mr. Hullot served as Chief Technology Officer at NeXT Software from 1994 to June 1996. Mr. Hullot holds an M.A. and a Ph.D. in Computer Science from the University of Paris.

    ROBERT KORZENIEWSKI has served as a director of RealNames since December 1998. Mr. Korzeniewski is Chief Financial Officer and acting Chief Operating Officer of Network Solutions, an Internet company which he joined in March 1996. Prior to joining Network Solutions, from 1987 to October 1997, Mr. Korzeniewski held a variety of senior financial positions with SAIC, a systems engineering company. Mr. Korzeniewski is a Certified Public Accountant and holds a B.S. in Business Administration from Salem State College.

    ROBERT J. LOARIE has served as a director of RealNames since August 1999. Since August 1992, Mr. Loarie has been a Principal of, and since December 1997, a Managing Director of Morgan Stanley Dean Witter, an investment banking company. Since August 1992, Mr. Loarie has also served as a managing member of several venture capital investment partnerships affiliated with Morgan Stanley Dean Witter. Mr. Loarie also serves as a director of Adaptec, a computer peripherals company, and Evolving Systems, a telecommunications software company. Mr. Loarie holds a B.S. from the Illinois Institute of Technology and an M.B.A. from Harvard Business School.

    The board of directors elects executive officers on an annual basis. Executive officers serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

    Under a voting agreement that we have with a number of our stockholders, the following stockholders or their affiliated entities have appointed a member to our board of directors:

    - idealab Capital Partners, whose representative on our board is Mr. Elkus;

    - Draper Fisher Jurvetson, whose representative on our board is Mr. Fisher;

    - Network Solutions, whose representative on our board is Mr. Korzeniewski; and

    - Morgan Stanley Dean Witter Venture Partners, whose representative on our board is Mr. Loarie.

    This voting agreement will terminate upon completion of this offering.

BOARD COMPOSITION

    Our board of directors is comprised of six individuals. Each director is currently elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his or her successor is duly elected and qualified. However, upon the completion of this offering, our board will be reorganized into a classified board, whereby our directors will be divided into three classes with overlapping three-year terms as follows:

    - Class I directors will include             and             , and their
      terms will expire at the first annual meeting of stockholders following this offering;

    - Class II directors will include             and             , and their
      terms will expire at the second annual meeting of stockholders following this offering; and

    - Class III directors will include             and             , and their
      terms will expire at the third annual meeting of stockholders following this offering.

    Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

BOARD COMMITTEES

    Our board of directors currently has two standing committees, an audit committee and a compensation committee.

    AUDIT COMMITTEE. The board established an audit committee in April 1999, which currently consists of Messrs. Loarie and Korzeniewski. The audit committee has the following responsibilities:

    - make such examinations as are necessary to monitor our corporate financial reporting and the internal and external audits;

    - provide to the board the results of its examinations and recommendations derived from such examinations;

    - outline to the board improvements made, or to be made, in internal accounting controls;

    - nominate independent auditors; and

    - provide such additional information and materials as it may deem necessary to make the board aware of significant financial matters that require board attention.

    COMPENSATION COMMITTEE. The board established a compensation committee in April 1999, which currently consists of Messrs. Elkus and Fisher. The compensation committee has the following responsibilities:

    - review our executive compensation policy;

    - administer our stock purchase and stock option plans; and

    - make recommendations to the board regarding such matters.

DIRECTOR COMPENSATION

    Our directors currently do not receive any cash compensation for their services as members of the board of directors or any committees, but directors are reimbursed for reasonable expenses incurred in connection with attendance of board or committee meetings. In addition, our non-employee directors are eligible to participate in our 1999 Director Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to April 1999, all compensation decisions were made by the board of directors. In April 1999, the board established a compensation committee consisting of Messrs. Elkus and Fisher. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. For a discussion of transactions that the compensation committee members or their affiliates have entered into with RealNames, please see "Related Party Transactions."

EXECUTIVE COMPENSATION

    The following table sets forth information concerning total compensation received by our chief executive officer and each of our most highly compensated executive officers in 1998 whose salary and bonus was more than $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                          ANNUAL COMPENSATION    ---------------------
                                          --------------------        SECURITIES            ALL OTHER
NAME AND PRINCIPAL POSITION                SALARY      BONUS      UNDERLYING OPTIONS       COMPENSATION
----------------------------------------  ---------   --------   ---------------------   ----------------
Keith W. Teare .........................  $ 123,461         --               --                    --
  President, Chief Executive Officer and
  Chairman of the Board
Edward F. West .........................  $  87,115   $ 50,000          750,000                    --
  Executive Vice President, Strategic
  Business Development
Nicolas Popp ...........................  $ 132,688         --          100,000             $  43,200
  Chief Technology Officer

    Other compensation for Mr. Popp represents a loan, along with imputed interest, made to Mr. Popp in September 1997, which was forgiven in September 1998. For more information on this loan, please see "Related Party Transactions."

                            OPTIONS GRANTED IN 1998

    The following table sets forth information concerning stock options granted in 1998 to the executive officers included in the summary compensation table.

                                                         INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                                   --------------------------------------------------------------     VALUE AT ASSUMED
                                    NUMBER OF                                                      ANNUAL RATES OF STOCK
                                   SECURITIES   PERCENT OF TOTAL                                   PRICE APPRECIATION FOR
                                   UNDERLYING    OPTIONS GRANTED                                        OPTIONS TERM
                                     OPTIONS      TO EMPLOYEES      EXERCISE PRICE    EXPIRATION   ----------------------
NAME                                 GRANTED     IN FISCAL YEAR        PER SHARE         DATE          5%         10%
---------------------------------  -----------  -----------------  -----------------  -----------  ----------  ----------
Keith W. Teare...................           0              --                 --              --           --          --
Edward F. West...................     750,000            22.5%         $     .10        05/19/08
Nicolas Popp.....................     100,000             3.0%         $     .20        10/14/08

    The options in this table are incentive stock options granted under our 1997 Stock Plan and have exercise prices equal to the fair market value of our common stock on the date of grant. These options have ten-year terms and currently vest monthly over a period of four years as determined by our board of directors. The figures representing percentages of total options granted to employees in the last fiscal year are based on a total of 3,330,500 options granted to our employees under our 1997 Stock Plan in 1998.

    These options were, for the most part, exercised through our early exercise program which allows our stockholders to purchase shares of common stock underlying unvested options, subject to our repurchase right. Stockholders may purchase these early exercise shares with cash, check, promissory note or other shares of our common stock.

    Under the rules of the SEC, the amounts in the last two columns represent the hypothetical gain or option spread that would exist for the options in this table if the assumed initial public offering price of our common stock appreciates at assumed annual rates of 5% or 10% over the ten-year terms of such options.

Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year). If the price of our common stock were to increase at
such rates from the assumed initial public offering price of $      per share
over the next 10 years, the resulting stock price at 5% would be $      per
share and at 10% would be $      per share. The 5% and 10% assumed annual rates
of appreciation are specified in SEC rules and do not represent our estimate or projection of future stock price growth. We do not necessarily agree that this method can properly determine the value of an option.

    In September 1999, we granted Mr. Teare an option to purchase 724,414 shares of our common stock at an exercise price equal to $6.05 per share. This price represents 110% of the fair market value of our common stock at the time of grant. This option vests monthly over four years.

    In 1999, we granted Mr. West options to purchase an aggregate of 100,000 shares of our common stock at exercise prices ranging from $.25 to $3.50 per share, the fair market value at the time of grant.

                          1998 YEAR-END OPTION VALUES

    The following table sets forth information, as to the executive officers included in the summary compensation table, concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1998. Also reported are values for in-the-money options that represent the positive spread between the respective exercise prices of these options and the
assumed initial public offering price of $      per share. No options were
exercised by the executive officers included in the summary compensation table in 1998.

                                             NUMBER OF SECURITIES
                                                  UNDERLYING               VALUE OF UNEXERCISED
                                            UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                               DECEMBER 31, 1998             DECEMBER 31, 1998
                                          ---------------------------   ---------------------------
NAME                                      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------  -----------   -------------   -----------   -------------
Keith W. Teare..........................         --             --
Edward F. West..........................    750,000             --
Nicolas Popp............................    100,000             --

STOCK PLANS

    1997 STOCK PLAN

    As of August 31, 1999, options to purchase 7,108,088 shares of common stock granted under the 1997 Stock Plan had been exercised, options to purchase 1,281,334 shares of common stock at a weighted average exercise price of $.30 per share were outstanding, and 410,578 shares of common stock were reserved for future grant.

    The 1997 Stock Plan will terminate immediately prior to this offering. As a result, no options will be granted under the plan after this offering. However, the termination of this plan will not affect any outstanding options granted under the plan, all of which will remain outstanding until exercised or until they terminate or expire. Options granted under the 1997 Stock Plan are subject to terms substantially similar to those described below with respect to options to be granted under our new 1999 Stock Plan.

    1999 STOCK PLAN

    The board of directors adopted the 1999 Stock Plan in October 1999 and the
stockholders approved the 1999 Stock Plan in             1999. The 1999 Stock
Plan provides for the grant of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code, as amended, or the Code, to employees and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants.

    NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE 1999 PLAN. As of October 5, 1999, a total of 3,500,000 shares of common stock were reserved for issuance under the 1999 Stock Plan. Also reserved under this plan will be any additional shares reserved under the 1997 Stock Plan that were not issued and
that are not subject to outstanding grants on             , 1999, the effective
date of the 1999 Stock Plan and any shares issued under the 1997 Stock Plan that are forfeited or repurchased by RealNames or that are issuable upon exercise of options that expire or become unexercisable for any reason without having been exercised in full. In addition, shares that:

    - are subject to issuance upon exercise of an option granted under the 1999 Stock Plan that cease to be subject to that option for any reason other than exercise of the option;

    - have been issued in connection with the exercise of an option granted under the 1999 Stock Plan that are subsequently forfeited or repurchased by RealNames at the original purchase price; or

    - are subject to an award granted under a restricted stock purchase agreement under the 1999 Stock Plan that are subsequently forfeited or repurchased by RealNames at the original issue price;

will again be available for grant and issuance under the 1999 Stock Plan.

    Moreover, the 1999 Stock Plan provides for annual increases in the number of shares available for issuance under the plan, on the first day of each new fiscal year of RealNames, effective beginning with RealNames' fiscal year 2001, equal to the LOWEST of (1) 4% of the outstanding shares of common stock on the first day of the fiscal year, (2) 6,000,000 shares of common stock OR (3) a lesser amount as the board of directors may determine.

    ADMINISTRATION OF THE 1999 PLAN. The board of directors or a committee of the board, as applicable, the plan administrator, administers the 1999 Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The plan administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise.

    OPTIONS. The plan administrator determines the exercise price of nonstatutory stock options granted under the 1999 Stock Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the common stock on the date of grant. The exercise price of all incentive stock options granted under the 1999 Stock Plan must be at least equal to the fair market value of the common stock on the date of grant and the term of such option may not exceed ten years. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of RealNames' outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The plan administrator determines the term of all other options.

    No optionee may be granted an option to purchase more than 1,500,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an option to purchase up to an additional 1,500,000 shares, which will not count against the yearly limit set forth in the previous sentence.

    An optionee generally must exercise an option granted under the 1999 Stock Plan at the time set forth in the optionee's option agreement after termination of the optionee's status as an employee, director or consultant of RealNames. Generally, in the case of the optionee's termination by death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of the option's term.

    STOCK PURCHASE RIGHTS. The plan administrator determines the exercise price of stock purchase rights granted under the 1999 Stock Plan. In the case of stock purchase rights, unless the plan administrator determines otherwise, the restricted stock purchase agreement entered into in connection with the exercise of the stock purchase right will grant RealNames a repurchase option that RealNames may exercise upon the voluntary or involuntary termination of the purchaser's service with RealNames for any reason, including death or disability. The purchase price for shares RealNames repurchases pursuant to restricted stock purchase agreements will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to RealNames. The repurchase option will lapse at a rate that the plan administrator determines.

    TRANSFERABILITY OF OPTIONS AND STOCK PURCHASE RIGHTS. An optionee generally may not transfer options and stock purchase rights granted under the 1999 Stock Plan and only the optionee may exercise an option and stock purchase right during his or her lifetime.

    ADJUSTMENTS UPON MERGER OR ASSET SALE. The 1999 Stock Plan provides that if RealNames merges with or into another corporation or sells all or substantially all of its assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the plan administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

    AMENDMENT AND TERMINATION OF THE 1999 STOCK PLAN. Unless terminated sooner, the 1999 Stock Plan will terminate automatically in 2009. In addition, the board of directors has the authority to amend, suspend or terminate the 1999 Stock Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 1999 Stock Plan.

    1999 EMPLOYEE STOCK PURCHASE PLAN

    The board of directors adopted the employee stock purchase plan, or the Purchase Plan, in October 1999 and the stockholders approved the Purchase Plan
in       1999. The Purchase Plan provides for the sale of RealNames' common stock to eligible employees.

    NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE PURCHASE PLAN. A total of 1,000,000 shares of common stock will be made available for sale. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on the first day of each fiscal year, beginning with the RealNames' fiscal year 2001, equal to the LOWEST of (1) 2% of the outstanding shares of common stock on the first day of the fiscal year, (2) 3,000,000 shares of common stock OR (3) a lesser amount as the board of directors may determine.

    ADMINISTRATION OF THE PURCHASE PLAN. The board of directors or a committee appointed by the board of directors administers the Purchase Plan. The board of directors or its committee has full and exclusive authority to interpret the terms of the Purchase Plan and determine eligibility.

    ELIGIBILITY TO PARTICIPATE. Employees are eligible to participate if they are customarily employed by RealNames or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the Purchase Plan if such employee, immediately after grant, owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of RealNames. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions up to a maximum of $25,000 for all purchases ending within the same calendar year.

    OFFERING PERIODS AND CONTRIBUTIONS. The Purchase Plan, which is intended to qualify under Section 423 of the Code, contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after February 1 and August 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before July 31, 2001.

    The Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings, commissions and bonuses. The maximum number of shares a participant may purchase during a single offering period is 5,000 shares.

    PURCHASE OF SHARES. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each six-month purchase period. The price of stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning of an offering period or after a purchase period ends. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with RealNames.

    TRANSFERABILITY OF RIGHTS. A participant may not transfer rights granted under the Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Purchase Plan.

    ADJUSTMENTS UPON MERGER OR ASSET SALE. The Purchase Plan provides that, if RealNames merges with or into another corporation or sells all or substantially all of its assets, a successor corporation may assume or substitute for each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

    AMENDMENT AND TERMINATION OF THE PURCHASE PLAN. The Purchase Plan will terminate in 2009. However, the board of directors has the authority to amend or terminate the Purchase Plan, except that, subject to certain exceptions described in the Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan.

    1999 DIRECTOR OPTION PLAN

    The board of directors adopted the 1999 Director Option Plan, or the Director Plan, in October 1999 and the stockholders initially approved the 1999
Stock Plan in             1999. The Director Plan provides for the periodic
grant of nonstatutory stock options to non-employee directors.

    NUMBER OF SHARES AVAILABLE UNDER THE DIRECTOR PLAN. As of October 5, 1999, a total of 500,000 shares were reserved for issuance under the Director Plan. No options have been granted as of yet under the Director Plan.

    OPTIONS. All grants of options to non-employee directors under the Director Plan are automatic. When a non-employee director first becomes a non-employee director, except for those directors who became non-employee directors by ceasing to be employee directors, he or she receives an option to purchase 40,000 shares. This same grant is available to those directors that are non-employee directors on the effective date of this Director Plan. All non-employee directors who have been directors for at least six months receive an option to purchase 20,000 shares on each date of the annual stockholders meeting held after 1999.

    All options granted under the Director Plan have a term of ten years, have an exercise price equal to fair market value on the date of grant, are only exercisable while the non-employee director remains a director of RealNames and become exercisable as to 25% of the shares subject to the option on each anniversary of the date of grant provided the non-employee director remains a director on such dates.

    An optionee must exercise an option granted under the Director Plan at the time set forth in the optionee's option agreement after termination of the optionee's status as a non-employee director of RealNames. In the case of the optionee's termination by death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of the option's term.

    TRANSFERABILITY OF OPTIONS. A non-employee director may not transfer options granted under the Director Plan other than by will or the laws of descent and distribution. Only a non-employee director may exercise the option during his or her lifetime.

    ADJUSTMENTS UPON MERGER OR AN ASSET SALE. The Director Plan provides that if RealNames merges with or into another corporation or sells all or substantially all of its assets, the successor corporation shall assume or substitute each option. If such assumption or substitution occurs, the options shall continue to be exercisable according to the same terms as before the merger or sale of substantially all of RealNames' assets. Following such assumption or substitution, if a non-employee director is terminated other than by voluntary resignation, the option shall become fully exercisable and remain exercisable for a period of three months, unless termination is due to the director's death or disability, in which case the option will remain exercisable for 12 months. If the outstanding options are not assumed or substituted for, the board of directors shall notify each non-employee director that he or she has the right to exercise the option as to all shares subject to the option for a period of 30 days following the date of the notice. The option will terminate upon the expiration of the 30-day period.

    AMENDMENT AND TERMINATION OF THE DIRECTOR PLAN. Unless terminated sooner, the Director Plan will terminate automatically in 2009. The board of directors has the authority to amend, alter, suspend, or discontinue the Director Plan, but no such action may affect any share of common stock previously issued or sold or the rights of any non-employee director under any grant made under the Director Plan.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

    As permitted by Delaware law, our certificate of incorporation eliminates the personal liability of our directors for monetary damages for breach of their fiduciary duty as a director, except for liability for any of the following:

    - any breach of the director's duty of loyalty to RealNames or to its stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - any transaction from which a director derives an improper personal benefit.

    Our certificate of incorporation also provides that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors after our stockholders approve the certificate of incorporation, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the amended Delaware law.

    In addition, as permitted by Delaware law, our bylaws provide for the following:

    - we must indemnify our directors and executive officers to the fullest extent permitted by Delaware law;

    - we may indemnify our other officers, employees and agents to the fullest extent permitted by the Delaware law; and

    - we must advance all expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions.

    We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of an indemnified party.

    We have also entered into separate indemnification agreements with each of our directors and executive officers. These agreements provide for, among other things, the following:

    - we must indemnify the director or officer against expenses, including attorney's fees, judgments, fines and settlements paid by the individual in connection with any action, suit or proceeding arising out of the individual's status or service as a director or officer of RealNames, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest; and

    - we must advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by us.

    We believe that our certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Following completion of this offering, we also will maintain directors' and officers' liability insurance.

    The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

    We are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be sought, required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS

SALE OF COMMON STOCK TO THE FOUNDERS

    In November 1996, we sold 620 shares of our common stock at a price per share of $1,000 to the co-founders of RealNames, including 510 shares of common stock to Keith Teare and 110 shares of common stock to Keith Young. Messrs. Teare and Young paid for these shares with promissory notes, secured by the purchased shares. These notes were paid in full in April and September 1997. Effective September 17, 1997, our certificate of incorporation was amended to effect, among other things, a stock split whereby each issued and outstanding share of our common stock was reconstituted as and converted into 10,000 shares of common stock.

    In September 1997, we issued and sold 7,050,000 shares of our common stock at a price of $.10 per share to our founders and consultants in exchange for certain technologies held by these individuals, including 4,900,000 shares to Keith Teare, 1,200,000 shares to Jean Marie Hullot, 475,000 shares to Brian Russell, a co-founder of RealNames, and 475,000 shares to Brian Teare, brother of Keith Teare.

    In September 1997, we issued and sold an aggregate of 1,487,000 shares of our common stock at a price of $.10 per share to individuals, including 537,000 shares to Jean Marie Hullot, 400,000 shares to Nicolas Popp, and 400,000 shares to Gene McPherson, spouse of Keith Teare. The purchasers paid for these shares with promissory notes secured by the purchased shares. The notes were due and payable in full on December 31, 1998, although we had the option to forgive the balance on such notes if the stockholder remained an employee, director or consultant of the company as of September 19, 1998. We forgave these promissory notes in September 1998.

    In May 1998, Keith Teare granted Edward West an option to purchase 750,000 shares of common stock held by him, at an exercise price of $.45 per share, in connection with Mr. West's employment as our Executive Vice President, Sales and Marketing. Mr. West exercised this option in full in August 1999. He paid a portion of the aggregate exercise price to Keith Teare in cash and executed a promissory note for the remainder.

PREFERRED STOCK FINANCINGS

    In March 1998, we issued and sold an aggregate of 8,869,179 shares of our Series A preferred stock at a price of $.451 per share. From December 1998 to June 30, 1999, we issued and sold an aggregate of 12,985,000 shares of our Series B preferred stock at a price of $1.00 per share. In August 1999, we issued and sold an aggregate of 15,677,778 shares of our Series C preferred stock at a price of $4.50 per share. The following table summarizes the shares of capital stock purchased by executive officers, directors and five-percent stockholders and their affiliates in these transactions:

                                                                              SERIES A    SERIES B    SERIES C
                                                                             PREFERRED   PREFERRED   PREFERRED
INVESTOR                                                                       STOCK       STOCK       STOCK
---------------------------------------------------------------------------  ----------  ----------  ----------
Entities and individuals affiliated with Draper Fisher Jurvetson...........   4,323,725   2,565,000   1,835,556
Entities affiliated with idealab Capital Partners..........................   4,434,590   2,630,000   1,422,570
Network Solutions..........................................................          --   4,240,000   1,555,556
Entities affiliated with Morgan Stanley Dean Witter Venture Partners.......          --          --   1,869,999
Morgan Stanley Dean Witter Equity Funding..................................          --          --     907,778
Jeffrey Stevenson..........................................................          --          --     200,000
Robert S. Bowman...........................................................          --          --      88,889
Barbara Gore...............................................................          --          --       9,811
Susan West, mother of Edward F. West.......................................          --          --       5,657
Nicolas Popp...............................................................          --          --       5,657
Susan M. Rotella...........................................................          --          --       5,657

    In January 1998, we borrowed $300,000 from Keith Teare under a convertible promissory note. We repaid this note plus interest in March 1998.

    In November 1998, we borrowed $125,000 from entities affiliated with Draper Fisher Jurvetson and $125,000 from entities affiliated with idealab Capital Partners under convertible promissory notes. These notes were converted into shares of our Series B preferred stock at a price of $1.00 per share at the time of our Series B preferred stock financing.

AGREEMENT WITH NETWORK SOLUTIONS

    On December 8, 1998, we entered into a sales representative and distribution agreement with Network Solutions, Inc., or NSI, as amended by agreements dated February 18, 1999 and May 25, 1999. Robert Korzeniewski, one of our directors, is an executive officer of NSI. In consideration of NSI's obligations under the sales representative and distribution agreement, we agreed to issue warrants to NSI to purchase up to 4,196,726 shares of our common stock upon the achievement of commercial milestones based on the number of Internet Keywords sold by NSI or its affiliates and for each distribution agreement we enter into with specified companies. On June 2, 1999, in connection with the closing of the strategic agreement with Microsoft, we issued to NSI a fully exercisable warrant to purchase 1,271,735 shares of our common stock at a price of $2.09 per share. This warrant was exercised in September 1999.

LOANS TO EXECUTIVE OFFICERS

    In May 1998, Keith Teare borrowed $270,000 from us pursuant to a promissory note bearing 8% annual interest, due and payable in full on December 31, 1998. In October 1999, we extended the maturity date of this note until December 31, 2001.

    In July 1999, Mr. Strawbridge exercised options to purchase 550,000 shares of our common stock for an aggregate exercise price of $687,500. Mr. Strawbridge paid the aggregate exercise price with promissory notes. In March, July and September 1999, Mr. West exercised options to purchase 850,000 shares of our common stock for an aggregate exercise price of $206,250. Mr. West paid the aggregate exercise price with promissory notes. In March and July 1999, Ms. Gore exercised options to purchase 400,000 shares of our common stock for an aggregate exercise price of $106,250. Ms. Gore paid the aggregate exercise price with promissory notes. In March 1999, Ms. Rotella exercised option to purchase 100,000 shares of our common stock for an aggregate exercise price of $22,500. Ms. Rotella paid the aggregate exercise price with promissory notes. In March 1999, Mr. Bowman exercised options to purchase 411,288 shares of our common stock for an aggregate exercise price of $102,822. Mr. Bowman paid the aggregate exercise price with promissory notes. In July 1999, Mr. Stevenson exercised options to purchase 234,792 shares of our common stock for an aggregate exercise price of $293,490 and in August 1999, Mr. Stevenson purchased 200,000 shares of our Series C preferred stock for an aggregate purchase price of $900,000. Mr. Stevenson paid the aggregate exercise price for his options and $899,800 of the aggregate purchase price for our Series C preferred stock with promissory notes. In March 1999, Mr. Popp exercised options to purchase 100,000 shares of our common stock for an aggregate exercise price of $20,000. Mr. Popp paid the aggregate exercise price with promissory notes.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information concerning the beneficial ownership of our common stock as of August 31, 1999, and as adjusted to reflect the sale of the shares of common stock to be sold in this offering, by the following persons and entities:

    - each person or entity who owns beneficially 5% or more of our outstanding common stock;

    - each of the members of our board of directors;

    - each of our executive officers included in the summary compensation table; and

    - all members of our board of directors and executive officers as a group.

    Under rules promulgated by the SEC, the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes (1) any shares as to which the individual or entity has voting power or investment power and (2) any shares which the individual or entity has the right to acquire within 60 days of August 31, 1999 through the exercise of any stock option, warrant, or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Except as otherwise noted, the address of each person listed on the table is c/o RealNames Corporation, Two Circle Star Way, Second Floor, San Carlos, California 94070-1350.

    The percentage of common stock outstanding as of August 31, 1999 is based on 59,387,045 shares of common stock outstanding on that date, assuming that all outstanding preferred stock has been converted into common stock.

                                                                                                      PERCENT
                                                                                                 BENEFICIALLY OWNED
                                                                                   SHARES     ------------------------
                                                                                BENEFICIALLY    BEFORE        AFTER
NAME OF BENEFICIAL OWNER                                                           OWNED       OFFERING     OFFERING
------------------------------------------------------------------------------  ------------  -----------  -----------
Keith W. Teare(1).............................................................     9,650,000       16.25
John Fisher and
  entities and individuals affiliated with Draper Fisher Jurvetson(2).........     8,724,281       14.69
William Elkus and
  entities affiliated with idealab Capital Partners(3)........................     8,487,160       14.29
Robert Korzeniewski and
  Network Solutions, Inc.(4)..................................................     7,067,291       11.65
Robert J. Loarie(5)...........................................................     1,869,999        3.15
Jean Marie Hullot(6)..........................................................     1,737,000        2.92
Edward F. West(7).............................................................     1,600,000        2.69
Nicolas Popp(8)...............................................................       505,657       *
All executive officers and directors as a group (13 persons) (9)..............    42,813,353       70.23

------------------------

*   Less than 1% beneficially owned.

(1) This number includes 9,250,000 shares held by Mr. Teare and 400,000 shares held by Gene McPherson, spouse of Mr. Teare and Vice President, Marketing of RealNames, of which 183,334 shares are subject to repurchase at cost by RealNames within 60 days of August 31, 1999 in the event of Ms. McPherson's termination of employment with the Company.

(2) This number includes:

    - 6,819,847 shares held by Draper Fisher Associates Fund IV, L.P.;

    - 1,094,583 shares held by Draper Fisher Jurvetson Fund V, L.P.;

    - 513,322 shares held by Draper Fisher Partners IV, L.L.C.;

    - 88,750 shares held by Draper Fisher Jurvetson Partners V, L.L.C.;

    - 66,667 shares held by Tim Draper. Mr. Draper is either a managing member of the entities listed above or a managing member of the general partner of the entities listed above;

    - 66,667 shares held by John Fisher, a director of the Company. Mr. Fisher is either a managing member of the entities listed above or a managing member of the general partner of each of the Draper Fisher Jurvetson entities listed above;

    - 66,667 shares held by Steven Jurvetson. Mr. Jurvetson is either a managing member of the entities listed above or a managing member of the general partner of the entities listed above;

    - 6,667 shares held by The Fonstad Living Trust Dated March 26, 1999. Ms. Fonstad is either a member of the entities listed above or a member of the general partner of the entities listed above and has shared voting and investment power with respect to the shares held by the trust; and

    - 1,111 shares held by Warren Packard. Mr. Packard is either a member of the entities listed above or a member of the general partner of the entities listed above.

    Mr. Fisher disclaims beneficial ownership of the shares held by the Draper Fisher Jurvetson entities and each of their general partners, except to the extent of his pecuniary interest arising from his membership interest in the general partner of these entities. The address of these individuals and entities is 400 Seaport Court, Suite 250, Redwood City, California, 94063.

(3) This number includes:

    - 5,150,279 shares held by idealab Capital Partners I-A, L.P.; and

    - 3,336,881 shares held by idealab Capital Partners I-B, L.P.

    Mr. Elkus, a managing member of idealab! Capital Management I, LLC, the general partner of each of the idealab Capital Partners entities, disclaims beneficial ownership of the shares held by the idealab Capital Partners entities except to the extent of his pecuniary interest arising from his membership interest in the general partner of these entities. The address of these entities and of Mr. Elkus is 130 West Union Street, Pasadena, California, 91103.

(4) This number includes 5,795,556 shares, and a warrant to purchase 1,271,735 shares, held by Network Solutions, of which Mr. Korzeniewski is the Chief Financial Officer. Mr. Korzeniewski disclaims beneficial ownership of shares held by Network Solutions, Inc., except to the extent of his pecuniary interest therein. The address of Mr. Korzeniewski and of Network Solutions, Inc. is 505 Huntman Park Drive, Herndon, Virginia, 20170.

(5) This number includes:

    - 1,640,559 shares held by Morgan Stanley Venture Partners III, L.P.;

    - 157,523 shares held by Morgan Stanley Venture Investors III, L.P.; and

    - 71,917 shares held by The Morgan Stanley Venture Partners Entrepreneur Fund, L.P.

    The institutional managing member of the general partner of Morgan Stanley Dean Witter Venture Partners is a wholly-owned subsidiary of Morgan Stanley Dean Witter & Co., the parent of Morgan Stanley & Co. Incorporated. Mr. Loarie is a managing member of the general partner of Morgan Stanley Dean Witter Venture Partners. Mr. Loarie disclaims beneficial ownership of the shares held by Morgan Stanley Dean Witter Venture Partners, except to the extent of his proportionate interest therein. The address for Mr. Loarie and the Morgan Stanley Dean Witter Venture partners entities is c/o Morgan Stanley Dean Witter Venture Partners, 1221 Avenue of the Americas, New York, New York 10020. In addition, Morgan Stanley Dean Witter Equity Funding, Inc., an affiliate of Morgan Stanely Dean Witter Venture Partners and Morgan Stanley & Co. Incorporated, owns 907,778 shares.

(6) This number includes 279,688 shares subject to repurchase at cost by RealNames within 60 days of August 31, 1999 in the event of Mr. Hullot's resignation from the board of directors or termination of consulting relationship with the Company.

(7) This number includes 850,000 shares issued upon exercise of options under our 1997 Stock Plan, of which 513,543 shares can be repurchased by RealNames at cost within 60 days of August 31, 1999 in the event of termination of Mr. West's employment with RealNames.

(8) This number includes 100,000 shares issued upon exercise of option granted pursuant to our 1997 Stock Plan and 400,000 shares of common stock purchased from RealNames, of which 87,500 shares are subject to repurchase at cost by RealNames within 60 days of August 31, 1999 in the event of termination of Mr. Popp's employment or consulting relationship with RealNames.

(9) This number includes the shares beneficially owned by the persons and entities described in the footnotes above as well as (a) 2,014,187 shares held by officers not listed on this table, of which 1,491,394 shares are subject to repurchase at cost by RealNames in the event of termination of employment with RealNames, and (b) options to purchase 250,000 shares held by officers not listed on this table, of which options to purchase 193,750 are unvested, but exercisable subject to RealNames' repurchase option.

                          DESCRIPTION OF CAPITAL STOCK

    Following the completion of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share.

COMMON STOCK

    As of August 31, 1999, there were 59,387,045 shares of common stock outstanding that were held of record by approximately 189 stockholders after giving effect to the conversion of our preferred stock into common stock at a one-to-one ratio and assuming no exercise or conversion of outstanding
convertible securities after August 31, 1999. There will be             shares
of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise or conversion of outstanding convertible securities after August 31, 1999, after giving effect to the sale of the shares of common stock offered hereby.

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of RealNames, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

    Upon the closing of this offering, each outstanding share of preferred stock will be converted into shares of common stock. See note 5 of notes to financial statements for a description of this preferred stock.

    Effective upon the completion of this offering, we will be authorized to issue 10,000,000 shares of undesignated preferred stock. The board of directors will have the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock, and to fix the number of shares constituting any series and the designation of a series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of RealNames without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any shares of preferred stock.

WARRANTS

    As of August 31, 1999, warrants were outstanding to purchase an aggregate of 4,239,179 shares of common stock at exercise prices ranging from $2.09 to $3.77 per share. See note 5 of notes to financial statements.

REGISTRATION RIGHTS OF STOCKHOLDERS

    The holders of 37,531,957 shares of common stock or their transferees are entitled to rights to register these shares, called "registrable securities," under the Securities Act. These rights are provided under the terms of an agreement between RealNames and the holders of registrable securities. Subject to limitations in this agreement, the holders of the registrable securities may require, on two occasions at any time after six months from the effective date of this offering, or three occasions in the case of the holders of common stock issued on conversion of Series B preferred stock, that we use commercially reasonable efforts to register the registrable securities for public resale, provided that the proposed aggregate offering price is in excess of $5,000,000. In addition, the holders of the registrable securities may require, on one occasion in any 12-month period, that we register their shares for public resale on Form S-3, provided we are eligible to use Form S-3 and provided further that the aggregate value of the securities to be registered is at least $3,000,000. If we register any of our common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in this offering. All fees, costs and expenses of these registrations must be borne by RealNames and all selling expenses (including underwriting discounts, selling commissions and stock transfer taxes) relating to registrable securities must be borne by the holders of the securities being registered.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER PROVISIONS

    The provisions of Delaware law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

    DELAWARE LAW

    We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations from engaging, under limited circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of stockholders, for three years following the date that the stockholder became an "interested stockholder" unless:

    - the transaction is approved by the board prior to the date the "interested stockholder" attained that status:

    - upon the closing of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

    - on or subsequent to the date the "business combination" is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

    A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholder's amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

    CHARTER AND BYLAW PROVISIONS

    Our amended and restated certificate of incorporation provides that, concurrently with the effectiveness of this registration statement, our board of directors will be reorganized into a classified board, whereby our directors will be divided into three classes. The directors in each class will serve for a three-year term, with our stockholders electing one class each year. For more information on the classification of our board, please see "Management--Board Composition." This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

    Our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or a special meeting of the stockholders may only be taken if it is properly brought before the meeting, including having provided required notice. Our stockholders may not take any action by written consent instead of by a meeting. Our certificate of incorporation provides that our board of directors may issue preferred stock with voting or other rights without stockholder action. Our bylaws provide that special meetings of the stockholders may only be called by our board, the chairman of our board, our chief executive officer or our president.

    Our bylaws provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management.

NASDAQ NATIONAL MARKET LISTING

    We have applied to list our common stock on The Nasdaq Stock Market's National Market under the trading symbol "NAME."

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Therefore, future sales of substantial amounts of our common stock could negatively affect the market price of our common stock. Furthermore, since only a limited number of shares will be available for sale after this offering because of contractual and legal restrictions on the resale of our outstanding shares as described below, sales of substantial amounts of our common stock after these restrictions lapse could have a negative effect on the market price.

    After this offering, we will have             outstanding shares of common
stock, assuming no exercise of options and warrants after August 31, 1999. Of
these shares, all of the       shares sold in this offering will be freely
tradable without restriction or further registration under the Securities Act, unless these shares are purchased by our affiliates. The remaining shares of common stock held by existing shareholders are restricted securities. Restricted securities may be sold in the public market only if they are registered or they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.

    As a result of the contractual and legal restrictions described below, the shares of common stock that constitute restricted securities will be available for sale in the public market as follows:

    -             shares on             , 1999, the date of this prospectus;

    -             shares on             , 1999, 90 days after date of this
      prospectus;

    -             shares on             , 1999, 120 days after date of this
      prospectus;

    -             shares on             , 1999, 180 days after date of this
      prospectus; and

    -             shares upon             .

LOCK-UP AGREEMENTS

    All of our executive officers and directors and some of our stockholders and option holders have agreed not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock, for a period of 180 days after the date of this prospectus, subject to some exceptions. However, Morgan Stanley & Co. Incorporated may in its sole discretion, at any time without notice, release all or any portion of the shares subject to these restrictions.

RULE 144

    SHARES HELD FOR LESS THAN TWO YEARS. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that is not more than the greater of:

    - 1% of the number of shares of common stock then outstanding, which will
      equal approximately             shares immediately after this offering; or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

    In order for stockholders to sell their shares under Rule 144, they must also comply with manner of sale provisions and notice requirements and there must be current public information available about us.

    SHARES HELD FOR MORE THAN TWO YEARS. Under Rule 144(k), a person may sell their shares without complying with the provisions of Rule 144 if they meet the following two requirements:

    - they have beneficially owned the shares for at least two years; and

    - they have not been an affiliate of RealNames at any time during the 90 days before a sale.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, directors, consultants or advisors who purchase shares from us under a stock option plan or other written agreement, prior to the date when we become subject to the reporting requirements of the Exchange Act, can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

    Upon completion of this offering, the holders of 37,531,957 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. Please see "Description of Capital Stock--Registration Rights" for a more detailed description of these registration rights. Immediately upon the effectiveness of such a registration, these shares become freely tradable without restriction under the Securities Act.

STOCK OPTIONS

    Immediately after this offering we intend to file registration statements
under the Securities Act covering             shares of common stock issued and
outstanding, subject to outstanding options or reserved for issuance under our stock plans. See "Management--Stock Plans" for a more detailed description of our stock plans. Each year as the number of shares reserved for issuance under our 1999 Stock Plan increases, we will file amendments to the registration statements in order to register the additional shares. When the lock-up agreements described above expire, these vested options will become freely tradable. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under that registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an underwriting agreement dated the date hereof, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, BancBoston Robertson Stephens Inc., Hambrecht & Quist LLC, PaineWebber Incorporated and Wit Capital Corporation are acting as representatives, have severally agreed to purchase, and RealNames has agreed to sell to the underwriters, severally, the respective number of shares of our common stock indicated opposite the names of the underwriters below:

                                                                                     NUMBER OF
NAME                                                                                  SHARES
----------------------------------------------------------------------------------  -----------
Morgan Stanley & Co. Incorporated.................................................
BancBoston Robertson Stephens Inc.................................................
Hambrecht & Quist LLC.............................................................
PaineWebber Incorporated..........................................................
Wit Capital Corporation...........................................................
                                                                                    -----------

    Total.........................................................................
                                                                                    -----------
                                                                                    -----------

    The underwriters are offering the shares of common stock subject to their acceptance of the shares from RealNames and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by us in this offering, other than those covered by the over-allotment option described below, if any such shares are taken. Discover Brokerage Direct, Inc., an affiliate of Morgan Stanley & Co. Incorporated, is acting as a selected dealer in connection with the offering, and together with Wit Capital, will be distributors of shares of common stock over the Internet to their respective eligible account holders.

    The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a
concession not in excess of $           a share under the public offering price.
Any underwriter may allow, and such dealers may reallow, a concession not in
excess of $           a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

    RealNames has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered hereby. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total
price to the public would be $            , the total underwriters' discounts
and commissions would be $            and total proceeds to RealNames would be
$            .

    The underwriters have informed RealNames that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

    RealNames has applied to list the common stock on the Nasdaq National Market under the symbol "NAME."

    At the request of RealNames, the underwriters have reserved for sale, at the
initial offering price, up to       shares offered by us in this offering for
our directors, officers, employees, business associates and related persons. In
addition, the underwriters have agreed to reserve       shares of common stock
for certain holders of our preferred stock pursuant to preemptive rights held by those holders. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

    RealNames, our directors and executive officers and certain of our stockholders and option holders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, he, she or it will not, during the period ending 180 days after the date of this prospectus:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

    The restrictions described in the previous paragraph do not apply to:

    - the sale of shares to the underwriters;

    - the issuance by RealNames of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

    - transactions by any person other than RealNames relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

    In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    RealNames and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    In August 1999, RealNames sold 15,677,778 shares of Series C preferred stock in a private placement. Affiliates of Morgan Stanley & Co. Incorporated, BancBoston Robertson Stephens Inc., Hambrecht & Quist LLC and PaineWebber Incorporated, each of which is acting as one of the underwriters in this offering, purchased 2,777,777 shares, 111,111 shares, 333,333 shares and 11,111 shares, respectively, of Series C preferred stock, which are convertible into 2,777,777 shares, 111,111 shares, 333,333 shares and

11,111 shares, respectively, of common stock, on the same terms as the other purchasers of Series C preferred stock. Robert J. Loarie, a director of RealNames, is a managing director of Morgan Stanley & Co. Incorporated.

    The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as a managing underwriter on one offering, a co-manager on 44 offerings, and a dealer on 84 offerings. John Fisher, a director of RealNames, is a director of Wit Capital, and entities affiliated with Draper Fisher Jurveston, stockholders of RealNames, are stockholders of Wit Capital. Other than this relationship and its participation in this offering, Wit Capital has no relationship with RealNames or any of its founders or significant stockholders.

PRICING OF THE OFFERING

    Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between RealNames and the representatives. Among the factors to be considered in determining the initial public offering price will be:

    - the future prospects of RealNames and its industry in general;

    - sales, earnings and certain other financial and operating information of RealNames in recent periods; and

    - the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of RealNames.

    The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered in this offering will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Legal matters in connection with this offering will be passed upon for the underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

    As of the date of this prospectus, an investment partnership associated with Wilson Sonsini Goodrich & Rosati, as well as individual attorneys of this firm, beneficially owned an aggregate of 155,364 shares of our common stock.

                                    EXPERTS

    The financial statements as of December 31, 1997 and 1998 and for the period from November 19, 1996 (date of inception), to December 31, 1997 and the year ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. Although this prospectus is part of the registration statement, it does not contain all of the information set forth in the registration statement and the related exhibits and schedules thereto. For further information with respect to us and the common stock to be sold in this offering, we refer you to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, and the related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC in the following locations:

    - Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549;

    - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

    - Seven World Trade Center, 13th Floor, New York, New York 10048.

    Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. The public may obtain information on the operations of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The web site is located at WWW.SEC.GOV.

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                  PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................        F-2

Balance Sheets.............................................................................................        F-3

Statements of Operations...................................................................................        F-4

Statements of Stockholders' Equity.........................................................................        F-5

Statements of Cash Flows...................................................................................        F-6

Notes to Financial Statements..............................................................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of RealNames Corporation (formerly Centraal Corporation):

    In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of RealNames Corporation (formerly Centraal Corporation) at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from November 19, 1996 (date of inception) to December 31, 1997 and for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

San Jose, California
March 12, 1999, except for Note 10,
  as to which the date is October 5, 1999.

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                                 BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                          DECEMBER 31,                    PRO FORMA
                                                                        ----------------   JUNE 30,     STOCKHOLDERS'
                                                                         1997     1998       1999          EQUITY
                                                                        -------  -------  -----------     JUNE 30,
                                                                                          (UNAUDITED)       1999
                                                                                                        -------------
                                                                                                         (UNAUDITED)
                                                       ASSETS
Current assets:
  Cash and cash equivalents...........................................  $   182  $11,290   $  4,058
  Accounts receivable, net of allowance for doubtful accounts of $0 in
    1997, $6 in 1998 and $28 in 1999..................................       --      213        800
  Notes receivable from related party.................................       --      270        270
  Prepaid expenses and other current assets...........................        3      244        383
                                                                        -------  -------  -----------
    Total current assets..............................................      185   12,017      5,511

  Property and equipment, net.........................................       83      741      2,940
  Restricted cash.....................................................       --      125        775
                                                                        -------  -------  -----------
      Total assets....................................................  $   268  $12,883   $  9,226
                                                                        -------  -------  -----------
                                                                        -------  -------  -----------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................................  $    44  $   467   $  1,528
  Accrued liabilities.................................................       75      540      1,228
  Deferred revenue....................................................       --      297        794
  Current portion of obligations under capital lease..................       --       --         93
                                                                        -------  -------  -----------
    Total current liabilities.........................................      119    1,304      3,643

  Obligations under capital lease, net of current portion.............       --       --        271
                                                                        -------  -------  -----------
      Total liabilities...............................................      119    1,304      3,914
                                                                        -------  -------  -----------

Commitments and contingencies (Note 4)

Stockholders' equity:
Convertible preferred stock, $0.001 par value:
  Authorized shares: zero in 1997, 21,854,179 in 1998 and 1999 and none pro forma
  Issued and outstanding shares: none in 1997, 21,604,179 in 1998,
    21,854,179 in 1999 and none pro forma.............................       --       22         22        $    --
  (Liquidation value $33,470 at December 31, 1998)
Preferred stock, $0.001 par value:
  Authorized shares: 10,000,000 pro forma
  Issued and outstanding shares: none in 1997, 1998, 1999 and pro
    forma.............................................................       --       --         --             --
Common stock $0.001 par value:
  Authorized shares: 50,000,000 in 1997, 1998 and 1999 and 200,000,000 pro forma
  Issued and outstanding shares: 14,737,000 in 1997, 14,837,000 in
    1998, 19,473,214 in 1999 and 57,005,171 pro forma.................       15       15         19             57
Additional paid-in capital............................................    1,459   20,842     41,607        112,081
Notes receivable from stockholders....................................     (149)      --     (1,345)        (2,245)
Unearned stock-based compensation.....................................       --   (2,245)   (16,892)       (16,892)
Accumulated deficit...................................................   (1,176)  (7,055)   (18,099)       (18,099)
                                                                        -------  -------  -----------   -------------
    Total stockholders' equity........................................      149   11,579      5,312         74,902
                                                                        -------  -------  -----------   -------------
      Total liabilities and stockholders' equity......................  $   268  $12,883   $  9,226        $74,902
                                                                        -------  -------  -----------   -------------
                                                                        -------  -------  -----------   -------------

   The accompanying notes are an integral part of these financial statements.

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                            STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       PERIOD FROM
                                                       NOVEMBER 19,
                                                        1996 (DATE
                                                            OF
                                                        INCEPTION)                        SIX MONTHS ENDED
                                                            TO        YEAR ENDED              JUNE 30,
                                                       DECEMBER 31,  DECEMBER 31,   ----------------------------
                                                           1997          1998           1998           1999
                                                       ------------  -------------  -------------  -------------
                                                                                            (UNAUDITED)
Revenues.............................................   $       --   $         537  $          --  $       1,059
Cost of revenues.....................................           --             556             --            702
                                                       ------------  -------------  -------------  -------------
Gross profit (loss)..................................           --             (19)            --            357
Operating expenses:
  Engineering and operations.........................        1,000           1,165            345          1,859
  Sales and marketing................................           81           2,458            667          3,495
  General and administrative.........................          103           1,640            314          1,752
  Stock-based compensation...........................           --             691            103          4,465
                                                       ------------  -------------  -------------  -------------
    Total operating expenses.........................        1,184           5,954          1,429         11,571
                                                       ------------  -------------  -------------  -------------
Loss from operations.................................       (1,184)         (5,973)        (1,429)       (11,214)

Interest income, net.................................            8              94             38            170
                                                       ------------  -------------  -------------  -------------
Net loss.............................................   $   (1,176)  $      (5,879) $      (1,391) $     (11,044)
                                                       ------------  -------------  -------------  -------------
                                                       ------------  -------------  -------------  -------------
Net loss per share, basic and diluted................   $    (0.31)  $       (0.40) $       (0.09) $       (0.75)
                                                       ------------  -------------  -------------  -------------
                                                       ------------  -------------  -------------  -------------
Weighted average shares, basic and diluted...........    3,768,042      14,742,000     14,737,000     14,819,637
                                                       ------------  -------------  -------------  -------------
                                                       ------------  -------------  -------------  -------------
Pro forma net loss per share, basic and diluted
  (unaudited)........................................                $       (0.26)                $       (0.30)
                                                                     -------------                 -------------
                                                                     -------------                 -------------
Pro forma weighted average shares, basic and diluted
  (unaudited)........................................                   22,348,233                    36,548,133
                                                                     -------------                 -------------
                                                                     -------------                 -------------

   The accompanying notes are an integral part of these financial statements.

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                             CONVERTIBLE                                            NOTES
                                           PREFERRED STOCK        COMMON STOCK      ADDITIONAL    RECEIVABLE
                                          ------------------   ------------------    PAID-IN         FROM
                                            SHARES    AMOUNT     SHARES    AMOUNT    CAPITAL     STOCKHOLDERS
                                          ----------  ------   ----------  ------   ----------   ------------
Issuance of common stock at $0.10 per
  share for notes receivable                      --   $--      6,200,000   $ 6      $   614       $  (620)
Payment of notes receivable from
  stockholders..........................          --    --             --    --           --           620
Issuance of common stock at $0.10 per
  share for notes receivable............          --    --      1,487,000     2          147          (149)
Issuance of common stock at $0.10 per
  share in exchange for technology......          --    --      7,050,000     7          698            --
Net loss................................          --    --             --    --           --            --
                                          ----------  ------   ----------  ------   ----------   ------------
Balances, December 31, 1997.............          --    --     14,737,000    15        1,459          (149)

Issuance of common stock through
  exercise of stock options for cash....          --    --        100,000                 10            --
Issuance of Series A convertible
  preferred stock for cash, net of
  issuance cost of $53..................   8,869,179     9             --    --        3,938            --
Issuance of Series B convertible
  preferred stock for cash, net of
  issuance cost of $74..................  12,609,550    13             --    --       12,523            --
Conversion of notes payable into Series
  B convertible preferred stock.........     125,450    --             --    --          125            --
Forgiveness of notes receivable for
  common stock..........................          --    --             --    --           --           149
Unearned compensation related to grants
  of stock options......................          --    --             --    --        1,764            --
Warrants granted to sales
  representatives.......................          --    --             --    --        1,023            --
Amortization of unearned stock-based
  compensation-options..................          --    --             --    --           --            --
Net loss................................          --    --             --    --           --            --
                                          ----------  ------   ----------  ------   ----------   ------------
Balances, December 31, 1998.............  21,604,179    22     14,837,000    15       20,842            --

Issuance of common stock through
  exercise of stock options for cash and
  notes receivable......................          --    --      4,752,714     4        1,429        (1,369)
Repurchase of common stock..............          --    --       (116,500)   --          (26)           24
Exercise of warrant.....................     250,000    --             --    --          250            --
Unearned compensation related to grants
  of stock options......................          --    --             --    --        5,322            --
Warrants granted to sales
  representatives.......................          --    --             --    --       13,790            --
Amortization of unearned stock-based
  compensation-options..................          --    --             --    --           --            --
Amortization of unearned stock-based
  compensation-warrants.................          --    --             --    --           --            --
Net loss................................          --    --             --    --           --            --
                                          ----------  ------   ----------  ------   ----------   ------------
Balances, June 30, 1999 (unaudited).....  21,854,179   $22     19,473,214   $19      $41,607       $(1,345)
                                          ----------  ------   ----------  ------   ----------   ------------
                                          ----------  ------   ----------  ------   ----------   ------------


                                            UNEARNED                       TOTAL
                                          STOCK-BASED    ACCUMULATED   STOCKHOLDERS'
                                          COMPENSATION     DEFICIT        EQUITY
                                          ------------   -----------   -------------
Issuance of common stock at $0.10 per
  share for notes receivable                $     --      $     --       $     --
Payment of notes receivable from
  stockholders..........................          --            --            620
Issuance of common stock at $0.10 per
  share for notes receivable............          --            --             --
Issuance of common stock at $0.10 per
  share in exchange for technology......          --            --            705
Net loss................................          --        (1,176)        (1,176)
                                          ------------   -----------   -------------
Balances, December 31, 1997.............          --        (1,176)           149
Issuance of common stock through
  exercise of stock options for cash....          --            --             10
Issuance of Series A convertible
  preferred stock for cash, net of
  issuance cost of $53..................          --            --          3,947
Issuance of Series B convertible
  preferred stock for cash, net of
  issuance cost of $74..................          --            --         12,536
Conversion of notes payable into Series
  B convertible preferred stock.........          --            --            125
Forgiveness of notes receivable for
  common stock..........................          --            --            149
Unearned compensation related to grants
  of stock options......................      (1,764)           --             --
Warrants granted to sales
  representatives.......................      (1,023)           --             --
Amortization of unearned stock-based
  compensation-options..................         542            --            542
Net loss................................          --        (5,879)        (5,879)
                                          ------------   -----------   -------------
Balances, December 31, 1998.............      (2,245)       (7,055)        11,579
Issuance of common stock through
  exercise of stock options for cash and
  notes receivable......................          --            --             64
Repurchase of common stock..............          --            --             (2)
Exercise of warrant.....................          --            --            250
Unearned compensation related to grants
  of stock options......................      (5,322)           --             --
Warrants granted to sales
  representatives.......................     (13,790)           --             --
Amortization of unearned stock-based
  compensation-options..................       2,196            --          2,196
Amortization of unearned stock-based
  compensation-warrants.................       2,669            --          2,669
Net loss................................          --       (11,044)       (11,044)
                                          ------------   -----------   -------------
Balances, June 30, 1999 (unaudited).....    $(16,892)     $(18,099)      $  5,312
                                          ------------   -----------   -------------
                                          ------------   -----------   -------------

   The accompanying notes are an integral part of these financial statements.

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                              PERIOD FROM
                                                                             NOVEMBER 19,
                                                                             1996 (DATE OF                   SIX MONTHS ENDED
                                                                             INCEPTION) TO   YEAR ENDED          JUNE 30,
                                                                             DECEMBER 31,   DECEMBER 31,   --------------------
                                                                                 1997           1998         1998       1999
                                                                             -------------  -------------  ---------  ---------
                                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................................................    $  (1,176)     $  (5,879)   $  (1,391) $ (11,044)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Provision for doubtful accounts........................................           --              6           --         22
    Depreciation and amortization..........................................           14            173           44        329
    Amortization of unearned stock-based compensation......................           --            542          103      4,465
    Write-off of technology................................................          705             --           --         --
    Forgiveness of notes receivable from stockholders......................           --            149           --         --
    Changes in operating assets and liabilities:
      Accounts receivable..................................................           --           (219)          --       (609)
      Prepaid expenses and other current assets............................           (3)          (241)        (216)      (139)
      Accounts payable.....................................................           44            423          176      1,061
      Accrued liabilities..................................................           75            465           13        688
      Deferred revenue.....................................................           --            297           97        497
                                                                             -------------  -------------  ---------  ---------
        Net cash used in operating activities..............................         (341)        (4,284)      (1,174)    (4,730)
                                                                             -------------  -------------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment....................................          (97)          (831)        (412)    (2,145)
  Restricted cash..........................................................           --           (125)         (25)      (650)
                                                                             -------------  -------------  ---------  ---------
        Net cash used in investing activities..............................          (97)          (956)        (437)    (2,795)
                                                                             -------------  -------------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net of repurchases...............           --             10           --         62
  Repayment of notes receivable from stockholders..........................          620             --           --         --
  Capital lease payments...................................................           --             --           --        (19)
  Proceeds from exercise of warrant........................................           --             --           --        250
  Issuance of note receivable to related party.............................           --           (570)        (270)        --
  Proceeds from repayment of note receivable to related party..............           --            300           --         --
  Proceeds from notes payable..............................................           --            250           --         --
  Repayments of notes payable..............................................           --           (125)          --         --
  Proceeds from issuance of convertible preferred stock, net of issuance
    costs..................................................................           --         16,483        3,947         --
                                                                             -------------  -------------  ---------  ---------
        Net cash provided by financing activities..........................          620         16,348        3,677        293
                                                                             -------------  -------------  ---------  ---------
Net increase (decrease) in cash and cash equivalents.......................          182         11,108        2,066     (7,232)

Cash and cash equivalents, beginning of period.............................           --            182          182     11,290
                                                                             -------------  -------------  ---------  ---------
Cash and cash equivalents, end of period...................................    $     182      $  11,290    $   2,248  $   4,058
                                                                             -------------  -------------  ---------  ---------
                                                                             -------------  -------------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Taxes paid...............................................................    $       1      $       1    $      --  $      --
                                                                             -------------  -------------  ---------  ---------
                                                                             -------------  -------------  ---------  ---------
SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES:
  Issuance of common stock in exchange for technology......................    $     705      $      --    $      --  $      --
                                                                             -------------  -------------  ---------  ---------
                                                                             -------------  -------------  ---------  ---------
  Issuance of common stock in exchange for notes receivable................    $     769      $      --    $      --  $   1,345
                                                                             -------------  -------------  ---------  ---------
                                                                             -------------  -------------  ---------  ---------
  Issuance of convertible preferred stock for conversion of promissory
    notes..................................................................    $      --      $     125    $      --  $      --
                                                                             -------------  -------------  ---------  ---------
                                                                             -------------  -------------  ---------  ---------
  Unearned stock-based compensation........................................    $      --      $   2,787    $     552  $  19,112
                                                                             -------------  -------------  ---------  ---------
                                                                             -------------  -------------  ---------  ---------
  Assets acquired under capital leases.....................................    $      --      $      --    $      --  $     383
                                                                             -------------  -------------  ---------  ---------
                                                                             -------------  -------------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--FORMATION AND BUSINESS OF THE COMPANY:

    RealNames Corporation (formerly Centraal Corporation), or "the Company", was incorporated in the state of Delaware on November 19, 1996 originally under the name Go, Inc. The Company has developed an addressing system based on Internet Keywords that simplifies navigation on the Internet.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    USE OF ESTIMATES

    Preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    UNAUDITED INTERIM RESULTS

    The accompanying interim financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects the Company's financial position as of June 30, 1999 and results of operations and its cash flows for the six months ended June 30, 1998 and 1999. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

    REVENUE RECOGNITION

    The Company recognizes revenue from Internet Keywords and banner advertising. The Company has three different pricing models for Internet
Keywords: license fees for keyword prefixes, amounts paid per visit or per completed transaction when users access the customer's web site through the RealNames Service and fixed price annual subscriptions to Internet Keywords.

    The Company generates Internet Keyword revenue from, among other things, license fees from their Keyword Provider customers, who use the RealNames platform through their routing prefixes, to create and maintain their own separate Internet Keyword systems. These license agreements generally grant the customer a non-exclusive license to the RealNames software and Internet Keyword database as well as post-contract customer support, including technical support and in some cases software updates from the Company. The Company does not have separate vendor specific objective evidence of pricing for the license or post-contract customer support elements of the contract and, in accordance with Statement of Position 97-2 (SOP 97-2), "Software Revenue Recognition," as modified, the Company recognizes the Internet Keyword revenue from license fees ratably over the contract period once the Company delivers the software to the customer and collection of the resulting receivable is deemed to be probable.

    The Company and the Keyword Provider customers generally enter into a co-marketing agreement at the time of entering into the license agreement, whereby the Company commits to spend significant sums of money with the customer for advertising services. The co-marketing commitment, which is more than

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
50% of the expected license fees from the license agreement, is classified as a sales and marketing expense and recognized ratably as the services are provided over the term of the agreement.

    Internet Keyword revenues from price per visit, or PPV, fees are attributable to customers who pay for each visit to one of their web pages through the use of Internet Keywords. Internet Keyword revenues from price per transaction, or PPT, fees are attributable to customers who pay for each eligible transaction completed by a user delivered to one of their web pages through the use of Internet Keywords. Internet Keyword revenues from PPV fees are recognized when the visit takes place, and Internet Keyword revenue from PPT fees are recognized when the transaction is completed, provided in each case that there are no significant obligations remaining and collection of the resulting receivable is probable.

    Internet Keyword revenues from subscription fees are attributable to the sale of annual subscriptions for Internet Keywords and are recognized ratably over the term of the subscription.

    Banner advertising revenue is recognized ratably in the period in which the banners are displayed on certain web pages, provided that there are no significant obligations remaining and collection of the resulting receivable is probable.

    RESEARCH AND DEVELOPMENT

    Costs incurred in the research, design and development of products are expensed as incurred until technological feasibility has been established. To date, the establishment of technological feasibility of the Company's products and general release substantially coincide. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

    ADVERTISING EXPENSE

    The Company accounts for advertising costs as expense in the period in which they are incurred. Advertising expense for the period from November 19, 1996 (date of inception) to December 31, 1997, for the year ended December 31, 1998, and for the six months ended June 30, 1998 and 1999, was $0, $507,000, $160,000 and $776,000 respectively.

    INCOME TAXES

    Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax assets and liabilities are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts for cash and cash equivalents, accounts receivables, notes receivable and accounts payable approximate fair value based upon their short maturities.

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable.

    The Company's cash and cash equivalents are deposited with two major financial institutions in the United States. At times, such deposits may be in excess of the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

    At December 31, 1998, 2Can Media, an Internet advertising reseller, accounted for 98% of the total accounts receivable. At June 30, 1999, AltaVista accounted for 27% of the total accounts receivable.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original or remaining maturities of three months or less at the date of purchase to be cash equivalents.

    The Company maintained $125,000 of restricted cash in a deposit account at December 31, 1998 and $775,000 of restricted cash in deposit accounts at June 30, 1999, supporting letters of credit required for the Company's credit card facility and facilities operating lease.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated on a straight-line method over the estimated useful lives of the related assets, generally three years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset.

    Maintenance and repairs are charged to expense as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

    STOCK-BASED COMPENSATION

    The Company has adopted the disclosure provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-based Compensation." The Company has elected to continue accounting for stock-based compensation issued to employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented.

    The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

    NET LOSS PER SHARE AND PRO FORMA NET LOSS PER SHARE

    Basic and diluted net loss per share are computed using the weighted average number of common shares outstanding. Common share equivalents consisting of options, warrants and convertible preferred stock were not included in the computation of diluted net loss per share because their effect would be

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) antidilutive. Common share equivalents totaled 425,000, 25,058,245, 10,120,179, and 28,088,351, at December 31, 1997, 1998 and June 30, 1998 and 1999,
respectively.

    Unaudited pro forma net loss per share has been computed as described in the preceding paragraph and also gives effect, even if antidilutive, to common equivalent shares from convertible preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the as-if-converted method) as if the shares had been outstanding from their original date of issue.

    At December 31, 1998 and June 30, 1999, 75,000 and 4,629,964 shares of common stock were subject to repurchase, respectively, by the Company at cost.

    A reconciliation of the numerator and denominator used in the calculation of historical and pro forma net loss per share, basic and diluted, is as follows:

                                                  PERIOD FROM
                                               NOVEMBER 19, 1996
                                                   (DATE OF
                                                  INCEPTION)         YEAR ENDED            SIX MONTHS ENDED
                                                      TO            DECEMBER 31,     ----------------------------
                                               DECEMBER 31, 1997        1998         JUNE 30, 1998  JUNE 30, 1999
                                               -----------------  -----------------  -------------  -------------
                                                                                             (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Historical:
Numerator:
  Net loss...................................    $      (1,176)     $      (5,879)   $      (1,391) $     (11,044)
                                               -----------------  -----------------  -------------  -------------
Denominator:
  Weighted average common shares
    outstanding..............................        3,768,042         14,757,000       14,737,000     17,323,860
  Weighted average unvested common shares
    subject to repurchase....................               --            (15,000)              --     (2,504,223)
                                               -----------------  -----------------  -------------  -------------
  Denominator for basic and diluted
    calculation..............................        3,768,042         14,742,000       14,737,000     14,819,637
                                               -----------------  -----------------  -------------  -------------
                                               -----------------  -----------------  -------------  -------------
  Net loss per share, basic and diluted......    $       (0.31)     $       (0.40)   $       (0.09) $       (0.75)
                                               -----------------  -----------------  -------------  -------------
                                               -----------------  -----------------  -------------  -------------

Pro forma:
Shares used above:...........................                          14,742,000                      14,819,637
Pro forma adjustment to reflect the effect of
  the assumed conversion of preferred stock:
  Series A convertible preferred stock.......                           6,803,754                       8,869,179
  Series B convertible preferred stock.......                             802,479                      12,859,317
                                                                  -----------------                 -------------
Weighted average shares used in computing pro
  forma basic and diluted net loss per share
  (unaudited)................................                          22,348,233                      36,548,133
                                                                  -----------------                 -------------
                                                                  -----------------                 -------------
  Pro forma net loss per share, basic and
    diluted (unaudited)......................                       $       (0.26)                  $       (0.30)
                                                                  -----------------                 -------------
                                                                  -----------------                 -------------

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

    Upon the closing of the Company's initial public offering, all outstanding Series A, Series B and Series C convertible preferred stock (See Note 10) will be converted automatically into common stock. The pro forma effect of this conversion has been presented as a separate column in the Company's balance sheet, assuming that the Series C convertible preferred stock had been issued and this conversion had occurred as of June 30, 1999.

    COMPREHENSIVE INCOME

    The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no difference between the Company's net loss and its total comprehensive loss for the period from November 19, 1996 (date of inception) to December 31, 1997, for the year ended December 31, 1998, or for the six months ended June 30, 1998 or 1999.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, or SOP 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company believes that the adoption of SOP 98-1 does not have a material impact on its financial statements.

    In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, or SOP 98-5, "Reporting on the Costs of Start-Up Activities." This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company believes the adoption of SOP 98-5 does not have a material impact on its financial statements.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. The Company is currently evaluating the implementation of SFAS 133.

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--BALANCE SHEET COMPONENTS:

    PROPERTY AND EQUIPMENT

                                                                     DECEMBER 31,
                                                                 --------------------   JUNE 30,
                                                                   1997       1998        1999
                                                                 ---------  ---------  -----------
                                                                                       (UNAUDITED)
                                                                          (IN THOUSANDS)
Computer equipment.............................................  $      97  $     771   $   1,913
Furniture and fixtures.........................................         --        126         773
Leasehold improvements.........................................         --         31         770
                                                                 ---------  ---------  -----------
                                                                        97        928       3,456
Less accumulated depreciation and amortization.................        (14)      (187)       (516)
                                                                 ---------  ---------  -----------
                                                                 $      83  $     741   $   2,940
                                                                 ---------  ---------  -----------
                                                                 ---------  ---------  -----------

    Property and equipment includes costs of $383,000 and accumulated depreciation of $45,000 for assets under capital leases at June 30, 1999.

    ACCRUED LIABILITIES

                                                                     DECEMBER 31,
                                                                 --------------------   JUNE 30,
                                                                   1997       1998        1999
                                                                 ---------  ---------  -----------
                                                                                       (UNAUDITED)
                                                                          (IN THOUSANDS)
Compensation...................................................  $       9  $     262   $     319
Accrued legal fees.............................................         62        201          26
Marketing and advertising......................................         --         --         543
Other..........................................................          4         77         340
                                                                 ---------  ---------  -----------
                                                                 $      75  $     540   $   1,228
                                                                 ---------  ---------  -----------
                                                                 ---------  ---------  -----------

NOTE 4--COMMITMENTS AND CONTINGENCIES:

    The Company leases its office space under operating lease agreements. In December 1998, the Company entered into a lease for its corporate office. The corporate office facility lease expires in February 2006. The Company also has a sales office facility with a lease term of less than one year.

    Future annual minimum lease payments under operating leases at December 31, 1998 are as follows (in thousands):

1999................................................................  $     692
2000................................................................        770
2001................................................................        770
2002................................................................        770
2003................................................................        770
More than 5 years...................................................      1,669
                                                                      ---------
Total minimum lease payments........................................  $   5,441
                                                                      ---------
                                                                      ---------

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    Rent expense was $24,000 and $204,000 for the period from November 19, 1996 (date of inception) to December 31, 1997 and year ended December 31, 1998, respectively. Rent expense was $100,000 and $321,000 for the six months ended June 30, 1998 and 1999, respectively.

    LITIGATION

    On July 17, 1998, a third party brought an action against the Company in the United States District Court for the Eastern District of Virginia, alleging that the RealNames System infringed its U.S. Patent No. 5,764,906. On January 8, 1999, the U.S. District Court Judge granted the Company's motion for summary judgment of non-infringement. On January 12, 1999, the Court entered judgment in the Company's favor. On February 11, 1999, the plaintiff filed a Notice of Appeal to the United States Court of Appeals for the Federal Circuit from the entry of judgment in favor of the Company. The appeal is currently pending.

    Management believes, based on the advice of counsel and the decision of the U.S. District Court, that the Company has meritorious defenses to the allegations contained in the plaintiff's complaint. As a result, the Company believes that this matter is unlikely to have a material adverse effect on its results of operations or financial condition. However, due to the nature of litigation generally and because the lawsuit brought by the plaintiff is now in appeal, management cannot ascertain the availability of injunctive relief or other equitable remedies or estimate the total expenses, possible damages or settlement value, if any, that may ultimately be incurred in connection with the plaintiff's suit.

NOTE 5--STOCKHOLDERS' EQUITY:

    COMMON STOCK

    Each share of common stock is entitled to one vote. The holders of common stock are entitled to receive dividends whenever funds are legally available and declared by the board of directors, subject to the prior rights of holders of all classes of stock. No dividends have been declared or paid as of December 31, 1998.

    STOCK SPLIT

    In conjunction with the restatement of the Certificate of Incorporation on September 15, 1997, the Company's stockholders authorized a 10,000 for 1 stock split of common stock. All share data, including stock option plan information, is stated to reflect the split.

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--STOCKHOLDERS' EQUITY: (CONTINUED)

    CONVERTIBLE PREFERRED STOCK

    Under the Company's Amended and Restated Certificate of Incorporation, the Company's preferred stock is issuable in series and the board of directors is authorized to determine the rights, preferences and terms of each series. At December 31, 1998, the amounts, terms and liquidation values of Series A and Series B convertible preferred stock are as follows:

                                                                                    SHARES      COMMON STOCK
                                                                        SHARES    ISSUED AND    RESERVED FOR
                                                                      AUTHORIZED  OUTSTANDING    CONVERSION
                                                                      ----------  -----------   ------------   LIQUIDATION
                                                                                                                  VALUE
                                                                                                               -----------
                                                                                                                   (IN
                                                                                                               THOUSANDS)
Series A............................................................   8,869,179    8,869,179     8,869,179    $     8,000
Series B............................................................  12,985,000   12,735,000    12,985,000         25,470
                                                                      ----------  -----------   ------------   -----------
                                                                      21,854,179   21,604,179    21,854,179    $    33,470
                                                                      ----------  -----------   ------------   -----------
                                                                      ----------  -----------   ------------   -----------

    REDEMPTION

    Neither the Series A nor Series B convertible preferred stock is redeemable.

    CONVERSION

    Each share of Series A and Series B convertible preferred stock is convertible into such number of shares of common stock as is determined by dividing $0.451 and $1.00, respectively, by the conversion price at the time in effect for each such share of preferred stock. The conversion price was $0.451 and $1.00 per share for Series A and Series B convertible preferred stock, respectively, at December 31, 1998. Conversion is either at the option of the holder or is automatic upon the closing date of a public offering of the Company's common stock for which the price per share is not less than $5.00 per share and the aggregate offering price is not less than $20.0 million.

    LIQUIDATION

    In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of the then outstanding Series A and Series B convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock, the amount of $0.902 and $2.00 per share, respectively, plus all declared but unpaid dividends for such shares. If, upon occurrence of such event, the assets and funds distributed among the holders of the preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of the preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

    After payments to holders of preferred stock of amounts to which they are entitled, all assets of the Company that remain legally available for distribution shall be distributed ratably among the holders of common stock.

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--STOCKHOLDERS' EQUITY: (CONTINUED)
    VOTING

    Each share of preferred stock entitles the holder to voting rights equal to the number of shares of common stock into which it is convertible.

    DIVIDENDS

    The holders of Series A and B convertible preferred stock are entitled to receive dividends, out of any assets legally available, prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the rate of $0.0361 and $0.08, respectively, per share per annum. Such dividends are payable when, as and if declared by the board of directors, and are not cumulative. At December 31, 1998, no dividends have been declared or paid.

    WARRANTS

    NETWORK SOLUTIONS, INC.--AGREEMENT TO ISSUE WARRANTS

    In December 1998, the Company entered into a sales representative agreement with Network Solutions, Inc., allowing Network Solutions, Inc. to act as the Company's sales representative and solicit subscriptions for the Company's Internet Keyword service. As part of the sales representative agreement, the Company granted Network Solutions, Inc. the right to obtain warrants to purchase up to 4,196,726 shares of the Company's common stock upon attainment of four milestones. The agreement allows for acceleration of the issuance of the warrants upon the Company filing a Registration Statement for a public offering of the Company's common stock provided certain milestones have been met. The warrants expire on December 31, 2001. The following table summarizes the shares underlying each milestone and the related range of exercise prices:

                                                         RANGE OF SHARES          RANGE OF
                                                       UNDERLYING WARRANTS     EXERCISE PRICE
                                                     -----------------------  ----------------
Milestone 1........................................          423,912           $1.65 to $2.64
Milestone 2........................................          847,824           $1.65 to $4.23
Milestone 3........................................         1,271,735          $1.65 to $6.78
Milestone 4........................................   1,271,735 - 4,196,726    $1.65 to $6.78

    Milestones 1, 2 and 3 are based on the number of subscriptions that are sold by Network Solutions, Inc. Milestone 4 is earned for each agreement signed by the Company with a major internet portal (of which there are five defined in the agreement), subject to issuing warrants to purchase a maximum of 4,196,726 shares under this agreement.

    Using the Black-Scholes option pricing model and a term of three years and expected volatility of 60%, the initial fair value of the warrants underlying the agreement on the effective date of the agreement approximated $1.0 million, which is being amortized to stock-based compensation expense immediately as the warrants are issued and vest.

    The shares underlying the milestones will be remeasured at each subsequent balance sheet date until the milestones are achieved and the warrants vest and such remeasurement could result in increases or decreases from the initial fair value, which may be substantial. As of December 31, 1998, none of the warrants had been issued as none of the milestones had been reached.

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--STOCKHOLDERS' EQUITY: (CONTINUED)
    STOCK ISSUED IN EXCHANGE FOR TECHNOLOGY

    In September 1997, the Company issued 7,050,000 shares of common stock to founders and consultants in exchange for certain technologies held by these individuals. Accordingly, the Company recorded an expense of $705,000 for the period ended December 31, 1997 as part of engineering and operations expense, which reflected the stock's deemed fair value.

    NOTES RECEIVABLE

    In November 1996, the Company entered into promissory notes receivable for the issuance of common stock to the founders. The promissory notes receivable for $620,000 were in exchange for the issuance of 6,200,000 shares of common stock and bore interest at 10% per annum. The notes were paid in full in April and September 1997.

    In September 1997, the Company entered into promissory notes receivable for the issuance of common stock with four stockholders. The promissory notes receivable for $149,000 were in exchange for the issuance of 1,487,000 shares of common stock and bore interest at 8% per annum. The Company forgave the promissory notes in September 1998. Accordingly, the Company recorded $149,000 of stock-based compensation expense.

    NOTES PAYABLE

    In November 1998, the Company entered into promissory notes payable with four stockholders totaling $250,000. These notes bore interest at 8% per annum and had conversion rights upon the Company's next equity financing. In connection with the Company's issuance of Series B convertible preferred stock in December 1998, the Company issued 125,450 shares of Series B convertible preferred stock and repaid the balance of $125,000 to satisfy the promissory notes payable balance.

    All outstanding shares of the Company's common stock issued in connection with the promissory notes receivable have been issued under restricted stock purchase agreements, under which the Company has the option to repurchase issued shares of common stock. The Company's repurchase rights generally lapse at a rate of 1/4 one year subsequent to the date of purchase and 1/48 per month thereafter. At December 31, 1998, outstanding common shares subject to repurchase totaled 1,022,312.

    The Company also has the right of first refusal for any common shares purchased under these agreements that are no longer subject to the Company's repurchase right should a holder desire to sell or transfer such common shares. This right expires upon the Company's initial public offering of stock.

    STOCK OPTION PLAN

    In 1997, the Company adopted the 1997 Stock Plan, or the Plan, under which 3,000,000 shares of the Company's common stock were reserved for issuance to employees, directors and consultants. As of December 31, 1998, the Company had reserved 5,800,000 shares of common stock for issuance under the Plan. Options granted under the Plan may be incentive stock options or non-statutory stock options. Incentive stock options may only be granted to employees.

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--STOCKHOLDERS' EQUITY: (CONTINUED)
    The Plan is administered by the board of directors or by a committee appointed by the board of directors which identifies optionees and determines the terms of options granted, including the exercise price, number of shares subject to the option grant and the exercisability thereof.

    Options granted under the Plan generally begin vesting one year after the vesting commencement date, with 1/4 of the shares subject to the option becoming vested at that time and an additional 1/48 of the shares becoming vested each month thereafter.

    The exercise price of incentive stock options and non-statutory stock options shall be no less than 100% and 85%, respectively, of the fair market value per share of the Company's common stock on the grant date as determined by the board of directors. If an individual owns stock representing more than 10% of the outstanding shares, the exercise price of each share shall be at least 110% of fair market value, as determined by the board of directors. The term of the options is generally ten years.

    Activity under the Plan is as follows:

                                                                          OUTSTANDING OPTIONS
                                                      -----------------------------------------------------------
                                                                                                     WEIGHTED
                                         SHARES                                      AGGREGATE        AVERAGE
                                        AVAILABLE       NUMBER     EXERCISE PRICE    EXERCISE     EXERCISE PRICE
                                        FOR GRANT      OF SHARES     PER SHARE         PRICE         PER SHARE
                                     ---------------  -----------  --------------  -------------  ---------------
                                                                                   (IN THOUSANDS)
Shares reserved at Plan
  inception........................       3,000,000
Options granted....................        (425,000)      425,000      $0.10         $      43       $    0.10
                                     ---------------  -----------                  -------------
Balances, December 31, 1997........       2,575,000       425,000      $0.10                43       $    0.10
Shares reserved....................       2,800,000
Options granted....................      (3,454,066)    3,454,066  $0.10 - $0.25           611       $    0.18
Options exercised..................              --      (100,000)     $0.10               (10)      $    0.10
Options canceled...................         108,000      (108,000) $0.10 - $0.25           (21)      $    0.20
                                     ---------------  -----------                  -------------
Balances, December 31, 1998........       2,028,934     3,671,066  $0.10 - $0.25           623       $    0.17

Shares reserved....................       1,000,000
Options granted....................      (2,844,877)    2,844,877  $0.25 - $1.25         1,803       $    0.63
Options exercised..................              --    (4,752,714) $0.10 - $1.25        (1,434)      $    0.30
Options canceled...................         411,396      (411,396) $0.10 - $0.75           (98)      $    0.24
                                     ---------------  -----------                  -------------
Balances, June 30, 1999
  (unaudited)......................         595,453     1,351,833  $0.10 - $1.25     $     894       $    0.66
                                     ---------------  -----------                  -------------
                                     ---------------  -----------                  -------------

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--STOCKHOLDERS' EQUITY: (CONTINUED)
    The following table summarizes information with respect to stock options outstanding and currently exercisable by exercise price at December 31, 1998:

                              OUTSTANDING OPTIONS                                    OPTIONS CURRENTLY EXERCISABLE
-------------------------------------------------------------------------------  -------------------------------------
                                       WEIGHTED AVERAGE       WEIGHTED AVERAGE       NUMBER OF       WEIGHTED AVERAGE
   EXERCISE PRICE       NUMBER       REMAINING CONTRACTUAL     EXERCISE PRICE         OPTIONS         EXERCISE PRICE
     PER SHARE        OUTSTANDING        LIFE (YEARS)             PER SHARE         EXERCISABLE          PER SHARE
--------------------  -----------  -------------------------  -----------------  ------------------  -----------------
       $0.10           1,407,900                9.24              $    0.10             123,000          $    0.10
       $0.20           1,687,666                9.69              $    0.20              57,667          $    0.20
       $0.25             575,500                9.96              $    0.25               8,750          $    0.25
                      -----------                                                       -------
   $0.10 - $0.25       3,671,066                                                        189,417
                      -----------                                                       -------
                      -----------                                                       -------

    The following table summarizes information with respect to stock options outstanding and currently exercisable at June 30, 1999 (unaudited):

                              OUTSTANDING OPTIONS                                    OPTIONS CURRENTLY EXERCISABLE
-------------------------------------------------------------------------------  -------------------------------------
                                       WEIGHTED AVERAGE       WEIGHTED AVERAGE       NUMBER OF       WEIGHTED AVERAGE
   EXERCISE PRICE       NUMBER       REMAINING CONTRACTUAL     EXERCISE PRICE         OPTIONS         EXERCISE PRICE
     PER SHARE        OUTSTANDING        LIFE (YEARS)             PER SHARE         EXERCISABLE          PER SHARE
--------------------  -----------  -------------------------  -----------------  ------------------  -----------------
       $0.10              78,000                8.73              $    0.10              29,625          $    0.10
       $0.20             140,666                9.18              $    0.20              20,384          $    0.20
       $0.25             312,333                9.56              $    0.25              45,416          $    0.25
       $0.75             494,834                9.81              $    0.75              18,435          $    0.75
       $1.25             326,000                9.88              $    1.25               1,041          $    1.25
                      -----------                                                       -------
                       1,351,833                                                        114,901
                      -----------                                                       -------
                      -----------                                                       -------

    The weighted average fair value at the date of grant for options granted during November 19, 1996 (date of inception) to December 31, 1997, the year ended December 31, 1998, and the six months ended June 30, 1999 was $0.03, $0.04 and $0.15 per share respectively.

    The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants:

                                                                                SIX MONTHS
                                           NOVEMBER 19, 1996                    ENDED JUNE
                                          (DATE OF INCEPTION)    YEAR ENDED      30, 1999
                                            TO DECEMBER 31,      DECEMBER 31   -------------
                                                 1997               1998
                                          -------------------   -------------   (UNAUDITED)
Risk-free interest rate.................     5.74% - 6.21%      4.60% - 5.69%  4.90% - 5.73%
Expected life of option.................           6 years            6 years        6 years
Expected dividends......................                --                 --             --

    For financial reporting purposes, the Company has determined that the deemed fair value on the date of grant of certain stock options granted in 1998 and 1999 was in excess of the exercise price of the options. The difference of $1.8 million and $5.3 million for the year ended December 31, 1999 and six months

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--STOCKHOLDERS' EQUITY: (CONTINUED) ended June 30, 1999, respectively is considered unearned stock based compensation and amortized over the vesting period of the options on a graded vesting method.

    Had compensation cost for the Plan been determined based on the fair value of the options granted in the six months ended June 30, 1999 consistent with the provisions of SFAS No. 123, the pro forma net loss would have been reported as follows (in thousands, except per share data):

                                               NOVEMBER 19, 1996                 SIX MONTHS
                                                   (DATE OF                      ENDED JUNE
                                                  INCEPTION)       YEAR ENDED     30, 1999
                                                TO DECEMBER 31,   DECEMBER 31,  -------------
                                                     1997             1998
                                               -----------------  ------------   (UNAUDITED)
Net loss--as reported........................      $  (1,176)      $   (5,879)   $   (11,044)
Net loss--pro forma..........................      $  (1,178)      $   (5,917)   $   (11,107)
Net loss per share--as reported..............      $   (0.31)      $    (0.40)   $     (0.75)
Net loss per share--pro forma................      $   (0.31)      $    (0.40)   $     (0.75)

    Such pro forma disclosures may not be representative of future compensation cost because options generally vest over several years and additional grants are made each year.

NOTE 6--RELATED PARTY TRANSACTIONS

    In May 1998, the Company entered into a promissory note receivable with an officer. The unsecured promissory note receivable of $270,000 bears interest at 7.25% per annum and was payable in full on December 31, 1998. Also in May 1998, a founder and officer of the Company granted an officer of the Company an option to purchase 750,000 shares of common stock held by the founder, at an exercise price of $0.45 per share. The grant was in connection with the officer's employment agreement. At December 31, 1998 this option had not been exercised.

NOTE 7--INCOME TAXES:

    At December 31, 1998, the Company had approximately $5.1 million in both federal and state net operating loss carryforwards available to offset future taxable income, if any. In addition, the Company had federal and state tax credits of approximately $63,000 and $31,000, respectively, to offset future tax liabilities, if any. These operating loss carryforwards and credits will expire between 2002 and 2018, if not utilized beforehand.

    For federal and state tax purposes, a portion of the Company's net operating loss carryforwards may be subject to certain limitations on utilization in case of a change in ownership, as defined by federal and

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--INCOME TAXES: (CONTINUED)
state tax law. Temporary differences which give rise to significant portions of the deferred tax assets at December 31, 1997 and 1998 are as follows (in thousands):

                                                                               1997       1998
                                                                             ---------  ---------
Net operating loss carryforwards...........................................  $     103  $   2,040
Research and development credits...........................................         18         94
Other......................................................................         74        173
                                                                             ---------  ---------
Net deferred tax asset.....................................................        195      2,307
Less: valuation allowance..................................................       (195)    (2,307)
                                                                             ---------  ---------
                                                                             $      --  $      --
                                                                             ---------  ---------
                                                                             ---------  ---------

    The Company has recorded a 100% valuation allowance as it is more likely than not that the deferred tax asset will not be realized. The valuation allowance increased by $195,000 and $2.1 million in the period from November 19, 1996 (date of inception) to December 31, 1997 and 1998, respectively.

NOTE 8--SIGNIFICANT CUSTOMER AND GEOGRAPHIC INFORMATION:

    The Company has adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 31, 1997.

    The Company has one reportable segment. Management uses one measurement of profitability for its business.

    The Company had no revenue for the period from November 19, 1996 (date of inception) to December 31, 1997. 2Can Media, an Internet advertising reseller, accounted for 79% of revenues for the year ended December 31, 1998. AltaVista accounted for 21% of the Company's revenues for the six months ended June 30, 1999.

    The Company markets its product primarily from its operations in the United States. International revenues are to customers in Asia Pacific and Europe. For the year ended December 31, 1998, the Company had $419,000 and $118,000 from sales in the United States and foreign locations, respectively. For the six months ended June 30, 1999, the Company had $892,000 and $167,000 from sales in the United States and foreign locations, respectively. Revenue to any one foreign country did not exceed 10% of total revenue in 1998 and for the six months ended June 30, 1999.

NOTE 9--EMPLOYEE BENEFIT PLAN:

    The Company has a 401(k) retirement plan, "retirement plan", which covers substantially all employees. Eligible employees may make salary deferral (before tax) contributions up to a specified maximum. The Company, at its discretion, may make additional matching contributions on behalf of the participants of the retirement plan. As of December 31, 1998, the Company has not made any contributions to the retirement plan.

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--SUBSEQUENT EVENTS:

    INKTOMI CORPORATION--WARRANT AGREEMENT

    In January 1999, the Company entered into a licensing and sales representative agreement with Inktomi Corporation, allowing Inktomi Corporation to act as the Company's sales representative and solicit subscriptions for the Company's Internet Keyword service. As part of the sales representative agreement, the Company granted Inktomi Corporation a warrant to purchase up to 2,119,560 shares of the Company's common stock which vests and becomes exercisable upon the attainment of various milestones. The milestones are based on the implementation of the Company's services with certain pre-defined partners of Inktomi Corporation. The warrant provides for the acceleration of vesting of shares of common stock upon the Company filing a Registration Statement for a public offering of the Company's common stock if certain milestones have been met. No warrants shall vest after January 31, 2001 or, if sooner, upon the filing of a Registration Statement for a public offering of the Company's common stock. The warrant expires on April 30, 2001. At June 30, 1999, none of the shares underlying the warrant had vested. Using the Black-Scholes option pricing model and assuming a term of two years and expected volatility of 60%, the initial fair value of the warrants on the effective date of the agreement approximated $718,000.

    INFOSEEK CORPORATION--WARRANT AGREEMENT

    In May 1999, the Company entered into a sales representative agreement with Infoseek Corporation, allowing Infoseek Corporation to act as the Company's sales representative and solicit subscriptions for the Company's Internet Keyword service. Also as part of the sales representative agreement, the Company granted Infoseek Corporation warrants to purchase up to 847,884 shares of the Company's common stock at an exercise price of $3.00 per share upon the attainment of certain performance milestones. The warrant expires on May 5, 2004. At June 30, 1999, none of the shares underlying the warrant had vested. Using the Black-Scholes option pricing model and assuming a term of five years and expected volatility of 60%, the initial fair value of the warrants on the effective date of the agreement approximated $1.5 million. In September 1999, 423,942 of the shares underlying these warrants had expired unexercised.

    NETWORK SOLUTIONS, INC.--WARRANT AGREEMENT

    At June 30, 1999, milestone 4 specified in the Network Solutions, Inc. warrant agreement had been achieved, and accordingly the Company issued a warrant for 1,271,735 shares of common stock, resulting in a stock-based compensation expense of $2.7 million.

    REMEASUREMENT OF WARRANTS

    At June 30, 1999, the shares underlying the remaining warrants were remeasured using the deemed fair market value of the Company's common stock of $3.60 per share. This remeasurement resulted in an increase to the fair value of the warrant for Network Solutions, Inc. of $7.8 million in the six months ended June 30, 1999, bringing the total fair value of the warrant to $8.8 million as of June 30, 1999. Additionally, this remeasurement also resulted in increases in the fair value of the Inktomi and Infoseek warrants at June 30, 1999 to $4.2 million and $1.8 million, respectively. The remaining unearned stock-based compensation of $12.1 million underlying all warrants at June 30, 1999 will be expensed as the shares underlying the warrants begin to vest. The shares underlying the warrant will be remeasured at each subsequent balance sheet date until the milestones are achieved and the warrants vest and such remeasurement could result in increases or decreases from the initial fair value, which could be substantial.

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--SUBSEQUENT EVENTS: (CONTINUED)
    EQUIPMENT LOAN FACILITY

    In February 1999, the Company obtained a $1.2 million equipment loan facility with a financial institution. Borrowings under this agreement are collateralized by the assets purchased under this equipment loan facility. The line of credit bears interest at an effective rate of 17.5% and expires in 36 months from the base term commencement date.

    1997 STOCK PLAN

    On May 17, 1999, the board of directors authorized an increase of 1,000,000 in the number of shares reserved under the 1997 Stock Plan to 6,800,000 shares of common stock.

    NAME CHANGE

    In August 1999, Centraal Corporation changed its name to RealNames Corporation.

    SERIES C CONVERTIBLE PREFERRED STOCK

    In August 1999, the Company issued 15,677,778 shares of Series C convertible preferred stock at $4.50 per share for consideration of approximately $70.5 million. The Series C convertible preferred stock has similar rights and privileges as the Series A and B convertible preferred stock. The holders of Series C convertible preferred stock are entitled to receive dividends of $0.36 per share per annum when declared by the board of directors and $9.00 per share upon liquidation, dissolution or winding up. Each share of Series C convertible preferred stock converts automatically into one share of common stock upon the closing of a firm commitment underwritten public offering of the Company's common stock for which the price per share is not less than $6.75 per share and the aggregate offering price is not less than $35.0 million.

    In connection with this equity financing, certain holders of the Series C convertible preferred stock have the right to purchase up to $5.0 million of the Company's common stock in a private placement immediately following and contingent upon the closing of an initial public offering ("IPO"), at a price per share equal to 96.5% of the per share price at which shares are offered to the public in the IPO.

    OPTION GRANTS AND EXERCISES

    In August 1999, an officer of the Company exercised his option to purchase 750,000 shares of common stock held by a founder.

    In September 1999, the board of directors granted a founder and officer an option to purchase 724,414 shares of common stock at an exercise price equal to 110% of the fair market value of the Company's common stock at the date of grant. The option vests monthly over four years.

    STOCK-BASED COMPENSATION

    The Company has recorded additional stock-based compensation for options granted in July, August and September of 1999. Unearned stock-based compensation expense for employee options is being amortized over the life of the options, generally four years, on a graded vesting method, which results in a larger share of the compensation expense being amortized earlier in the expected life of the option.

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--SUBSEQUENT EVENTS: (CONTINUED)
    The total unamortized unearned stock-based compensation recorded for all option grants through September 30, 1999 of $13.2 million will be amortized as follows: $5.0 million for the remainder of the year ending December 31, 1999; $4.9 million for the year ending December 31, 2000; $2.4 million for the year ending December 31, 2001; and $890,000 for the year ending December 31, 2002 and thereafter.

    OPERATING LEASE AGREEMENT

    In September 1999, the Company entered into a sublease operating lease for office space. The term of the sublease agreement is eight months with rental payments of $91,913 per month.

    OCTOBER 5, 1999 BOARD RESOLUTIONS

    On October 5, 1999, in a meeting of the board of directors the following resolutions were adopted subject to shareholder approval:

       1999 STOCK PLAN

       Approval of the 1999 Stock Plan under which 3,500,000 shares of the Company's common stock are reserved for issuance to employees, directors and consultants, plus an annual increase during the term of the plan beginning January 1, 2001 equal to the lesser of 6,000,000 shares, 4% of the outstanding shares on such date, or an amount determined by the board of directors. The terms and conditions of options granted under the 1999 Stock Plan are similar to those granted under the 1997 Stock Plan.

       AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

       The filing of an Amended and Restated Certificate of Incorporation which authorizes the Company to increase the number of authorized common shares to 200,000,000 and create 10,000,000 shares of undesignated preferred stock.

       1999 DIRECTOR OPTION PLAN

       The creation of a 1999 Director Option Plan under which 500,000 shares of common stock have been reserved for issuance to non-employee directors of the Company. Options granted under this plan have a term of ten years and vest over a four year period from the date of grant. The exercise price of these options shall be the fair market value as determined by the board of directors or closing sales price as quoted on any established stock exchange or market system.

       EMPLOYEE STOCK PURCHASE PLAN

       The creation of an Employee Stock Purchase Plan under which 1,000,000 shares have been reserved for issuance plus an annual increase during the term of this plan beginning January 1, 2001 equal to the lesser of 3,000,000 shares, 2% of the outstanding shares on such date, or an amount determined by the board of directors. The 1999 Employee Stock Purchase Plan contains successive 24-month offering periods and the price of stock purchased under the plan is 85% of the lower of the fair value of the common stock either at the beginning of the six-month exercise period or at the end.

                             REALNAMES CORPORATION
                        (FORMERLY CENTRAAL CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--SUBSEQUENT EVENTS: (CONTINUED)
       INITIAL PUBLIC OFFERING

       The authorization of the filing of a registration statement for an underwritten public offering of the Company's common stock.

    CO-MARKETING COMMITMENTS

    The Company has entered into co-marketing agreements with Keyword Provider customers to spend advertising dollars with them. As of June 30, 1999 the Company's total commitment to spend advertising dollars approximated $13.7 million of which $543,000 was due and payable at that date.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemized statement of the costs and expenses, other than underwriting discounts and commissions, incurred and to be incurred by the Registrant in connection with the issuance and distribution of the securities registered in this offering. All amounts are estimates except the Securities and Exchange Commission ("SEC") registration fee and the National Association of Securities Dealers, Inc. ("NASD") filing fee.

SEC registration fee...............................................  $  19,460
NASD filing fee....................................................      7,500
Nasdaq National Market listing fee.................................      1,000
Printing fees and expenses.........................................          *
Legal fees and expenses............................................          *
Accounting fees and expenses.......................................          *
Director and officer liability insurance...........................          *
Blue sky fees and expenses.........................................          *
Transfer agent and registrar fees..................................          *
Miscellaneous......................................................          *
                                                                     ---------
    Total..........................................................  $       *
                                                                     ---------
                                                                     ---------

------------------------

*   To be disclosed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that any such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorney's fees) which such officer or director actually and reasonably incurred. The foregoing description is qualified in its entirety by reference to the more detailed provisions of Section 145 of the DGCL.

    Section 102 of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of a director to the corporation or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches such person's duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the DGCL or (iv) obtains an improper personal benefit.

    In accordance with the DGCL, the Registrant's Certificate of Incorporation contains a provision to limit the personal liability of its directors for monetary damages for breach of their fiduciary duty to the fullest extent permitted by the DGCL now, or as it may hereafter be amended.

    In addition, as permitted by the DGCL, the Registrant's Bylaws provide that
(i) the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises at the Registrant's request, to the fullest extent permitted by Delaware law; (ii) the Registrant may indemnify its employees and agents to the maximum extent permitted by Delaware law; (iii) the Registrant is required to advance expenses incurred by its directors and officers in connection with defending a proceeding (except that a director or officer must undertake to repay any advances if it should ultimately be determined that the director or officer is not entitled to indemnification); (iv) the rights conferred in the Bylaws are not exclusive; and
(v) the Registrant may not retroactively amend the Bylaw provisions in a way that adversely affects any director or officer.

    The Registrant maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant also intends to enter into indemnification agreements with its directors and officers prior to the closing of this offering that provide the maximum indemnity allowed to directors and officers by the DGCL and the Registrant's Bylaws.

    The Underwriting Agreement provides for indemnification by the Underwriters of the Registrant and its directors and officers who sign this Registration Statement against certain liabilities, including liabilities under the Securities Act.

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                                        EXHIBIT
DOCUMENT                                                                                NUMBER
------------------------------------------------------------------------------------  -----------
Form of Underwriting Agreement......................................................         1.1
Certificate of Incorporation of Registrant..........................................         3.1
Bylaws of Registrant................................................................         3.2
Form of Indemnification Agreement to be entered into by the Registrant with each of
  its directors and officers........................................................        10.5

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since our inception in November 1996 we issued and sold the following unregistered securities.

  1. In November 1996, we issued and sold 620 shares of common stock to our founders for an aggregate purchase price of $620,000. In September 1997, we effected a 10,000 for 1 stock split.

  2. In September 1997, we issued and sold 8,537,000 shares of common stock to our founders for an aggregate consideration price of $853,700, of which $705,000 was settled by the transfer of technology to us and $148,700 was settled with promissory notes.

  3. In March 1998, we issued and sold 8,869,179 shares of our Series A convertible preferred stock to our investors for an aggregate purchase price of $4,000,000.

  4. In November 1998 we issued convertible promissory notes to our investors for an aggregate purchase price of $250,000. In December 1998, we repaid $124,550 of the principal of these notes and the remaining principal amount was converted into 125,450 shares of our Series B convertible preferred stock.

  5. In December 1998, we issued for cash 12,609,550 shares of our Series B convertible preferred stock to our investors for an aggregate purchase price of $12,610,000.

  6. In December 1998, we issued a warrant to an investor to purchase up to 250,000 shares of Series B convertible preferred stock at an exercise price of $1.00 per share. This warrant was exercised in full in March 1999.

  7. In August 1999, we issued and sold 15,677,778 shares of our Series C convertible preferred stock to certain investors for an aggregate purchase price of $70,550,001 which includes a promissory note of $899,800.

  8. In June 1999, we issued a warrant to one of our corporate partners to purchase up to 1,271,735 shares of our common stock at an exercise price of $2.09 per share. This warrant was exercised in full in September 1999.

  9. In January 1999, we issued a warrant to one of our corporate partners to purchase up to 2,119,560 shares of our common stock. The warrant shares vest if milestones are reached and the exercise price of the warrant shares depends on the date on which the milestones are reached.

 10. In May 1999, we issued two warrants to one of our corporate partners to purchase up to 847,884 shares of our common stock at an exercise price of $3.00 per share. The warrant shares vest if milestones are reached.

 11. From November 1996 through August 1999 we issued an aggregate of 9,023,317 shares of common stock to our employees and consultants pursuant to options granted under our 1997 Stock Plan at exercise prices ranging from $.10 to $3.50 per share.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
   1.1       Form of Underwriting Agreement.

   3.1       Form of Amended and Restated Certificate of Incorporation to be filed and become effective upon the closing of this offering.

   3.2       Form of Amended Bylaws to become effective upon the closing of this offering.

   4.1       Reference is made to Exhibits 3.1 and 3.2.

   4.2(*)    Specimen Stock Certificate.

   5.1(*)    Opinion of Wilson Sonsini Goodrich & Rosati, with respect to the securities being issued.

  10.1       1997 Stock Plan and form of agreement.

  10.2       1999 Stock Plan and form of agreement.

  10.3       1999 Employee Stock Purchase Plan and form of agreement.

  10.4       1999 Director Option Plan.

EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
  10.5       Form of Indemnification Agreement entered into between RealNames and each of its directors and officers.

  10.6       Office Lease dated December 16, 1998 between RealNames and Circle Star Center Associates, L.P.

  10.7       Office Sublease dated September 1, 1999 between RealNames and Broadvision, Inc.

  10.8+      License and Marketing Agreement dated June 2, 1999 between Microsoft Corporation and RealNames.

  10.9+      RealNames Sales Representative Agreement dated December 8, 1999 between Network Solutions, Inc. and
             RealNames and Amendment No. 1 dated February 18, 1999 and Amendment No. 2 dated May 25, 1999.

  10.10+     RealNames Service Agreement dated April 1, 1999 between RealNames and AltaVista.

  10.11      Second Amended and Restated Investor Rights Agreement dated August 6, 1999 among RealNames and the
             Investors.

  10.12      Promissory Note dated May 29, 1998 between the Company and Keith Teare, as amended on October 4,
             1999.

  10.13      Offer letter dated April 17, 1997 from RealNames to Nicolas Popp.

  10.14      Offer letter dated May 10, 1999 from RealNames to Edward West.

  10.15(*)   Form of Restricted Stock Purchase Agreement between RealNames and certain executive officers.

  23.1       Consent of PricewaterhouseCoopers LLP, Independent Accountants.

  23.2(*)    Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).

  24.1       Power of Attorney (filed herewith on the signature page of this Registration Statement).

  27.1       Financial Data Schedule.

------------------------

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(*) To be filed by amendment.

(**) Previously filed.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing, as specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of the prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on the 6th day of October 1999.

                                          REALNAMES CORPORATION
                                          By:  /s/ JAMES N. STRAWBRIDGE
                                          --------------------------------------
                                            Name:  James N. Strawbridge
                                            Title:  Executive Vice President,
                                                    Chief Financial and
                                                    Administrative Officer

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints each of Keith W. Teare, James N. Strawbridge and Richard Steele or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON OCTOBER 6, 1999 IN THE CAPACITIES INDICATED:

          SIGNATURE                       TITLE
------------------------------  --------------------------

      /s/ KEITH W. TEARE        Chairman of the Board of
------------------------------    Directors, President and
        Keith W. Teare            Chief Executive Officer
                                  (PRINCIPAL EXECUTIVE
                                  OFFICER)

   /s/ JAMES N. STRAWBRIDGE     Executive Vice President,
------------------------------    Chief Financial and
     James N. Strawbridge         Administrative Officer
                                  (PRINCIPAL FINANCIAL AND
                                  ACCOUNTING OFFICER)

      /s/ WILLIAM ELKUS         Director
------------------------------
        William Elkus

       /s/ JOHN FISHER          Director
------------------------------
         John Fisher

    /s/ JEAN MARIE HULLOT       Director
------------------------------
      Jean Marie Hullot

   /s/ ROBERT KORZENIEWSKI      Director
------------------------------
     Robert Korzeniewski

     /s/ ROBERT J. LOARIE       Director
------------------------------
       Robert J. Loarie

                                 EXHIBIT INDEX

EXHIBIT NO.   DESCRIPTION
------------  ----------------------------------------------------------------------------------------------------
   1.1        Form of Underwriting Agreement.

   3.1        Form of Amended and Restated Certificate of Incorporation to be filed and become effective upon the closing of this offering.

   3.2        Form of Amended Bylaws to become effective upon the closing of this offering.

   4.1        Reference is made to Exhibits 3.1 and 3.2.

   4.2(*)     Specimen Stock Certificate.

   5.1(*)     Opinion of Wilson Sonsini Goodrich & Rosati, with respect to the securities being issued.

  10.1        1997 Stock Plan and form of agreement.

  10.2        1999 Stock Plan and form of agreement.

  10.3        1999 Employee Stock Purchase Plan and form of agreement.

  10.4        1999 Director Option Plan.

  10.5        Form of Indemnification Agreement entered into between RealNames and each of its directors and officers.

  10.6        Office Lease dated December 16, 1998 between RealNames and Circle Star Center Associates, L.P.

  10.7        Office Sublease dated September 1, 1999 between RealNames and Broadvision, Inc.

  10.8+       License and Marketing Agreement dated June 2, 1999 between Microsoft Corporation and RealNames.

  10.9+       RealNames Sales Representative Agreement dated December 8, 1999 between Network Solutions, Inc. and
              RealNames and Amendment No. 1 dated February 18, 1999 and Amendment No. 2 dated May 25, 1999.

  10.10+      RealNames Service Agreement dated April 1, 1999 between RealNames and AltaVista.

  10.11       Second Amended and Restated Investor Rights Agreement dated August 6, 1999 among RealNames and the
              Investors.

  10.12       Promissory Note dated May 29, 1998 between the Company and Keith Teare, as amended on October 4,
              1999.

  10.13       Offer letter dated April 17, 1997 from RealNames to Nicolas Popp.

  10.14       Offer letter dated May 10, 1999 from RealNames to Edward West.

  10.15(*)    Form of Restricted Stock Purchase Agreement between RealNames and certain executive officers.

  23.1        Consent of PricewaterhouseCoopers LLP, Independent Accountants.

  23.2(*)     Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).

  24.1        Power of Attorney (filed herewith on the signature page of this Registration Statement).

  27.1        Financial Data Schedule.

------------------------

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(*) To be filed by amendment.

(**) Previously filed.